Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           VESTCOM INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                   New Jersey
                         (State or other jurisdiction of
                         (incorporation or organization)

                                      7389
                          (Primary Standard Industrial
                           Classification Code Number)

                                   22-3477425
                                (I.R.S. employer
                             identification number)

              1100 Valley Brook Avenue, Lyndhurst, New Jersey 07071
                                 (201) 935-7666
               (Address, including ZIP Code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   Joel Cartun
                                    President
                           Vestcom International, Inc.
              1100 Valley Brook Avenue, Lyndhurst, New Jersey 07071
                                 (201) 935-7666
                     (Name and address, including ZIP Code,
                         and telephone number, including
                        area code, of agent for service)

                                    Copy to:
                              Alan Wovsaniker, Esq.
                Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (201) 992-8700

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                        Calculation of Registration Fee
------------------------- ---------------------------- -------------------------
Title of        Proposed      Proposed                              Amount of
Securities to   Amount to be  Maximum Offering    Maximum Aggregate Registration
be Registered   Registered    Price per Share (1) Offering Price (1) Fee
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Common Stock,  2,000,000
no par value    shares        $17.1875              $34,375,000        $10,417
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low sales prices for a share of Common Stock on the NASDAQ National Market on October 23, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                SUBJECT TO COMPLETION, DATED OCTOBER 24, 1997

                                2,000,000 Shares

                           VESTCOM INTERNATIONAL, INC.

                                  Common Stock
                              --------------------

     This Prospectus covers 2,000,000 shares of Common Stock, no par value (the "Common Stock"), of Vestcom International, Inc. (the "Company"), which the Company may issue from time to time in connection with merger or acquisition transactions entered into by the Company. The Company expects that the terms upon which it may issue the shares of Common Stock covered hereby will be determined through negotiations with the shareholders or principal owners of the businesses whose securities or assets are acquired. It is expected that the shares of Common Stock covered hereby that are issued in connection with such acquisitions will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time the terms of an acquisition are agreed upon or at or about the time the shares are delivered.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "VESC." Application will be made to include the shares of Common Stock offered hereby for quotation on the Nasdaq National Market. The last reported sale price of the Common Stock on the Nasdaq National Market on October 28, 1997 was $17-1/8 per share.

     All expenses of this offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of the shares of Common Stock covered hereby, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     See "Risk Factors" beginning on page 8 for a discussion of certain risk factors that should be considered by prospective purchasers of the Common Stock offered hereby.
                              --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
             SION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

              The date of this Prospectus is ______________, 1997.

                             ADDITIONAL INFORMATION

     The  Company is subject to the  reporting  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These reports, proxy statements and other information, once filed, may be inspected, without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any portion of these documents can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains an Internet web site that contains such reports, proxy statements and other information regarding issuers (including the Company) filed electronically with the SEC. The address of that site is http://www.sec.gov.

     The Company has filed a Registration Statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to this offering. This Prospectus, filed as a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, or the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and reference hereby is made to that omitted information. The statements made in this Prospectus concerning documents filed as exhibits to the Registration Statement accurately describe the material provisions of those documents and are qualified in their entirety by reference to those exhibits for complete statements of their provisions. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the principal office of the SEC in Washington, D.C., as described above, and are also available at the SEC's Internet web site described above.

                                TABLE OF CONTENTS

                                                                        PAGE
Additional Information......................................             1
Prospectus Summary..........................................             2
Risk Factors................................................             8
The Company.................................................             13
Price Range of Common Stock.................................             14
Dividend Policy.............................................             14
Capitalization..............................................             15
Selected Financial Data.....................................             16
Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................             19
Business....................................................             29
Management..................................................             37
Principal Stockholders......................................             43
Certain Transactions........................................             44
Description of Capital Stock................................             49
Shares Eligible for Future Sale.............................             51
Plan of Distribution........................................             52
Legal Matters...............................................             53
Experts.....................................................             53
Index to Financial Statements...............................            F-1

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                               PROSPECTUS SUMMARY

     Concurrently with the consummation of its initial public offering (the "IPO") on August 4, 1997, Vestcom acquired in separate transactions (collectively, the "Acquisitions," and with the IPO, the "Consolidation"), in exchange for consideration including shares of its Common Stock, seven companies which provide computer output and document management services (collectively, the "Founding Companies"). Prior to the consummation of the IPO and the Acquisitions, Vestcom had no business operations other than activities relating to the IPO and the Acquisitions.

     Unless otherwise indicated, all references herein to the "Company" include the Founding Companies, and references herein to "Vestcom" mean Vestcom International, Inc. prior to the consummation of the Acquisitions.

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and pro forma financial information, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial information, share and per share data in this Prospectus assume no exercise of stock options to purchase shares of the Company's Common Stock which have been or may be granted under the Company's stock option plan. In addition, all earnings per share and pro forma book value per share calculations contained in this Prospectus assume that none of the 844,997 shares of Common Stock which may be issued pursuant to certain earn-out provisions contained in the acquisition agreements pertaining to four Founding Companies will have been issued. See
"Certain Transactions--Organization of the Company--Acquisitions" and "--Canadian Acquisition."

                                   The Company

     Vestcom was incorporated in September 1996 to create an international provider of computer output and document management services. The Company plans to achieve this goal by acquiring companies that provide similar and complementary services in the highly fragmented computer output and document management services industry. Upon the consummation of the IPO on August 4, 1997, Vestcom concurrently acquired seven computer output and document management services companies servicing various markets in the Northeast, Midwest and Southeast regions of the U.S. and in the Province of Quebec, Canada. The Company intends to operate on a decentralized basis with each acquired company's local management continuing to exercise responsibility for customer relationships and day-to-day operating decisions. Each acquired company will be supported by marketing and product development programs, financial controls and operating systems provided by the Company.

     The Company provides a number of value-added services including (i) the production and distribution of time-sensitive computer-generated documents on paper, compact disc, microfiche, microfilm and labels, (ii) demand publishing,
(iii) mailing services, (iv) marketing materials fulfillment and (v) forms management. Applications of the Company's services include printing and mailing of computer-generated brokerage statements, invoices, cellular telephone bills, management reports and supermarket point-of-purchase shelf labels. These services are primarily offered to large corporations on a repetitive (e.g., daily, weekly, monthly, quarterly) basis and typically result in a recurring source of revenue.

     The Company believes that the computer output and document management market that the Company services was over $20 billion in 1996. Industry sources have estimated that the North American market for outsourcing of the production and distribution of computer-generated documents was $5 billion in 1996 and will grow to approximately $14 billion by the year 2000. The Company further believes that over 5,000 companies currently are in the computer output and document management services industry with fewer than 150 companies having revenues in excess of $10 million. By consolidating several regional companies, the Company believes it will be positioned to gain a greater market share through the provision of cost-effective, technologically advanced computer output services in the U.S. and portions of Canada (and eventually on a broader international scale).

     The Company's strategy of becoming a leading international provider of computer output and document management services includes the following:

         Provide a broad range of high quality computer output and document management services at competitive costs from multiple locations

         Capitalize on  cross-selling   opportunities  to  expand  the  range of
         services provided to existing customers as well as to broaden the Company's customer base

         Provide complete outsourcing solutions for customers by assuming most of the document output and distribution responsibilities previously performed by the customers' in-house operations

         Operate  with  a  decentralized  management   philosophy   to  provide
         personalized customer service and a motivating environment for employees

         Achieve cost savings through consolidation and economies of scale by: (i) consolidating a number of administrative functions; (ii) combining the purchasing of such items as materials and supplies,
         equipment  maintenance  and  employee  benefits;  (iii)  reducing   or
         eliminating  redundant  functions and  facilities;   and  (iv)  sharing
         production through a communications network to maximize equipment utilization and to speed delivery

     The Company intends to grow through the acquisition of companies with similar or complementary businesses in new geographic markets, by making tuck-in acquisitions within its existing markets, by cross-selling its various services among the clients of the Founding Companies and of other acquired companies and by acquiring the in-house computer output centers of targeted corporations. The Company believes that it will be an attractive acquiror of other computer output and document management services companies due to its strategy of retaining the management of acquired companies and offering members of such management the opportunity to become stockholders of the Company.

     The Company believes that the consolidation of computer output and document management services businesses will provide it with a significant competitive advantage over existing smaller competitors and will permit it to take advantage of the significant increase in outsourcing of computer output and document management services. As the Company increases its presence in certain geographic markets, it expects to be able to capitalize on its existing client relationships, technical expertise, additional operating efficiencies, enhanced marketing initiatives and national account programs.


                                  Risk Factors

     An investment in the Shares being offered by this Prospectus involves a high degree of risk. See "Risk Factors."

                               Recent Developments

     On August 4, 1997, the Company consummated the IPO and the Acquisitions. The Company issued 4,427,500 shares (including 577,500 shares issued pursuant to the exercise of the Underwriters' over-allotment option) in the IPO at a price of $13.00 per share (less underwriting discounts and commissions of 7%).

     The aggregate consideration paid by Vestcom in the Acquisitions consisted of approximately $18.4 million in cash and 2,852,111 shares of Common Stock for an aggregate value of approximately $55.5 million. The terms of each Acquisition were negotiated with the shareholders of each Founding Company based on past earnings history and trends. For a more detailed description of these transactions, see "Certain Transactions."

                        Summary Pro Forma Financial Data
                  (Dollars in thousands, except per share data)

     Vestcom acquired the Founding Companies concurrently with the consummation of the IPO. Vestcom has been identified as the accounting acquiror for financial statement purposes. The effective date of the IPO and the Acquisitions was August 4, 1997. The following summary unaudited pro forma financial data present certain data for the Company, as adjusted for (i) the effects of the Acquisitions on an historical basis, (ii) the effects of certain pro forma adjustments to the historical financial statements and (iii) the consummation of the IPO and the application of the net proceeds therefrom. See "Selected Financial Data" and the Unaudited Pro Forma Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                  Pro Forma(1)
                             ---------------------------------------------------
                                          Year Ended            Six Months
                                         December 31,         Ended June 30,
                                             1996         1996            1997
                                             ----         ----            ----
Statements of Operations Data (Unaudited):
Revenues                                  $   65,287     $32,319         $36,064
Gross profit                                  21,865      11,463          13,195
Selling, general and administrative
  expenses                                   (15,516)     (7,623)        (8,255)
Goodwill amortization(3)                      (1,488)       (743)          (743)
                                             -------      -------        -------
Income from operations                         4,861       3,096           4,197
Other, net(2)                                    190          84              37
                                             -------     -------         -------
Income before provision for income taxes       5,051       3,180           4,234
Provision for income taxes                     2,615       1,569           1,991
                                               -----       -----           -----
Net income                                  $  2,436     $ 1,611         $ 2,243
                                               =====     =======         =======
Net income per share                        $    .29         .19         $   .27
                                               =====     =======         =======
   Shares used in computing pro forma
     net income per share(4)               8,349,631   8,349,631       8,349,631
                                           =========   ========        =========

                                                   June 30, 1997
                                                    Pro Forma(5)
                                                    ------------
Balance Sheet Data (Unaudited):
  Working capital                                   $  23,716
  Total assets                                        103,967
  Total debt, including current portion                 6,530
  Stockholders' equity                                 79,837

-------------
(1) The pro forma statements of operations data and the pro forma balance sheet data assume that the Acquisitions and the IPO were consummated on January 1 of each period presented and June 30, 1997, respectively, and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results.

(2) The pro forma statements include the effect of certain reductions in compensation to the former owners of the Founding Companies to which they have agreed commencing on the consummation of the IPO. See Note 5 to the Unaudited Pro Forma Financial Statements. Vestcom recorded a non-recurring, non-cash charge to compensation and interest expense of $5.1 million (the "Charge") in 1996, representing the difference between the amount paid for shares issued by Vestcom in December 1996 and the fair value of the shares on the date of sale as estimated for accounting purposes. The Charge of $5.1 million is not included in pro forma net income.

(3) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 30-year period and computed on the basis described in Note 5 to the Unaudited Pro Forma Financial Statements.

(4) Consists of (i) 1,069,680 shares issued to the initial investors in Vestcom, (ii) 2,852,111 shares issued as consideration in the Acquisitions, (iii) the 4,427,500 shares sold in the IPO and (iv) 340 shares assumed for accounting purposes only to have been issued to compensate for the issuance of shares for consideration lower than the initial public offering price. See Note 5 to the Unaudited Pro Forma Financial Statements.

(5) Reflects the consummation of the Acquisitions and the IPO and the Company's application of the estimated net proceeds from the IPO, including the repayment of certain indebtedness. See "Use of Proceeds."

               Summary Individual Founding Company Financial Data

                                 (In thousands)

         The following table presents summary data for each of the Founding Companies (see "The Company" for the complete names of each Founding Company) for the three most recent fiscal years and the six months ended June 30, 1996 and 1997.

                                                               Six Months Ended
                          Year Ended December 31, (1)(2)(3)    June 30, (1)(2)
                          ---------------------------------    ----------------
                          1994         1995            1996    1996         1997
                          ----         ----            ----    ----         ----

Comvestrix

   Revenues              $16,606     $19,298      $21,447    $10,763     $12,081
   Income from operations    280       1,635        1,834      1,102       1,569

DMS
   Revenues               $8,504      $9,423      $13,360    $ 6,815     $ 7,016
   Income from operations    425       1,080          687        805         798

Image
   Revenues               $8,628      $8,062       $9,034    $ 4,506     $ 5,119
   Income (loss)
     from operations         186         (52)         339        168         443

EIS
   Revenues               $4,454      $5,259       $7,624    $ 3,465     $ 4,401
   Income (loss) from
     operations              102         178         (489)       (91)        287

COS Information
   Revenues               $3,365      $3,914       $4,987    $ 2,484     $ 2,138
   Income (loss) from
     operations              (11)        168          441        215         162

Computer Output
   Revenues               $2,192      $3,542       $4,855    $ 2,368     $ 3,476
   Income from operations     51         117          528        301         561

Mystic
   Revenues               $3,040      $3,393       $4,065    $ 1,917     $ 2,256
   Income from operations    221         315          310        183         430


(1) Does not reflect the effects of pro forma adjustments, including certain reductions in compensation to the former owners of the Founding Companies to which they have agreed commencing on the consummation of the IPO.

(2) The following Summary Individual Founding Company Financial Data are unaudited: all data for Mystic; 1994 data for EIS and COS Information; 1995 data for EIS; and all data for the six months ended June 30, 1996 and 1997.

(3) Data for COS Information are presented for the twelve months ended July 31, 1994, 1995 and 1996.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. In addition, this Prospectus contains forward-looking statements which involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Industry Overview," "Business--Services,"
"Business--Business      Strategy,"       "Business--Acquisition      Strategy,"
"Business--Sales and Marketing" and "Business--Customers," as well as in this Prospectus generally. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Common Stock.

Absence of Combined Operating History; Risks of Integration

     Prior to the consummation of the IPO and the Acquisitions on August 4, 1997, Vestcom conducted no operations other than in connection with the IPO and the Acquisitions of the Founding Companies. See "The Company" and "Certain Transactions." Prior to such date, the Founding Companies operated as separate, independent businesses. Consequently, the historical and pro forma financial information herein may not be indicative of the Company's financial condition and future operating results. Until the Company establishes centralized accounting and other administrative systems, it will rely on the separate systems of the Founding Companies. The success of the Company will depend, in part, on the extent to which the Company is able to centralize these functions, eliminate the unnecessary duplication of other functions and otherwise integrate the Founding Companies and such additional businesses as the Company may acquire into a cohesive, efficient enterprise. No assurance can be given that the Company's senior management group, which has been recently formed, will be able to manage effectively the combined entity or implement the Company's acquisition or operating strategy. See "Reliance on Key Personnel."

     A number of the Founding Companies offer different services, utilize different capabilities and technologies and target different geographic markets. While the Company believes that there are substantial potential opportunities as a consequence of integrating these businesses, these differences increase the difficulties involved in successfully completing such integration. Further, there can be no assurance that the Company's strategy to become a leading provider of computer output and document management services will be successful, or that the Company's target customer segments will accept the Company as a provider of such services. In addition, there can be no assurance that the operating results of the Company will match or exceed the combined individual operating results achieved by the Founding Companies prior to their acquisition.

Risks Related to the Company's Acquisition Strategy

     The Company intends to expand its operations through the acquisition of additional businesses which provide computer output and document management services. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial difficulties. Further, acquisitions may involve a number of special risks, including adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, if competition for acquisition candidates develops or increases, the cost of acquiring businesses could increase materially. Unfavorable developments at a single acquired company could have a material adverse impact on the reputation and business of the Company as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. The inability of the Company to implement and manage its acquisition strategy successfully may have an adverse effect on the business or future prospects of the Company. See "Business--Acquisition Strategy."

Need for Additional Financing

     The Company currently intends to use its Common Stock for a portion of the consideration to be paid in future acquisitions. The extent to which the Company will be able or willing to use its Common Stock for this purpose will depend on its market value from time to time and the willingness of potential acquisition candidates to accept Common Stock as part of the consideration for the sale of their businesses. If the Company is unable to use its Common Stock to make future acquisitions, the Company may be required to use more of its cash resources, if available, to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through additional debt or equity financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company might be unable successfully to implement or manage its acquisition strategy, which may have an adverse effect on the business or future prospects of the Company. See "Business--Acquisition Strategy."

     Approximately $18.4 million of the net proceeds of the IPO were used by the Company to pay the cash portion of the acquisition prices for the Founding Companies and approximately $12.5 million of such net proceeds were used to repay existing debt of the Founding Companies and Vestcom as well as certain other obligations incurred in connection with the Consolidation. Additionally, up to $2.8 million in cash and up to 844,997 shares of the Company's Common Stock may be used to pay deferred purchase prices which may be earned over the next one to two years if the applicable revenue and earnings thresholds of certain of the Founding Companies are achieved. Any earn-outs will increase goodwill recorded for the Acquisition transactions. The amortization of any additional goodwill and the increased number of shares issued if the earn-outs are achieved will negatively affect the Company's future earnings per share. See "Certain Transactions--Organization of the Company--Acquisitions." The Company has agreed to pay Oppenheimer & Co., Inc. up to $1.8 million for advisory services. The Company will also need additional funds to implement its acquisition and internal growth strategies. The Company entered into an Equipment Loan and Revolving Credit Agreement in August 1997 with Summit Bank in the amount of $30 million (which includes a $5 million line to be used solely for equipment financing). The Company intends to use this credit facility for working capital and other general corporate purposes, which may include future acquisitions. There can be no assurance, however, that this or any other line of credit will be sufficient for the Company's needs or that, if any other line is offered, it will be on terms that are acceptable to the Company. See "Use of Proceeds" and "Business--Acquisition Strategy."

Competition

     The services provided by the Company are highly competitive. A significant source of competition is the in-house capability of the Company's target customer base. There can be no assurance that these businesses will outsource more of their computer output and document management needs or that such businesses will not bring in-house services that they currently outsource. In addition, with respect to those services that are outsourced, the Company competes with a variety of competitors, many of which have substantially greater financial resources than the Company. A number of the Company's current suppliers of equipment and services are also a source of competition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Competition."

     The Company also competes for acquisition candidates in the computer output and document management services industry. The Company's ability to grow through acquisitions could be adversely affected by such competition.

Reliance on Key Personnel

     The Company's operations are dependent on the continued efforts of its executive officers and technical staff and on the senior management of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. If any of these individuals elect not to continue in their roles with the Company, or if the Company is unable to attract and retain senior management and other skilled employees, including computer programmers and other technical personnel, the Company's business could be adversely affected. The Company maintains key executive life insurance for Joel Cartun, its President and Chief Executive Officer, in the amount of $1 million. See "Management" and "Business--Business Strategy."

Dependence on Technology

     The success of the Company will be highly dependent on its ability to acquire and utilize competitive computer output and document production technologies that are not readily available on a cost-effective basis to the Company's existing and potential customers, thereby creating the need to outsource. The Company's services could be rendered noncompetitive or obsolete by technological advances made by the Company's current or potential competitors. In addition, the Company could make a significant investment in equipment or technology which quickly becomes obsolete. There can be no assurance that the Company will be able to obtain the rights to use any such technologies, that it will be able to implement effectively such technologies on a cost-effective basis or that such technologies will not render noncompetitive or obsolete the Company's role as a provider of computer output and document management services. See "Business--Services."

Development of New Services

     The Company believes that its future success depends on its ability to enhance its current services and develop new services that address the increasingly sophisticated needs of its customers. The introduction of services incorporating new technologies and the emergence of new technical standards could render some or all of the Company's services unmarketable. The failure of the Company to develop and introduce enhancements and new services in a timely and cost-effective manner in response to changing technologies or customer requirements could have a material adverse effect on the Company's business,
financial      condition      or      results      of      operations.       See
"Business--Services--Development of New Services."

Potential Liability for Breach of Confidentiality

     A substantial portion of the Company's business involves the handling of documents containing confidential and other sensitive information. There can be no assurance that unauthorized disclosure will not result in liability to the Company. It is possible that such liabilities could have a material adverse effect on the Company's reputation and results of operations. See "Business--Services--Confidentiality of Customer Information."

Control by Certain Stockholders

     The former stockholders of the Founding Companies and the directors and other executive officers of the Company, and entities affiliated with them, beneficially own approximately 46.7% of the outstanding shares of Common Stock, which percentage will increase if additional shares of Common Stock are issued to the former stockholders of four of the Founding Companies in connection with the Acquisitions pursuant to certain earn-out provisions. Accordingly, the stockholders of the Founding Companies are likely to continue to exercise substantial control over the Company's affairs. These stockholders acting together would be able to elect a sufficient number of directors to control the Company's Board of Directors and would likely be able to approve or disapprove any matter submitted to a vote of stockholders. See "Principal Stockholders."

Risk of Business Interruptions and Dependence on Single Facilities for Certain Services; Insurance

     The Company believes that its future results of operations will be dependent in large part upon its ability to provide prompt and efficient services to its customers. Certain of the Company's operations are performed at a single location and are dependent on continuous computer, electrical and telephone service. As a result, any disruption of the Company's day-to-day operations could have a material adverse effect upon the Company. There can be no assurance that a fire, flood, earthquake, power loss, phone service loss or other event affecting one or more of the Company's facilities would not disable these services. Any significant damage to any such facility or other failure that causes significant interruptions in the Company's operations may not be covered by insurance. Any uninsured or underinsured loss could have a material adverse effect on the Company's business, financial condition or results of operations.

Effect of Potential Fluctuations in Quarterly Operating Results; Prior Losses

     The Company may experience significant quarter to quarter fluctuations in its results of operations. Quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, the size and timing of customer jobs, changes in customer budgets, variations in the cost of paper and other materials, the opening of new facilities, the size and timing of acquisitions, the integration of acquired businesses into the Company's operations, the number and timing of new hires, the demand for the Company's services, the timing of the introduction of new services and service enhancements by the Company or its competitors, the market acceptance of new services, competitive conditions in the industry and general economic conditions.

     As a result, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and not necessarily indicative of the results that the Company may achieve in any subsequent quarter or a full year. Such fluctuations may result in volatility in the price of the Common Stock, and it is possible that in future quarters the Company's results of operations could be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the market price of the Common Stock.

     One of the Founding Companies recorded a net loss for 1996. No assurance can be given that this company will become profitable in the future.

Fluctuations in the Price of Supplies; Alternative Technologies

     Prices for paper, film, compact discs, postage and other materials used by the Company may increase from time to time in the future. Any significant increases in the prices of these materials that cannot be passed on to customers could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, increases in the prices of supplies and other materials might cause some of the Company's customers to utilize alternative technologies in their respective businesses that do not involve the use of paper or the mail, such as the Internet. There can be no assurance that one or more non-paper-based technologies (whether now existing or developed in the future) may not in the future reduce or supplant the mailing of documents as a preferred medium for the Company's customers, which could in turn adversely affect the Company's business.

Regulatory Compliance

     As a public company, the Company is subject to continuing compliance with federal securities laws and may also be subject to increased scrutiny with respect to laws applicable to all businesses, such as employment, safety and environmental laws. The Company's management group has limited experience in managing a public company. There can be no assurance that management will be able to effectively and timely implement programs and policies that adequately respond to such increased legal and regulatory compliance requirements.

Possible Volalitity of Stock Price

     The market price of the Common Stock may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the Company's industry in particular. In addition, the stock market has, from time to time, experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are publicly traded. Market fluctuations may adversely affect the market price of the Common Stock.

Potential Effects of Shares Eligible for Future Sale on Price of Common Stock

     As of October 15, 1997, 8,349,291 shares of Common Stock were outstanding. The 4,427,500 shares of Common Stock sold in the IPO (other than shares held by affiliates of the Company) are freely tradeable. The remaining shares outstanding may be sold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption (such as provided by Rule 144 following a holding period for previously unregistered shares) from the registration requirements of the Securities Act. The holders of 278,334 of those remaining shares have certain rights to have their shares registered in the future under the Securities Act (see "Shares Eligible for Future Sale") but have agreed not to exercise such rights until two years following the consummation of the IPO.

     As of October 15, 1997, the Company had outstanding under its Stock Option Plan options to purchase an aggregate of 401,550 shares of Common Stock. Generally, such options vest in 25% annual increments commencing one year after the date of grant. The Company has registered the shares issuable upon exercise of options granted under the Stock Option Plan, and, accordingly, such shares are eligible for resale in the public market. See "Management--Stock Option Plan."

     The Company, all of the former stockholders of the Founding Companies, the existing stockholders of the Company immediately prior to the IPO and the officers and directors of the Company have agreed for a period of 180 days from the consummation of the IPO (the "Lockup Period") not to offer, sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) or grant any options or warrants to purchase any shares of Common Stock without the prior written consent of Oppenheimer & Co., Inc., one of the Representatives of the Underwriters in the IPO, except that the Company may grant options pursuant to the Stock Option Plan and may issue Common Stock in connection with acquisitions and pursuant to the Company's Stock Option Plan. See "Shares Eligible For Future Sale."

     The former Founding Company shareholders have agreed in their respective Acquisition agreements not to sell or transfer any of the 2,852,111 shares of Common Stock acquired in the Acquisitions for a period of two years after the consummation of the Consolidation unless they obtain the prior written consent of Vestcom. Oppenheimer & Co., Inc. and its affiliates have agreed not to sell or transfer the 100,000 shares of Common Stock which they acquired as part of the initial capitalization of Vestcom for a period of two years after the consummation of the IPO.

     The 2,000,000 shares of Common Stock offered hereby will generally be freely tradeable after their issuance, unless the sale thereof is contractually restricted or the shares are acquired by affiliates of the Company.

     Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock.

Effect of Certain Charter Provisions

     The Board of Directors of the Company is empowered to issue common stock and preferred stock without stockholder action. The existence of this "blank-check" common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and may adversely affect the prevailing market price of the Common Stock. In addition, the New Jersey Shareholders Protection Act prohibits certain persons from engaging in business combinations with the Company. See "Description of Capital Stock."

No Future Dividends

     The Company does not anticipate paying any cash dividends on shares of the Common Stock in the foreseeable future and intends to retain future earnings, if any, for use in its business. See "Dividend Policy" and "Description of Capital Stock--Common Stock."

                                   THE COMPANY


     Vestcom was incorporated in September 1996 under the laws of the State of New Jersey to create a leading provider of computer output and document management services. On August 4, 1997, the Company acquired the Founding Companies concurrently with the consummation of the IPO. For a description of the transactions pursuant to which these businesses were acquired, see "Certain Transactions." The Company, through the Founding Companies, currently provides the services listed below to customers in a variety of industries, including financial, telecommunications, pharmaceutical, health care, publishing and retail and manufacturing firms. For a description of these services, see "Business--Services."

     Comvestrix Corp. ("Comvestrix"), founded in 1969, is headquartered in Lyndhurst, New Jersey. Its primary businesses are (i) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (ii) computer center document outsourcing services, (iii) mailing services and (iv) forms management. Comvestrix had revenues of $21.4 million for the year ended December 31, 1996.

     Direct Mail Services ("DMS"), consisting of Morris County Direct Mail Services, Inc., founded in 1965, Quality Control Printing, Inc., founded in 1987, and First Class Presort, Inc., founded in 1990, is headquartered in Dover, New Jersey. Its primary businesses are (i) marketing materials fulfillment, (ii) mailing services and (iii) forms management. DMS had revenues of $13.4 million for the year ended December 31, 1996.

     Image Printing Systems, Inc. ("Image"), founded in 1980, is headquartered in Milwaukee, Wisconsin. Its primary businesses are (i) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (ii) marketing materials fulfillment, (iii) demand publishing, (iv) mailing services and (v) forms management. Image had revenues of $9.0 million for the year ended December 31, 1996.

     Electronic Imaging Services, Inc. ("EIS"), founded in 1985, is headquartered in Little Rock, Arkansas, and has branch offices in Houston, Texas, Nashville, Tennessee, Greenville, South Carolina and Columbus, Ohio. Its primary businesses are (i) the production and distribution of computer-generated labels, (ii) the production and distribution of documents on paper, microfiche, microfilm and compact disc and (iii) forms management. EIS had revenues of $7.6 million for the year ended December 31, 1996.

     COS Information Inc. ("COS Information"), founded in 1974, is headquartered in Montreal, Quebec, Canada. Its primary businesses are (i) the production and distribution of computer-generated labels, (ii) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (iii) demand publishing, (iv) mailing services and (v) forms management. COS Information had revenues of $5.0 million for the year ended July 31, 1996.

     Computer Output Systems, Inc. ("Computer Output"), founded in 1994, is headquartered in Stamford, Connecticut. Its primary businesses are (i) the production and distribution of documents on paper, (ii) computer center document outsourcing services, (iii) marketing materials fulfillment, (iv) mailing services and (v) forms management. Computer Output had revenues of $4.9 million for the year ended December 31, 1996.

     Mystic Graphic Systems, Inc. ("Mystic"), founded in 1981, is headquartered in Woburn, Massachusetts. Its primary businesses are (i) demand publishing, (ii) marketing materials fulfillment and (iii) forms management. Mystic had revenues of $4.1 million for the year ended December 31, 1996.

     The Company's executive offices are located at 1100 Valley Brook Avenue, Lyndhurst, New Jersey 07071, and its telephone number is 201-935-7666.

                           PRICE RANGE OF COMMON STOCK


     The Company's Common Stock has traded on the Nasdaq National Market since July 30, 1997. On October 23, 1997, the last sale price of the Common Stock was $20.00 per share, as published in The Wall Street Journal. The following table sets forth the range of high and low sales prices for the Common Stock on the Nasdaq National Market for the periods indicated:


                                                          High            Low
Year ending December 31, 1997:
         3rd quarter (July 30-September 30)               $21-1/8      $ 14-3/4
         4th Quarter (October 1-October 28)                22-5/8        16-3/8


As of October 15, 1997,  there were 52 holders of record of the Common Stock.


                                 DIVIDEND POLICY

     The Company has not declared or paid any dividends on its Common Stock. The Company currently intends to retain earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion and any restrictions that may be imposed by the Company's future credit facilities. The Company's credit facility with Summit Bank restricts the Company's ability to pay cash dividends on its Common Stock. The credit facility provides that the Company may declare and pay quarterly cash dividends on its Common Stock only if after giving effect to any such payment the Company would not be in default under any of the provisions of such credit facility.

                                 CAPITALIZATION


     The following table sets forth the short-term debt and current maturities of long-term obligations and capitalization as of June 30, 1997 of the Company on a pro forma combined basis to give effect to the Acquisitions and the IPO and the application of the estimated net proceeds therefrom (including the repayment of certain existing indebtedness). This table should be read in conjunction with the Unaudited Pro Forma Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                             June 30, 1997
                                                        -----------------------
                                                             Pro Forma
                                                        ------------------------
                                                            (In Thousands)

Short-term debt and current maturities of
     long-term obligations.................................  $   1,126
Long-term obligations, net of current maturities...........      5,404
Pro forma cash due to Founding Companies(1)................        --
Stockholders' equity:
     Undesignated Stock, 10,000,000 shares authorized:
         Class A and Class C Convertible Preferred Stock
              300 shares issued and outstanding pro forma(2)       --
         Class B Preferred Stock, 1 share issued and
              outstanding pro forma(3).......................    2,652
     Common Stock, 20,000,000 shares authorized; 8,349,291
         shares issued and outstanding pro forma; (4)(5).....   82,647
     Retained earnings.......................................   (5,462)
                                                                ------
         Total stockholders' equity..........................   79,837
                                                                ------
              Total capitalization...........................$  86,367
                                                                ======

(1) Excludes up to an additional $2.8 million which may be paid by Vestcom in connection with the Acquisitions of Computer Output, EIS and Image. See "Certain Transactions."

(2) An aggregate of 200 shares of Class A Convertible Preferred Stock were issued in connection with the Acquisition of EIS, and are convertible into up to 332,307 shares of Common Stock, depending on the pre-tax earnings of EIS for the two year period beginning on July 1, 1997. An aggregate of 100 shares of Class C Convertible Preferred Stock were issued in connection with the Acquisition of Image and are convertible into up to 292,307 shares of Common Stock, depending on the pre-tax earnings of Image for the one year period beginning on July 1, 1997.

(3) One share of Class B Preferred Stock was issued in connection with the Acquisition of COS Information, the Canadian Founding Company, and has voting rights equal to the 239,988 shares of Common Stock which the Company is required to issue upon conversion of the exchangeable shares of Vestcom's Canadian subsidiary.

(4) For purposes of this table, (i) the number of exchangeable shares of Vestcom's Canadian subsidiary issued in the Acquisition of COS Information are deemed to have been converted into 239,988 shares of Common Stock and
     (ii) none of the additional 844,997 shares of Common Stock which may be issued in connection with the Acquisitions of Computer Output, COS Information, EIS and Image upon the attainment of specified revenue or earnings thresholds are deemed to have been issued.

(5) Excludes an aggregate of 401,550 shares subject to options outstanding under the Company's Stock Option Plan on October 15, 1997 and reflects an aggregate of 225,512 shares which were returned to Vestcom in May and July, 1997. See "Certain Transactions."

                             SELECTED FINANCIAL DATA
                (Dollars in thousands, except per share amounts)


     Vestcom acquired the Founding Companies on August 4, 1997 concurrently with the consummation of the IPO. For financial statement presentation purposes, Vestcom has been identified as the accounting acquiror. The following selected historical financial data of Vestcom as of December 31, 1996 and for the period from inception to December 31, 1996 have been derived from the audited financial statements of Vestcom included elsewhere in this Prospectus. The following selected historical financial data for Vestcom as of and for the six months ended June 30, 1997 have been derived from the unaudited financial statements of Vestcom, which have been prepared on the same basis as the audited financial statements and, in the opinion of Vestcom, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following summary unaudited pro forma financial data present certain data for the Company, as adjusted for (i) the effects of the Acquisitions on an historical basis, (ii) the effects of certain pro forma adjustments to the historical financial statements and (iii) the consummation of the IPO. See the Unaudited Pro Forma Financial Statements and the notes thereto included elsewhere in this Prospectus.



                                         Vestcom Historical                          Vestcom Pro Forma (1)(2)
                         ------------------------------------------    --------------------------------------------------------
                             For the                     For the
                              Period                        Six                  For the
                               from                        Months                  Year
                             Inception                     Ended                  Ended                    For the Six Months
                           to December 31,                June 30,             December 31,                   Ended June 30,
                                1996                        1997                   1996                  1996              1997
                           --------------               ----------             ------------              ----            --------
                                                        (Unaudited)            (Unaudited)            (Unaudited)      (Unaudited)

Revenues..................... $    --                    $   --               $   65,287             $  32,319         $  36,064
Gross profit.................      --                        --                   21,865                11,463            13,195
Selling, general and
  administrative
  expenses(1)(3).............   (1,633)                    (347)                 (15,516)               (7,623)           (8,255)
Goodwill
  amortization(4)............      --                        --                   (1,488)                 (743)             (743)
                                                                                  -------                ------             -----
Income (loss) from
  operations.................   (1,633)                    (347)                   4,861                 3,096             4,197
Other, net(1)(3).............   (3,445)                     (38)                     190                    84                37
                                                                                  -------                ------           -------
Income before
  provision for
  income taxes(5)...........       --                        --                    5,051                3,180             4,234
Provision for
  income taxes..............       --                        --                    2,615                1,569             1,991
                                ------                     ----                    -----                -----           -------
Net income (loss)...........   $(5,078)                   $(385)               $   2,436               $1,611           $ 2,243
                                ======                    =====                    =====               ======            =======
Net income per share             --                                            $     .29               $  .19           $   .27
                                                                                   =====               ======            ======
Shares used in
  computing pro
  forma net
  income per
  share(6)..............          --                        --                 8,349,631           8,349,631          8,349,631
                                ======                   ======                =========           =========          =========




                                                                         Vestcom
                                                                      June 30, 1997

                                                              Historical          Pro Forma(7)
                                                              (Unaudited)          (Unaudited)

Balance Sheet Data:
     Working capital.................................          $     19           $  23,716
     Total assets....................................             2,404             103,967
     Total debt, including current portion...........             1,293               6,530
     Stockholders' equity............................                19              79,837


(1) Includes the non-recurring, non-cash Charge to compensation and interest expense of $5.1 million for the historical period ended December 31, 1996.

(2) The pro forma statements of operations data and the pro forma balance sheet data assume that the Acquisitions were consummated on January 1 of each period presented and June 30, 1997, respectively, and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The pro forma financial information treats Vestcom as the accounting acquiror for financial statement purposes, and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(3) The pro forma combined statements include the effect of certain reductions in compensation to the owners of the Founding Companies to which they have agreed commencing on the consummation of the IPO, and do not include the Charge to compensation and interest expense of $5.1 million recorded in 1996. See Note 5 to the Unaudited Pro Forma Financial Statements.

(4) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 30-year period and computed on the basis described in
     Note 5 to the Unaudited Pro Forma Financial Statements.

(5) Assuming a corporate income tax rate of 40% and the non-deductibility of goodwill.

(6) Consists of (i) 1,069,680 shares issued to the initial investors in Vestcom, (ii) 2,852,111 shares issued as consideration in the Acquisitions,
     (iii) the 4,427,500 shares sold in the IPO and (iv) 340 shares assumed for accounting purposes only to have been issued to compensate for the issuance of shares for consideration lower than the initial public offering price. See Note 5 to the Unaudited Pro Forma Financial Statements.

(7) Reflects the consummation of the Acquisitions and the IPO and the Company's application of the net proceeds from the IPO, including the repayment of certain indebtedness.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of the results of operations of certain Founding Companies should be read in conjunction with the Financial Statements of the Founding Companies and the related notes thereto and the "Selected Financial Data" appearing elsewhere in this Prospectus. The discussion of the results of COS Information, a Founding Company headquartered in Montreal, Quebec, Canada, is presented in U.S. dollars.

Introduction

     Vestcom   International,   Inc.  was   incorporated   in  September   1996.
Concurrently with the consummation of the IPO, the Company acquired the Founding Companies, each of which had been operating as a separate independent entity.

     The Founding Companies have been managed throughout the periods presented as independent private companies, and their results of operations reflect different tax structures (S corporations and C corporations for the U.S. Founding Companies), which have influenced, among other things, their historical levels of owners' compensation. In connection with the organization of the Company, these owners and certain key employees have agreed to certain reductions in their compensation commencing on the consummation of the IPO.

     Vestcom, which conducted no operations prior to the consummation of the IPO and the Acquisitions other than in connection with the Acquisitions and the financing activities related thereto, including the IPO, intends to integrate these businesses and their operations and administrative functions over a period of time. This integration process may present opportunities to reduce costs through the elimination of duplicative functions and through economies of scale, particularly in obtaining greater volume discounts from suppliers, but will also necessitate additional costs and expenditures for corporate management and administration (including costs related to the hiring of additional management personnel), corporate expenses related to being a public company, systems integration and facilities expansion. These various costs and possible cost-savings may make comparison of historical operating results not comparable to, or indicative of, future performance. In addition, Vestcom may make payments of up to $2.8 million and may issue up to an additional 844,997 shares of Common Stock in connection with the Acquisitions of four Founding Companies if specified revenue or earnings thresholds are attained during various periods ending no later than two years after the first day of the fiscal quarter in which the IPO was consummated. Any earn-outs will increase goodwill recorded for the Acquisition transactions. The amortization of any additional goodwill and the increased number of shares issued if the earn-outs are achieved will negatively affect the Company's future earnings per share. See "Certain Transactions--Organization of the Company--Acquisitions" for a discussion of the terms of such earn-outs.

     This discussion contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 ("Forward-Looking Statements"), which involve risks and uncertainties. The
Company's actual results may differ form the results discussed in the Forward-Looking Statements. Factors that might cause such a difference include the risks described above under the caption "Risk Factors". Such factors may also cause substantial volatility in the market price of the Company's Common Stock.

Results of Operations--Comvestrix

  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Revenues increased $1,318,000, or 12.2%, from $10,763,000 for the six months ended June 30, 1996 to $12,081,000 for the six months ended June 30, 1997. This increase was primarily attributable to an increase in the volume of Comvestrix's production of statements, although revenues also increased in most other areas of Comvestrix's business.

     Comvestrix's gross profit increased $859,000, or 18.3%, from $4,699,000 for the six months ended June 30, 1996 to $5,558,000 for the six months ended June 30, 1997. The gross profit margin increased from 43.7% in 1996 to 46.0% in 1997 primarily due to improved capacity utilization resulting from the increase in the volume of business.

     Selling, general and administrative expenses increased $392,000, or 10.9%, from $3,597,000 for the six months ended June 30, 1996 to $3,989,000 for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 33.4% in 1996 to 33.0% in 1997. The increase in the dollar amount of selling, general and administrative expenses was primarily attributable to increased compensation expense for new technical personnel, increased commissions and increased administrative expenses to support the greater volume of business.

     Net income increased from $1,034,000 for the six months ended June 30, 1996 to $1,222,000 for the six months ended June 30, 1997.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues  increased  $2,149,000,  or  11.1%,  from  $19,298,000  in 1995 to
$21,447,000 in 1996. This increase was primarily attributable to an increase in the volume of Comvestrix's production of statements, although revenues also increased in all other areas of Comvestrix's business. The 1996 revenues also reflect enhanced value-added services provided by Comvestrix, such as the utilization of highlight color on laser printed documents and the production and distribution of documents on compact disc. Comvestrix introduced its compact disc service in October 1995, and, accordingly, the year ended December 31, 1996 was the first full year in which revenues were generated from Comvestrix's production and distribution of documents on compact disc.

     During 1996, one of Comvestrix's major customers lost one of its customers, which loss resulted in approximately $500,000 of lost revenue to Comvestrix in 1996. Comvestrix anticipates that this loss will result in approximately $1,500,000 of additional lost revenue to Comvestrix in 1997. Comvestrix does not currently anticipate receiving any additional business from this customer after its current contract expires in the summer of 1997. Comvestrix believes that such loss in revenues will be substantially offset by revenues derived from new business from existing customers and business from new customers.

     Comvestrix's gross profit increased $429,000, or 4.9%, from $8,688,000 in 1995 to $9,117,000 in 1996. The gross profit margin decreased from 45.0% in 1995 to 42.5% in 1996. Compensation expense and equipment maintenance and supply costs increased in 1996 in connection with the expansion of Comvestrix's operating facilities and to support the increased volume of business. The increase in expenses, which affected 1996 more significantly than 1995, resulted in the decrease in Comvestrix's gross profit margin.

     Selling, general and administrative expenses increased $229,000, or 3.2%, from $7,053,000 in 1995 to $7,282,000 in 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 36.5% in 1995 to 34.0% in 1996. The increase in selling, general and administrative expenses was primarily attributable to increased compensation expense for new technical personnel, increased commissions and increased administrative expenses to support the greater volume of business.

     Net income decreased from $2,017,000 in 1995 to $1,747,000 in 1996. Net income for 1995 included a non-recurring payment of $475,000 to Comvestrix by a former customer in connection with the early termination of a contract.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues  increased  $2,692,000,  or  16.2%,  from  $16,606,000  in 1994 to
$19,298,000 in 1995. Increased revenues were recorded in most areas of Comvestrix's business, particularly in the statement and computer outsourcing business. The increase in revenues primarily reflected an increase in the volume of business from both new and existing customers.

     Comvestrix's gross profit increased $1,984,000, or 29.6%, from $6,704,000 in 1994 to $8,688,000 in 1995. The gross profit margin increased from 40.4% in 1994 to 45.0% in 1995, primarily as a result of the growth of Comvestrix's business. Increases in compensation expense related to new personnel were offset by the increase in revenues.

     Selling, general and administrative expenses increased $629,000, or 9.8%, from $6,424,000 in 1994 to $7,053,000 in 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 38.7% in 1994 to 36.5% in 1995. The increase in selling, general and administrative expenses was primarily attributable to increased compensation expense for new personnel and increased commissions as a result of the greater volume of business.

     Net income increased from $361,000 in 1994 to $2,017,000 in 1995. Net income for 1995 included a non-recurring payment of $475,000 to Comvestrix by a former customer in connection with the early termination of a contract.

Liquidity and Capital Resources--Comvestrix

     At June 30, 1997, Comvestrix had working capital of $417,000 and total cash and cash equivalents of $108,000, as compared to $860,000 and $107,000, respectively, at December 31, 1996. Comvestrix has historically funded its operations with cash flow from operations and limited borrowings from bank lenders. Net cash provided by operating activities for the six months ended June 30, 1997 was $3,367,000 as compared with $2,218,000 for the six months ended June 30, 1996. At June 30, 1997, Comvestrix had a $2,550,000 bank line of credit, which includes a $300,000 line to be utilized solely for equipment financing. An aggregate of $2,550,000 was available under this line of credit at June 30, 1997. Historically, Comvestrix has been able to fund its equipment purchase needs through secured loans or equipment leases. During the six months ended June 30, 1997, Comvestrix entered into a $6,250,000 five year capital lease for production equipment. This lease replaced existing operating leases, upgraded production equipment to the latest available technology and increased production capacity. The net annual cost of the new capital lease was lower than the cost of the operating leases which were replaced.

     Comvestrix incurs postage costs on behalf of customers of approximately $1,000,000 to $2,000,000 each month. Comvestrix's policy is to collect such postage costs from its customers in advance. To the extent Comvestrix is unsuccessful in doing so, cash flow is negatively affected, and Comvestrix may be required to utilize its bank credit line. Particularly in light of the consummation of the IPO and Vestcom's $30 million credit facility, management of Comvestrix believes it has adequate cash flow and financing alternatives available to it to fund its operations and capital requirements for the foreseeable future.

Results of Operations--DMS

  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Revenues increased $201,000, or 2.9%, from $6,815,000 for the six months ended June 30, 1996 to $7,016,000 for the six months ended June 30, 1997. A portion of this increase was attributable to DMS' acquisitions in May 1996 of a four-color printing and processing company and a presorting company to support DMS' core operations. DMS' revenue growth is currently constrained by physical space limitations. DMS has entered into a lease for a new and larger facility, which it believes will allow for increased revenues and improved production efficiencies.

     DMS' gross profit decreased $236,000, or 9.4%, from $2,505,000 for the six months ended June 30, 1996 to $2,269,000 for the six months ended June 30, 1997. The gross profit margin decreased from 37.0% in 1996 to 32.0% in 1997. Revenues from the increased volume of business were offset by the costs associated with the businesses acquired in May 1996, compensation expense related to the hiring of new personnel to support the increased volume of business and expenses related to DMS' telemarketing service.

     Selling, general and administrative expenses decreased $229,000, or 13.5%, from $1,700,000 for the six months ended June 30, 1996 to $1,471,000 for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 24.9% in 1996 to 21.0% in 1997. The decrease in selling, general and administrative expenses was primarily attributable to the expenses incurred in 1996 relating to the acquisitions made in May 1996.

     Net income decreased from $768,000 for the six months ended June 30, 1996 to $705,000 for the six months ended June 30, 1997.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues  increased  $3,937,000,  or  41.8%,  from  $9,423,000  in  1995 to
$13,360,000 in 1996. Approximately $2,500,000 of this increase was attributable to DMS' acquisitions in May 1996 of Stuyvesant Press, Inc., a four-color printing and processing company, and Regal Mail Service, Inc., a presorting company to support DMS' core operations. The remainder of the increase was primarily attributable to an increase in the volume of DMS' mailing and marketing materials fulfillment business and, to a lesser extent, to price increases.

     DMS' gross profit increased $850,000, or 28.4%, from $2,993,000 in 1995 to $3,843,000 in 1996. The gross profit margin decreased from 31.8% in 1995 to 28.8% in 1996. Revenues from the increased volume of business offset the costs associated with the acquired businesses described above, compensation expense related to the hiring of new personnel to support the increased volume of business and expenses related to DMS' telemarketing service. DMS introduced its telemarketing service in the fourth quarter of 1996 in order to enhance its marketing materials fulfillment business. During 1996, management of DMS decided to explore the feasibility of DMS moving to alternative space. As a result, net leasehold improvements of $497,000 were written off, resulting in a decrease in the gross profit margin.

     Selling, general and administrative expenses increased $1,242,000, or 64.9%, from $1,913,000 in 1995 to $3,155,000 in 1996. As a percentage of revenues, selling, general and administrative expenses increased from 20.3% in 1995 to 23.6% in 1996. The increase in selling, general and administrative expenses was primarily attributable to increased compensation expense for new personnel who were hired in connection with DMS' two acquisitions.

     Net income decreased from $865,000 in 1995 to $613,000 in 1996.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues  increased  $919,000,   or  10.8%,  from  $8,504,000  in  1994  to
$9,423,000 in 1995. Increased revenues were recorded in most areas of DMS' business. The increase in revenues reflected increased business from both new and existing customers and, to a lesser extent, price increases.

     DMS' gross profit increased  $1,028,000,  or 52.3%, from $1,965,000 in 1994 to $2,993,000 in 1995. The gross profit margin increased from 23.1% in 1994 to 31.8% in 1995. The increase in the gross profit margin was primarily attributable to improved productivity through automating functions which were previously performed manually.

     Selling, general and administrative expenses increased $373,000, or 24.2%, from $1,540,000 in 1994 to $1,913,000 in 1995. As a percentage of revenues, selling, general and administrative expenses increased from 18.1% in 1994 to 20.3% in 1995. The increase in selling, general and administrative expenses was primarily attributable to the hiring of two new salespersons, increased commissions paid to new and existing salespersons and increased administrative expenses to support the growth in DMS' business.

         Net income increased from $328,000 in 1994 to $865,000 in 1995.

Liquidity and Capital Resources--DMS

     At June 30, 1997, DMS had working capital of $1,049,000 and total cash and cash equivalents of $266,000, as compared with $447,000 and $573,000, respectively, at December 31, 1996. DMS had accounts receivable of $2,647,000 at December 31, 1996 and $3,183,000 at June 30, 1997. The increase in accounts receivable was primarily attributable to the increased volume of business and the acquisitions which were consummated during 1996. DMS has historically funded its operations with cash flow from operations and limited borrowings from bank lenders. Net cash provided by (used in) operating activities for the six months ended June 30, 1997 and 1996 was $54,000 and ($116,000), respectively. At June 30, 1997, DMS had a $425,000 line of credit, which includes a $200,000 line to be utilized solely for equipment financing. An aggregate of $275,000 was available under this line of credit at June 30, 1997. Historically, DMS has been able to fund its equipment purchase needs through secured loans or equipment leases. During 1996, DMS utilized approximately $762,000 to acquire two companies.

     DMS incurs postage costs on behalf of customers of approximately $1,000,000 to $2,000,000 each month. DMS' policy is to collect such postage costs from its customers in advance. To the extent that DMS is unsuccessful in doing so, cash flow is negatively affected, and DMS may be required to utilize its bank credit line. Particularly in light of the consummation of the IPO and Vestcom's $30 million credit facility, management of DMS believes it has adequate cash flow and financing alternatives available to it to fund its operations and capital requirements for the foreseeable future.

Results of Operations--Computer Output

  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Revenues increased $1,108,000, or 46.8%, from $2,368,000 for the six months ended June 30, 1996 to $3,476,000 for the six months ended June 30, 1997. Approximately $939,000 of the additional revenue was attributable to one new customer. The remainder of the increase was attributable to an increase in volume from new and existing customers.

     Computer Output's gross profit increased $360,000, or 42.9%, from $839,000, for the six months ended June 30, 1996 to $1,199,000 for the six months ended June 30, 1997. The gross profit margin decreased from 35.4% in 1996 to 34.5% in 1997. This decrease was primarily attributable to costs associated with the hiring of additional management personnel and production staff to support the increased sales volume and the acquisition of equipment to position Computer Output to perform additional services.

     Selling, general and administrative expenses increased $100,000, or 18.6%, from $538,000 in 1996 to $638,000 in 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 22.7% in 1996 to 18.4% in 1997. The increase in the dollar amount of selling, general and administrative expenses was primarily attributable to increased commissions of approximately $45,000, while the percentage decrease was attributable to the increase in revenues discussed above.

     Net income increased from $262,000 for the six months ended June 30, 1996 to $482,000 for the six months ended June 30, 1997.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues  increased  $1,313,000,  or  37.1%,  from  $3,542,000  in  1995 to
$4,855,000 in 1996. This increase was primarily attributable to an increase in the volume of all areas of Computer Output's business. The increased revenues reflected increased business from both new and existing customers.

     Computer Output's gross profit increased $627,000, or 57.2%, from $1,096,000 in 1995 to $1,723,000 in 1996. The gross profit margin increased from 30.9% in 1995 to 35.5% in 1996. The increase in the gross profit margin was primarily attributable to the fact that fixed costs remained relatively stable while Computer Output's volume of business increased.

     Selling, general and administrative expenses increased $216,000, or 22.1%, from $979,000 in 1995 to $1,195,000 in 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 27.6% in 1995 to 24.6% in 1996. The increase in selling, general and administrative expenses was primarily attributable to increased compensation expense as a result of the hiring of additional personnel and increased commissions resulting from the increased volume of business.

     Net income increased from $60,000 in 1995 to $437,000 in 1996.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues  increased  $1,350,000,  or  61.6%,  from  $2,192,000  in  1994 to
$3,542,000 in 1995. This increase was primarily attributable to an increase in the volume of all areas of Computer Output's business. Approximately $500,000 of the revenue growth was attributable to one customer.

     Computer Output's gross profit increased $363,000, or 49.5%, from $733,000 in 1994 to $1,096,000 in 1995. The gross profit margin decreased from 33.4% in 1994 to 30.9% in 1995. The decrease in the gross profit margin was primarily attributable to Computer Output meeting its need for additional production equipment through operating leases and, to a lesser extent, purchases of equipment. In addition, a significant portion of the increased sales volume in 1995 was the result of an increase in Computer Output's preprinted forms and envelope business, which has a lower profit margin than Computer Output's other businesses.

     Selling, general and administrative expenses increased $297,000, or 43.5%, from $682,000 in 1994 to $979,000 in 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 31.1% in 1994 to 27.6% in 1995. The increase in the dollar amount of selling, general and administrative expenses was primarily attributable to increased commissions as a result of the increased volume of business.

     Net income increased from $1,000 in 1994 to $60,000 in 1995.

Liquidity and Capital Resources--Computer Output

     At June 30, 1997, Computer Output had working capital of $7,000 and total cash and cash equivalents of $247,000, as compared with $156,000 and $0, respectively, at December 31, 1996. Computer Output has historically funded its operations with cash flow from operations and limited borrowings from bank lenders. Net cash provided by operating activities for the six months ended June 30, 1997 was $859,000, as compared with $362,000 for the six months ended June 30, 1996. At June 30, 1997, Computer Output had a $300,000 bank line of credit, of which $50,000 was available. Historically, Computer Output has been able to fund its equipment purchase needs through secured loans or equipment leases. Particularly in light of the consummation of the IPO and Vestcom's $30 million credit facility, management of Computer Output believes it has adequate cash flow and financing alternatives available to it to fund its operations and capital requirements for the foreseeable future.

Results of Operations--Image

     Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Revenues increased $613,000, or 13.6%, from $4,506,000 for the six months ended June 30, 1996 to $5,119,000 for the six months ended June 30, 1997. This increase was primarily attributable to increases in the volume of Image's print and mail and micrographics businesses.

     Image's gross profit margin increased $247,000, or 18.9%, from $1,308,000 for the six months ended June 30, 1996 to $1,555,000 for the six months ended June 30, 1997. The gross profit margin improved from 29.0% in 1996 to 30.4% in 1997. The increase in the gross profit margin was primarily attributable to improved cost control and increased volume.

     Selling, general and administrative expenses decreased $28,000, or 2.5%, from $1,140,000 for the six months ended June 30, 1996 to $1,112,000 for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 25.3% in 1996 to 21.7% in 1997 which was primarily attributable to the sales volume increase noted above.

     Image recorded a net loss of $8,000 for the six months ended June 30, 1996 and net income of $234,000 for the six months ended June 30, 1997.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues  increased  $972,000,   or  12.1%,  from  $8,062,000  in  1995  to
$9,034,000 in 1996. This increase was primarily attributable to an increase in the volume of Image's microfiche and compact disc business. Revenues also increased in other areas of Image's business other than presorting, which recorded a $69,000 decrease in revenues from 1995 to 1996. As a result of competitive pressures in Image's local markets, Image was unable to achieve its desired volume of presorting business. Accordingly, in the third quarter of 1995, Image began to outsource its presorting service and to focus internally on the other areas of its business.

     Image's gross profit increased $576,000, or 27.9%, from $2,068,000 in 1995 to $2,644,000 in 1996. The gross profit margin increased from 25.7% in 1995 to 29.3% in 1996. The increase in the gross profit margin was primarily attributable to operating efficiencies resulting from Image's decision to outsource its presorting service and to focus on the other more profitable areas of its business.

     Selling, general and administrative expenses increased $185,000, or 8.7%, from $2,120,000 in 1995 to $2,305,000 in 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 26.3% in 1995 to 25.5% in 1996. The increase in the dollar amount of selling, general and administrative expenses was primarily attributable to increased compensation expense.

     Image recorded a loss of $348,000 in 1995 and net income of $87,000 in 1996.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues decreased $566,000, or 6.6%, from $8,628,000 in 1994 to $8,062,000 in 1995. This decrease was primarily attributable to the loss of a major portion (approximately $600,000) of one client's business, plus a reduction in revenues from Image's presorting business, as a result of Image's decision to outsource such business beginning in the third quarter of 1995.

     Image's gross profit decreased $249,000, or 10.7%, from $2,317,000 in 1994 to $2,068,000 in 1995. The gross profit margin decreased from 26.9% in 1994 to 25.7% in 1995. The decrease in the gross profit margin was primarily attributable to the lost business from the major customer discussed above (which business had a relatively high profit margin) plus losses during the first eight months of 1995 in connection with Image's presorting business.

     Selling, general and administrative expenses decreased $11,000, or less than 0.5%, from $2,131,000 in 1994 to $2,120,000 in 1995. As a percentage of revenues, selling, general and administrative expenses increased from 24.7% in 1994 to 26.3% in 1995.

     Image recorded a loss of $88,000 in 1994 and a loss of $348,000 in 1995.

Liquidity and Capital Resources--Image

     At June 30, 1997, Image had a working capital deficit of $965,000 and total cash and cash equivalents of $202,000, as compared with a deficit of $986,000 and cash and cash equivalents of $61,000, respectively, at December 31, 1996. Image has historically met its working capital requirements by borrowing from bank lenders and by managing its accounts receivable. Net cash provided by operating activities for the six months ended June 30, 1997 was $547,000, as compared with $481,000 for the six months ended June 30, 1996. At June 30, 1997, Image had a $850,000 bank line of credit, of which $205,000 was available. Historically, Image has been able to fund its equipment purchase needs through secured loans or equipment leases. During the six months ended June 30, 1997, Image entered into a $762,000 five year capital lease for production equipment. The lease replaced existing operating leases, upgraded production equipment to the latest available technology and increased production capacity. The net annual cost of the new capital lease was lower than the cost of the operating leases which were replaced.

     Image incurs postage costs on behalf of customers of approximately $1,000,000 to $1,500,000 each month. Image's policy is to collect such postage costs from its customers in advance. To the extent Image is unsuccessful in doing so, cash flow is negatively affected, and Image may be required to utilize its bank credit line. Particularly in light of the consummation of the IPO and Vestcom's $30 million credit facility, management of Image believes that with the financing alternatives available to it and by managing its accounts receivable, it will be able to fund its operations and capital requirements for the foreseeable future.

Results of Operations--COS Information

  Six Months Ended June 30, 1997 compared to Six Months Ended June 30, 1996

     Revenues decreased $346,000, or 13.9%, from $2,484,000 for the six months ended June 30, 1996 to $2,138,000 for the six months ended June 30, 1997. This decrease was primarily attributable to a decrease in the volume of COS Information's label and laser printing business and also to delays in the start of new contracted business.

     COS Information's gross profit decreased $164,000, or 19.3%, from $848,000 for the six months ended June 30, 1996 to $684,000 for the six months ended June 30, 1997. The gross profit margin decreased from 34.0% in 1996 to 32.0% in 1997. The decrease in the gross profit margin was primarily a result of COS Information's increased costs related to the move to its new premises and the decreased volume of business.

     Selling, general and administrative expenses decreased $111,000, or 17.5%, from $633,000 for the six months ended June 30, 1996 to $522,000 for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 25.5% in 1996 to 24.4% in 1997 due to decreased volume.

     Net income decreased from $155,000 for the six months ended June 30, 1996 to $109,000 for the six months ended June 30, 1997.

  Year Ended July 31, 1996 Compared to Year Ended July 31, 1995

     Revenues increased $1,073,000, or 27.4%, from $3,914,000 in fiscal 1995 to $4,987,000 in fiscal 1996. This increase was primarily attributable to an increase in the volume of business in COS Information's microfiche, microfilm and laser printing business. The increased revenues in fiscal 1996 also reflected enhanced value-added services, such as the utilization of highlight color on laser printed documents.

     COS Information's gross profit increased $510,000, or 40.6%, from $1,257,000 in fiscal 1995 to $1,767,000 in fiscal 1996. The gross profit margin increased from 32.1% in fiscal 1995 to 35.4% in fiscal 1996. The improvement in the gross profit margin was primarily a result of COS Information's fixed expenses remaining relatively stable or decreasing as revenues increased.

     Selling, general and administrative expenses increased $236,000, or 21.7%, from $1,089,000 in fiscal 1995 to $1,325,000 in fiscal 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 27.8% in fiscal 1995 to 26.6% in fiscal 1996. The increase in the dollar amount of selling, general and administrative expenses was primarily attributable to increased equipment maintenance and rental cost and increased sales commissions.

     Net income  increased  from  $98,000 in fiscal  1995 to  $337,000 in fiscal
1996.

  Five Months Ended December 31, 1996 Compared to Five Months Ended December 31, 1995 (Unaudited)

     Revenues decreased $84,000, or 4.1%, from $2,058,000 for the five months ended December 31, 1995, compared to $1,974,000 for the five months ended December 31, 1996. This decrease was primarily attributable to a decrease in the volume of business from a single customer for whom COS Information provides high speed laser printing services.

     COS Information's gross profit decreased $45,000, or 6.5%, from $688,000 for the five months ended December 31, 1995 to $643,000 for the five months ended December 31, 1996. The gross profit margin decreased from 33.4% for the five months ended December 31, 1995 to 32.6% for the comparable period in 1996. The decrease in gross profit was primarily attributable to the decreased volume of business.

     Selling, general and administrative expenses increased from $535,000 for the five months ended December 31, 1995 to $536,000 for the five months ended December 31, 1996. As a percentage of revenues, selling, general and administrative expenses increased from 26.0% for the five months ended December 31, 1995 to 27.2% for the five months ended December 31, 1996. The increase in selling, general and administrative expenses was primarily a result of increased compensation expense.

     Net income decreased from $111,000 for the five months ended December 31, 1995 to $50,000 for the five months ended December 31, 1996.

Liquidity and Capital Resources--COS Information

     At June 30, 1997, COS Information had working capital of $452,000 and $2,000 of cash and cash equivalents as compared with $290,000 and $88,000, respectively, at December 31, 1996. COS Information has historically funded its operations with cash flow from operations and limited borrowings from bank lenders. Net cash provided by operating activities for the six months ended June 30, 1996 was $504,000 and net cash used by operating activities for the six months ended June 30, 1997 was $65,000. Historically, COS Information has been able to fund its equipment purchase needs through secured loans or equipment leases. Particularly in light of the consummation of the IPO and Vestcom's $30 million credit facility, management of COS Information believes it has adequate cash flow and financing alternatives available to it to fund its operations and capital requirements for the foreseeable future.

Results of Operations--EIS

  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Revenues increased $936,000, or 27.0%, from $3,465,000 for the six months ended June 30, 1996 to $4,401,000 for the six months ended June 30, 1997. This increase was primarily attributable to additional EIS facilities in Nashville, Tennessee, and Greenville, South Carolina (which were opened in 1996) and business from a new customer at the existing facility in Little Rock, Arkansas.

     EIS' gross profit increased $463,000, or 80.5%, from $573,000 for the six months ended June 30, 1996 to $1,036,000 for the six months ended June 30, 1997. The gross profit margin increased from 16.5% in 1996 to 23.5% in 1997, primarily as a result of EIS' expenses remaining relatively stable or decreasing as revenues increased.

     Selling, general and administrative expenses increased $85,000, or 12.8%, from $664,000 for the six months ended June 30, 1996 to $749,000 for the six months ended June 30, 1997. As a percent of revenues, selling, general and administrative expenses decreased from 19.1% in 1996 to 17.0% in 1997. The increase in the dollar amount of selling, general and administrative expenses was primarily attributable to compensation for additional personnel while the percentage decrease was attributable to the increase in revenues discussed above.

     EIS recorded a net loss of $102,000 for the six months ended June 30, 1996 and net income of $103,000 for the six months ended June 30, 1997.

Liquidity and Capital Resources--EIS

     At June 30, 1997, EIS had a working capital deficit of $936,000 and no cash and cash equivalents, as compared with a working capital deficit of $1,108,000 and cash and cash equivalents of $45,000 at December 31, 1996. EIS's expansion of its operations and ownership restructuring primarily contributed to the deficit. EIS has historically funded operations from existing cash flow and the use of a $750,000 bank line of credit. An aggregate of $206,000 was available under this line of credit at June 30, 1997. Historically, EIS has been able to fund its equipment purchase needs through secured loans or equipment leases. Particularly in light of the consummation of the IPO and Vestcom's $30 million credit facility, management of EIS believes it has adequate cash flow and financing alternatives available to it to fund its operations and capital requirements for the foreseeable future.

                                    BUSINESS


     The Company provides computer output and document management services to a broad range of industries. Concurrently with the consummation of the IPO on August 4, 1997, Vestcom acquired the seven Founding Companies. These companies provide a number of value-added services including (i) the production and distribution of time-sensitive computer-generated documents on paper, compact disc, microfiche, microfilm and labels, (ii) demand publishing, (iii) mailing services, (iv) marketing materials fulfillment and (v) forms management. See "The Company." Prior to the IPO, Vestcom did not conduct any operations. Unless otherwise indicated, all references to the business of the Company prior to the IPO and the Acquisitions refer to the businesses of the Founding Companies as they were conducted on an independent basis.

     The Company believes that it is well-positioned to pursue its goal of becoming a leading provider of computer output and document management services, initially in the U.S. and portions of Canada, and eventually on a broader international scale. The Company believes that its enhanced capital resources, technological expertise and operating efficiencies will enable it to provide a broad range of services from multiple locations. The Company intends to grow through acquisitions to enhance its geographic penetration and to augment its existing services and customer base. The Company will operate with a decentralized management philosophy which permits local management to make most day-to-day operating decisions. The Company believes that this approach will enable its acquired businesses to maintain their high level of customer service and contact, while allowing them to draw upon the collective resources of the Company as a whole.

     The Company currently provides services to a broad range of industries, including financial, telecommunications, pharmaceutical, health care, publishing and retail and manufacturing firms. The Company believes that its services afford its customers an opportunity to obtain improved quality, reliability and turnaround of documents, at a reduced cost. The Company's services enable customers to:

          Utilize a broad range of computer output services to create documents for their specific needs

     The Company believes that a key competitive advantage is its significant computer processing and programming capabilities. The Company's technical staff designs and implements the software and systems to produce customized output for customers. The Company's capabilities provide customers with the flexibility to obtain small or large volumes of documents with the same high quality, while permitting each document to be different from the next. The Company produces documents for most of its customers on a regular basis, either daily, weekly, monthly, quarterly or as otherwise required by the customer.

          Obtain computer output and document management services at a reduced cost

                  The Company's advanced computer processing and distribution capabilities permit customers to reduce their production, distribution and mailing costs. Customers can also reduce their overhead and fixed costs by decreasing or eliminating equipment, floor space, personnel, utilities and other related expenses. The Company's specialized equipment can be utilized 24 hours a day, seven days a week, to meet customers' needs. In contrast, in order to perform many computer output and document management services in-house, customers are required to make significant capital expenditures for equipment which may not be utilized to capacity on a daily basis.

         Reduce turnaround time and substantially reduce downtime

                  The Company's advanced technology and equipment, internal equipment redundancy and multi-site production capabilities reduce turnaround time and maximize capacity utilization.

                  Gain access to the newest technologies

                  The Company keeps abreast of frequent changes in technology and equipment in the computer output and document management services industry, enabling its customers to (i) receive the benefits of technological advances without making significant investments in hardware and software and (ii) retain the flexibility to change the equipment and technologies they utilize as their respective needs change. The Company's technological expertise and equipment will be shared Company-wide.

Industry Overview

     The Company believes that the computer output and document management market that the Company services was over $20 billion in 1996, which includes over $5 billion for the production and distribution of statements and invoices, approximately $8 billion for demand publishing and approximately $5 billion for microfiche, microfilm, compact discs and other imaging services. The Company further believes that there is a significant market for the production and distribution of computer-generated documents other than statements and invoices (including point-of-purchase labels), marketing materials fulfillment and mailing services.

     As a result of the increased complexity and volume of computer-generated documents and the increased costs of producing these documents in-house, a growing number of companies have looked to outsourcing as an alternative to performing computer output and document management services in-house. Gartner Group, an information technology consulting firm, has estimated that the North American market for outsourcing of the production and distribution of computer-generated documents was $5 billion in 1996 and will grow to approximately $14 billion by the year 2000. Gartner Group also has estimated that in the United States and Europe document outsourcing will grow at a compound annual growth rate of 30% per year through 2000.

     The computer output and document management services business is highly fragmented and is characterized by many small companies, numerous in-house operations and several national service bureaus. The Company believes that there are over 5,000 companies in this business, of which fewer than 150 have revenues in excess of $10 million. The Company believes that for the most part, these 5,000 companies serve local markets and provide a narrow range of services. The Company further believes that many computer output and document management services businesses: (i) have insufficient capital for expansion; (ii) do not invest sufficiently in rapidly changing technologies; and (iii) are unable to meet the needs of large, geographically dispersed clients.

     The Company believes that the growth of the computer output and document management services market is being driven by several factors, including: (i) the increasing trend of businesses to outsource their non-core functions; (ii) the growth of the companies and industries in the Company's customer base, which has resulted in an increase in the volume and variety of documents which these companies need to generate; (iii) the increased demand of managers, employees and customers for time-sensitive computer-generated documents as a result of recent advances in information technology; and (iv) government regulations that require the reporting and retention of, and access to, a broad range of information.

Business Strategy

     The Company's goal is to become a leading provider of computer output and document management services, initially in the U.S. and portions of Canada, and eventually on a broader international scale. To achieve this goal, the Company intends to implement the following strategy:

Provide a Broad Range of High Quality Services at a Competitive Cost from Multiple Locations

     The Company intends to provide a broad range of high quality computer output and document management services at a competitive cost in targeted geographic locations through selective acquisitions and the expansion of its existing businesses. The Company intends to market its services to customers with a geographically-dispersed presence throughout the United States and Canada and to customers with strong ties to local markets.

Capitalize on Cross-Selling Opportunities

     The Company intends to capitalize on the expertise of the various Founding Companies to expand the range of services provided to existing customers as well as to broaden the Company's customer base. For example, while certain of the Founding Companies presently provide compact disc, microfiche, microfilm and demand publishing services to customers, the Company believes that these services could be marketed to additional customers that are presently obtaining other services from the Company. In addition, certain of the Founding Companies have expertise in particular industries and with specific types of customers, such as credit unions, supermarket chains and pharmaceutical companies. The Company believes that this expertise will enhance its ability to obtain and service customers in the same industries in additional geographic areas.

Provide Complete Outsourcing Solutions for Clients

     The Company intends to provide a turnkey document output and distribution service in which the Company assumes most of the document output and distribution responsibilities previously performed by the customer's in-house operations. The Company believes that, in most cases, it can perform these services more cost-effectively than the customer can perform them internally.

Operate with a Decentralized Management Philosophy

     The Company intends to operate with a decentralized management structure to provide personalized customer service and a motivating environment for its staff. The Company intends to permit local management to have continued responsibility and accountability and to make most day-to-day operating decisions. The Company intends to provide financial, marketing, planning and administrative support on a centralized basis. The Company believes that this approach will enable acquired businesses to maintain their high level of customer service and contact, while allowing them to draw upon the collective resources of the Company as a whole.

Achieve Cost Savings Through Consolidation and Economies of Scale

     The Company intends to achieve significant economies of scale by (i) consolidating a number of administrative functions; (ii) combining the purchasing of such items as materials and supplies, equipment maintenance and employee benefits; (iii) reducing or eliminating redundant functions and facilities; and (iv) sharing production through a communications network to maximize equipment utilization and speed delivery.

Acquisition Strategy

     The Company plans to acquire additional companies in the highly-fragmented computer output and document management services industry. The Company intends to expand to targeted geographic areas in the United States, Canada and abroad by acquiring companies that have specified characteristics in order to create a multi-site, multi-service company. Targeted geographical areas include those areas which have a high concentration of potential customers with high-volume, computer-generated output. In identifying potential acquisition candidates, the Company will look for companies (i) with services that are similar or complementary to those provided by the Company; (ii) serving geographic markets targeted by the Company; and (iii) with strong management and customer relationships.

     The Company intends to further augment its acquisitions with "tuck-in" acquisitions in the same or contiguous areas that can then be assimilated into one or more of the Company's existing operations. The Company believes that it can increase market share through tuck-ins by adding additional customers and leveraging operational efficiencies through the sharing of capacities and capabilities and the elimination of duplicate overhead. The Company also intends to grow by acquiring the in-house computer output centers of targeted corporations.

     For a discussion of certain risks associated with the Company's acquisition
strategy,   see  "Risk  Factors--Risks  Related  to  the  Company's  Acquisition
Strategy" and "--Need for Additional Financing."

Services

     The Company provides a variety of computer output and document management services for its customers based on their specific needs. These services include the following:

  Output Services

         Production and Distribution of Time-Sensitive Documents on Paper

         The Company converts electronic data received from its customers into informative, accurate and customized documents such as brokerage statements, bank statements, invoices, pension reports, credit union statements and management reports (including sales reports, financial and accounting reports and inventory reports). The Company's technical staff develops specialized systems and software to meet its customers' needs. Upon receipt of computer data from its customers, the data are processed through the specialized systems and software generally developed by the Company to provide, among other things, customized formatting of output, cost-effective and speedy postal delivery, intelligent insertion, selective distribution and quality control. The Company's processing of its customers' data enables the Company to create customized output, such as selective marketing messages and highlight color on invoices. The Company's capabilities enable it to print small or large volumes of documents with the same high quality, while permitting each document to be different from the next. The Company produces documents for most of its customers on a regular basis, either daily, weekly, monthly, quarterly or as otherwise required by the customer. The Company produces approximately 57 million impressions (pages) per month.

     Production and Distribution of Documents on Compact Disc

     The Company converts electronic data onto compact disc. Compact disc is primarily used for rapid access to information and in situations where the user needs to manipulate the data easily, such as meeting customer service requirements, for archiving, and as an alternate method of distributing various documents such as sales reports. The Company produces approximately 5 million images (pages) per month on compact disc.

     Production and Distribution of Documents on Microfiche and Microfilm

     The Company converts electronic data onto microfiche and microfilm. Microfiche and microfilm are used primarily for archiving, to meet customer service requirements and for other purposes which are not highly time-sensitive. The Company produces approximately 100 million images (pages) per month on microfiche and microfilm.

     Production and Distribution of Computer-Generated Labels

     The Company produces and distributes computer-generated point-of-purchase labels for grocery stores, drug stores and discount and retail department stores. These labels generally display the product's price (including unit price), a bar-code for scanning and information about the product such as its size and weight. The Company utilizes high-speed laser printers and specialized finishing equipment to produce such labels. The Company provides rapid turnaround of labels to its customers' stores and distribution centers daily, weekly or as otherwise required to reflect changes in the information contained on the labels. The Company prints approximately 2 million sheets of computer-generated labels per month, with each sheet containing from one to up to 120 labels.

     Demand Publishing

     The Company prints, packages and distributes documents that are subject to frequent revision or unpredictable demand, such as product instruction manuals, management training manuals and technical materials. For example, a software company that provides instruction manuals to its customers may need to update the manuals frequently to reflect changes in its product. The Company's print on demand system permits the customer to revise the instruction manual and cost-effectively produces the number of copies the customer requires at the time the information is needed. The flexibility of the Company's system enables the customer to make product enhancements (such as corrections or improvements to product manuals) without maintaining costly inventories of documents which might quickly become outdated. The Company provides complete assembly of software packages, including coordination of software duplication and production of the applicable documentation. The Company prints approximately 8 million impressions (pages) per month.

  Computer Center Document Outsourcing Services

     As contrasted with the Company's individualized services described under "Output Services," the Company's Computer Center Document Outsourcing Services is a turnkey document output and distribution service. The Company typically assumes most of the document output and distribution responsibilities previously performed by the customer's in-house operations. This service often enables the customer to close its in-house computer output printing center. The customer transmits its computer-generated data to one of the Company's output and production centers, which then processes, produces and distributes all of the reports, invoices, statements and other computer output documents needed by the customer.

  Mailing Services

     The Company provides cost-effective and rapid distribution of completed documents and is able to obtain postal discounts of up to approximately 25% off the current U.S. first class single piece postage rate.

     Insertion

     The Company provides both selective (intelligent) and non-selective insertion services. The Company's insertion equipment folds and inserts reports, bills, invoices and other marketing materials into envelopes. The Company's automated insertion equipment inserts approximately 13 million pieces per month.

     Presorting

     The Company sorts mail to United States and Canadian Postal Service specifications and adds postal bar-codes in order to obtain the greatest available discount and speed delivery. The Company sorts approximately 6 million pieces of mail per month.

     Commingling

     By combining volumes of mail from a number of customers and adding postal bar-codes, the Company is able to generate postal discounts for customers that do not produce sufficient volume to obtain these benefits on their own. The Company commingles approximately 13 million pieces of mail per month.

  Marketing Materials Fulfillment

     The Company's fulfillment operations provide an efficient mechanism for its customers to distribute marketing materials and instruction manuals to geographically dispersed locations on demand, in a timely, cost-effective manner. The Company receives marketing and related materials from customers, stores them and then ships the materials to various locations upon the receipt of a customer order. For example, a candy manufacturer uses the Company's services to distribute advertising displays and related materials to supermarkets, and a watch manufacturer uses the Company's services to distribute instruction manuals to consumers who have misplaced their original instruction booklets. The Company receives orders to ship materials by telephone, computer, phone mail, fax, mail, electronic mail and Electronic Data Interchange (EDI). The Company's inbound telemarketing service includes customer service representatives who take orders and provide information concerning inventory availability, anticipated delivery and the status of previously placed orders. The Company also produces customized computer reports which track the volume and frequency of shipments of materials to various locations. As an additional service, the Company produces specialized computer reports for pharmaceutical companies which track the distribution of drug samples and provide detailed information as required by law. The Company ships approximately 52,000 packages of marketing and related materials per month.

  Forms Management

     The Company's services include the purchase, storage and maintenance of printed forms, envelopes, letterhead and marketing materials for customers. The Company also offers limited offset printing services to print forms, stationery and other marketing materials.

  Development of New Services

     The Company believes that its future success depends on its ability to enhance its current services and develop new services that address the increasingly sophisticated needs of its customers. For example, during the last five years, several of the Founding Companies have increased their document storage capabilities. While previously offering only microfiche and microfilm technology, several of the Founding Companies now offer customers compact disc technologies. In addition, as postal regulations have changed, several of the Founding Companies have improved and updated their software capabilities in order to process nine digit zip codes and use bar coding to take advantage of new postal discounts.

     The Company continually faces challenges in keeping abreast of new technologies. As an example of a future challenge, many companies may increase their use of the Internet to transmit information to employees or customers. To remain competitive, the Company may need to be prepared to offer its customers services that utilize Internet technology. The Company attempts to keep up with technological advances by attending trade shows and by maintaining close contact with its principal customers.

  Confidentiality of Customer Information

     A substantial portion of the Company's business involves the handling of documents containing confidential and other sensitive information of its customers. Certain of the Founding Companies already take steps to protect such information, such as requiring employees to enter into confidentiality agreements as a condition of employment and restricting access to certain areas within the Founding Company's premises to certain employees with the need for such access. The Company is currently in the process of implementing uniform policies throughout the Company to protect confidential information, including requiring all new employees and, to the extent practical, existing employees, to execute confidentiality agreements to the extent not previously executed. In addition, the Company has obtained printer's error insurance to attempt to reduce the economic impact of any breach. A breach of confidentiality would also have collateral damaging effects on the Company's business reputation.

Sales and Marketing

     The Company's sales efforts are handled principally through its in-house direct sales staff of approximately 35 people located in five states and the Province of Quebec. The Company's sales representatives generally have expertise in specific industries, such as the pharmaceutical, telecommunications and financial services industries, and in specific output services, such as statements, computer-generated labels, compact discs and demand publishing. The Company employs customer service representatives to provide on-going support to existing customers and to oversee the implementation of new customer projects.

     The Company augments the work of its sales personnel through a variety of direct marketing techniques, including direct mail, regular participation in industry trade shows and conferences, articles and advertisements in trade journals and Company-sponsored seminars for customers and prospective customers.

     The Company intends to provide Company-wide marketing support to its sales staff through the production and distribution of marketing materials, telemarketing and seminars. The Company plans to augment local sales and marketing efforts through the implementation of a national account program for large customers. The Company's sales and customer service personnel will continue to interact extensively with customer and Company operations staff to address specific customer needs.

Customers

     The Company currently has approximately 1,200 customers, including financial institutions, telecommunications companies, pharmaceutical companies, health care institutions, publishing companies and retail and manufacturing firms. No one customer presently accounts for over 5% of the Company's sales.

     The Founding Companies have demonstrated the ability to retain customers over the long-term under short-term contracts, and in many instances, without written contracts. The Company believes that quality of performance, on-going customer support and the technologically advanced customized services provided by the Founding Companies have contributed to this record of successful customer retention.

Competition

     The Company operates in a highly competitive industry. A significant source of competition is the in-house document handling capability of the Company's target customer base. In addition, with respect to those services that are outsourced, the Company competes with a variety of companies, many of which have greater financial resources than the Company. The Company's major competitors include Xerox Business Services, Pitney Bowes Management Services, Anacomp, First Image (a subsidiary of First Data Corporation), Output Technologies (a division of DST Systems, a subsidiary of Kansas City Southern Industries), IKON Office Solutions and Lason, as well as smaller local providers.

     The Company  believes that the principal  competitive  factors in providing computer output and document management services include technological expertise, quality and accuracy, turnaround time, price, reliability and security of service, reputation, client industry expertise, capacity and customer support and service.

Litigation

     The Company is, from time to time, a party to legal proceedings arising in the normal course of its business. Management believes that none of the legal proceedings currently outstanding will have a material adverse effect on the Company's business, financial condition or results of operations.

Facilities

     The Company currently operates 19 computer output and document management service facilities, aggregating approximately 624,000 square feet. These facilities are located in nine states and in the Province of Quebec, Canada. All of these facilities are leased and are used for operations, administrative and storage functions. Leases vary in term remaining from month-to-month to seven years and in some cases, include options to extend the lease term. See "Certain Transactions" for further information relating to these leases.

Employees

     At June 30, 1997, the Company had approximately 670 full-time and 230 part-time employees. No employees of the Company are represented by a labor union. The Company considers its relations with its employees to be good.

                                   MANAGEMENT


Directors and Executive Officers

     The following table sets forth certain information concerning each of the Company's directors and executive officers:

Name                       Age*                    Position

Joel Cartun                58         President, Chief  Executive Officer and
                                      Director  of   Vestcom;   President   of
                                      Comvestrix

Peter J. McLaughlin        59         Executive Vice President of Vestcom

Harvey Goldman             51         Executive Vice President, Chief Financial
                                      Officer and Treasurer of Vestcom

Brendan Keating            43         Executive Vice President and Chief
                                      Operating Officer of Vestcom

Leslie M. Abcug            50         Vice President--Finance and Administration
                                      of Vestcom;  Vice President of Finance and
                                      Administration of Comvestrix

Sheryl Bernstein Cilenti    29        Vice President and General Counsel of
                                      Vestcom

Howard April                66        Director of Vestcom; Chairman of the Board
                                      of COS Information

Gary J. Marcello            53        Director of Vestcom; President of DMS

Stephen R. Bova             50        Director of Vestcom

Leonard J. Fassler          66        Director of Vestcom

Fred S. Lafer               68        Director of Vestcom

Richard D. White            43        Director of Vestcom

*        Ages are as of October 15, 1997.

     Members of the Board of Directors will serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified.

     The Company has established an Audit Committee and a Compensation Committee of the Board of Directors. Leonard J. Fassler and Richard D. White are the current members of the Audit Committee and Stephen R. Bova and Fred S. Lafer are the current members of the Compensation Committee.

     Joel Cartun has been the President, Chief Executive Officer and a director of Vestcom since its incorporation in September 1996. Mr. Cartun founded Comvestrix, one of the Founding Companies, in 1969, and has served as President, Chief Executive Officer and a director of that corporation since its incorporation. Mr. Cartun was a founder of Xplor International, a trade association for the electronic printing industry.

     Peter J. McLaughlin has served as Executive Vice President of Vestcom since March 1997 and as a consultant to Vestcom from July 1996 to March 1997. He served as Chief Financial Officer and Treasurer of Vestcom from March 1997 to May 1997. Mr. McLaughlin also served as a director of Vestcom from its inception through the consummation of the IPO, at which time he resigned as a director. He was a partner from 1994 to 1996 in the merger and acquisition firm of McLaughlin & Tonra. Prior thereto, he held several positions, most recently as Senior Vice President of the Eastern Region, with Zytron (a Dun & Bradstreet subsidiary specializing in computer output services) and its successor company, First Image Management, from 1986 to 1993. He was the founder and Chief Executive Officer of Micrographics Systems, a computer output microfilm service bureau that was sold to Dun & Bradstreet in 1986.

     Harvey Goldman has served as Executive Vice President, Chief Financial Officer and Treasurer of Vestcom since May 1997. He served as President, Chief Executive Officer and Chairman of the Board of Conversion Technologies International, Inc. (a publicly traded specialty materials company) from 1994 to May 1997. From June 1991 to March 1994, Mr. Goldman served as Executive Vice President and as a director of Air & Water Technologies Corporation, a publicly held environmental technologies company (and successor to Research-Cottrell, Inc.), and as its Chief Financial Officer from June 1987 through June 1991. Prior to joining Research Cottrell, Inc. in 1985, Mr. Goldman was a partner at Arthur Young & Co. (now Ernst & Young LLP), where he served as Director of Financial Consulting in New York City and National Director of Environmental Consulting.

     Brendan Keating has served as Executive Vice President and Chief Operating Officer of the Company since October 1997. He served as Vice President of Bowne & Co., Inc. (a financial printing company) from 1991 until October 1997. He also served as Vice President of Operations of Bowne of New York City, Inc. from 1985 to 1991, and as President of Bowne Business Communications from 1993 to 1995.

     Leslie M. Abcug has served as Vice President--Finance and Administration of Vestcom since January 1997 and as Vice President of Finance and Administration of Comvestrix, one of the Founding Companies, since 1986.

     Sheryl Bernstein Cilenti has served as Vice President and General Counsel of the Company since October 1997. From September 1993 until joining the Company, Ms. Cilenti was an associate at Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. in Roseland, New Jersey, where she practiced law primarily in the areas of mergers and acquisitions and securities.

     Howard April became a director of Vestcom upon the consummation of the Offering. Mr. April founded COS Information, one of the Founding Companies, in 1972 and has served as its Chairman of the Board since 1995. He also served as its President from 1972 to 1995. Mr. April has also served as President of Lirpaco Inc., COS Information's parent, since 1972. Mr. April's son, Leonard April, is President of COS Information.

     Gary J. Marcello became a director of Vestcom upon the consummation of the IPO. Mr. Marcello has served as the President of the largest of the three companies constituting DMS (see "The Company"), one of the Founding Companies, since 1975.

     Stephen R. Bova became a director of Vestcom upon the consummation of the Offering. Mr. Bova has served as President of the Global Banking Division of Electronic Data Systems Corporation (a provider of technical and information services) since November 1996. Prior thereto, he served as President of the Global Financial Division of Alltel Information Services, Inc. (a provider of software and information services) for in excess of five years.

     Leonard J. Fassler became a director of Vestcom upon the consummation of the IPO. Mr. Fassler has served as a consultant to GE Capital Information Technology Systems, Inc. (an international computer reselling and integration company affiliated with General Electric) since August 1996. Mr. Fassler served as Co-Chairman of AmeriData Technologies, Inc. (an international computer integration and support company) for in excess of five years until GE's acquisition of that company in July 1996.

     Fred S. Lafer became a director of Vestcom upon the consummation of the Offering. Mr. Lafer has served as President of the Taub Foundation (a charitable foundation) since 1994. Mr. Lafer served as Senior Vice President and Secretary of Automatic Data Processing, Inc. (a provider of employer, financial and data services) for in excess of five years, until 1996.

     Richard D. White became a director of Vestcom upon the consummation of the IPO. Mr. White has been a Managing Director of Oppenheimer & Co., Inc., one of the Representatives of the Underwriters of the IPO, for in excess of five years. Mr. White is also a director of Midway Games Inc.


Directors' Compensation

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual retainer of $6,000 and an additional fee of $1,000 for each day's attendance at a Board of Directors meeting and/or committee meeting. Under the Company's Stock Option Plan, each non-employee director will also receive options to acquire 10,000 shares of Common Stock at the beginning of his or her first year of service as a director, and options covering 5,000 shares of Common Stock for each year of service thereafter. See "Stock Option Plan." Directors of the Company are reimbursed for out-of-pocket expenses incurred in their capacity as directors of the Company. Gary J.
Marcello and Howard April, who became directors of the Company upon the consummation of the IPO, have entered into employment agreements with DMS and COS Information, respectively, each of which commenced on the consummation date of the IPO. For a description of their respective employment agreements, see "Employment Agreements."

Executive Compensation

     Vestcom was incorporated in September 1996 and prior to the IPO, did not conduct any operations other than in connection with its formation, the negotiation of the Acquisitions and the IPO. The Company anticipates that subject to the hiring of additional executive officers, during 1997 its five most highly compensated executive officers and their annualized base salaries will be as follows: Mr. Cartun--$200,000, Mr. Marcello--$200,000, Mr. Keating--$200,000 (plus a guaranteed annual bonus of 35-50% of his annual salary, based on performance), Mr. Goldman--$180,000 and Mr. McLaughlin--$144,000. Each of Messrs. Cartun, Marcello, Keating, Goldman and
McLaughlin have entered into an employment agreement with the Company or a subsidiary thereof. See "Employment Agreements." Neither Joel Cartun, Gary Marcello, Harvey Goldman nor Brendan Keating received any compensation from Vestcom or from any of the Founding Companies for services rendered to Vestcom during the year ended December 31, 1996. For amounts paid to Mr. McLaughlin, see "Certain Transactions."

Employment Agreements

     Mr. Cartun, Mr. McLaughlin and Mr. Keating have each entered into an employment agreement with the Company, Mr. Marcello has entered into an employment agreement with DMS, and Mr. Howard April has entered into an employment agreement with COS Information, each of which commenced on August 4, 1997 upon the consummation of the IPO and the Acquisitions (other than Mr. McLaughlin's agreement, which commenced on March 1, 1997 and Mr. Keating's agreement, which commenced on October 13, 1997). Mr. Keating's employment agreement will continue for a term of two years and the employment agreements with Messrs. Cartun, McLaughlin, Marcello and April will continue for a term of three years.

     Pursuant to their respective agreements, Mr. Cartun will serve as President and Chief Executive Officer of the Company at an annual base salary of $200,000, Mr. McLaughlin will serve as Executive Vice President of the Company at an annual base salary of $144,000, Mr. Keating will serve as Executive Vice President and Chief Operating Office of the Company at an annual base salary of $200,000 (plus a guaranteed annual bonus of 35-50% of his annual salary, based on performance), Mr. Marcello will serve as President of DMS at an annual base salary of $200,000 and Mr. Howard April will serve as Chairman of the Board of COS Information at an annual base salary of CDN $100,000 (approximately U.S. $75,188). Each of Messrs. Cartun, McLaughlin, Keating, Marcello and April will be entitled to participate in all compensation and employee benefit plans maintained by the Company and its subsidiaries, including such bonuses as may be authorized by the Board of Directors from time to time. Pursuant to Mr. Keating's employment agreement, he was granted options to purchase 100,000 shares of Common Stock at an exercise price of $21-5/8 per share.

     Each of the employment agreements provides that, in the event of a termination of employment by the Company without cause, such employee will be entitled to receive from the Company an amount in cash equal to the employee's then-current annual base salary for the remainder of the term. In the event of a Change in Control (as defined) of the Company, the employment agreements for Messrs. Cartun, McLaughlin, Marcello and April provide that if the employee has not received sufficient prior notice that such employee's employment will be continued following the Change in Control, such Change in Control will be deemed to be a termination without cause. Further, in the event of any Change in Control, the employee may also elect to treat the Change in Control as a termination without cause by giving appropriate notice to the Company.

     Mr. Keating's employment agreement provides that in the event of a Change in Control of the Company, if he has not received sufficient prior notice that his employment will be continued, he will be entitled to receive a lump-sum severance payment of $300,000 if the Change in Control occurs during the first 12 months after Mr. Keating's employment with the Company commences and $200,000 if the Change in Control occurs after such first twelve months. Mr. Keating's employment agreement also provides that in the event of a Change in Control, Mr. Keating may elect to terminate his employment, in which case he will be entitled to receive a lump-sum severance payment of $200,000.

     The employment agreements for Messrs. Cartun, McLaughlin Marcello and April also provide that, in the event of a termination of employment as a result of death or disability, such employee (or his heirs or legal representatives, as the case may be) will be entitled to receive a lump-sum amount in cash equal to the employee's then-current base salary, offset by any payments made by the Company pursuant to any life insurance or disability policies. If employment terminates for cause or the employee terminates his employment for reasons other than death or permanent disability, the employee will only be entitled to receive earned but unpaid salary as of the date of termination.

     Each employment agreement described above also contains certain non-competition covenants which will continue for a period equal to the longer of five years after the consummation of the IPO or one year following termination of employment (except for the covenant in Mr. Keating's agreement, which will continue for one year following termination). Each employment agreement also contains certain anti-solicitation, anti-raiding and confidentiality provisions.

     Mr. Goldman has entered into an at-will employment agreement with Vestcom, dated May 21, 1997, pursuant to which he will serve as Executive Vice President and Chief Financial Officer of the Company at an annual base salary of $180,000. Mr. Goldman's agreement provides that in the event of a Change in Control, if he does not receive sufficient prior notice of continued employment, he will be entitled to receive severance pay of $180,000, in 12 monthly installments. Mr. Goldman also has the right in the event of a Change in Control to terminate his employment, in which case he will be entitled to receive the $180,000 of severance pay. Mr. Goldman's agreement also contains certain non-competition covenants which will continue for one year following termination of employment. Pursuant to his employment agreement, upon consummation of the IPO, Mr. Goldman was granted options to purchase 50,000 shares of Common Stock at an exercise price of $13.00 per share. See "Stock Option Plan."

Stock Option Plan

     In March 1997, the Board of Directors and stockholders of Vestcom approved the Company's 1997 Equity Compensation Program (the "Stock Option Plan"). The purpose of the Stock Option Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. Directors, officers and other key employees of the Company and its subsidiaries are eligible to participate in the Stock Option Plan. Awards may also be granted to consultants providing valuable services to the Company. In addition, individuals who have agreed to become a key employee or consultant, and key employees and consultants of entities that are expected to become subsidiaries, are eligible for option grants, conditional in each case on actual employment, consultant or subsidiary status. The Stock Option Plan authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and stock bonus awards.

     The Stock Option Plan also provides for automatic option grants to directors who are not otherwise employed by Vestcom or its subsidiaries. Upon commencement of service, a non-employee director will receive a non-qualified option to purchase 10,000 shares of Common Stock, and continuing non-employee directors will receive annual options to purchase 5,000 shares of Common Stock. Options granted to non-employee directors become fully exercisable one year after the date of grant. Non-employee directors' options have a term of ten years from the date of grant.

     The maximum number of shares of Common Stock that may be subject to outstanding options and awards under the Stock Option Plan, determined immediately after the grant of any option or award, is the greater of 700,000 shares or 10% of the aggregate number of shares of the Company's Common Stock outstanding, provided, however, that options to purchase no more than 700,000 shares of Common Stock may be granted as incentive stock options. No one person may receive options or awards for more than 100,000 shares of Common Stock per calendar year.

     The Stock Option Plan will be administered by the Board of Directors or by a committee of the Board (in either case, the "Plan Administrator"). Options and awards granted under the Stock Option Plan will have an exercise or payment price as established by the Plan Administrator, provided that the exercise price of incentive stock options may not be less than the fair market value of the underlying shares on the date of grant and the exercise price of stock options granted to non-employee directors will be equal to the fair market value of the underlying shares on the date of grant. Upon exercise or payment of an option or award, the participant will be required to provide the payment price in full in cash or in shares of Common Stock valued at fair market value on the date of exercise. In connection with any exercise of options or awards, the Company will have the right to collect or withhold from any payments under the Stock Option Plan all taxes required to be withheld under applicable law.

     Unless otherwise provided by the Plan Administrator, options and awards granted under the Stock Option Plan to persons other than non-employee directors are exercisable in 25% increments commencing one year after the date of grant. The Stock Option Plan provides that all stock options granted to non-employee directors will become immediately exercisable upon the occurrence of a "Change in Control Event" (as defined in the Stock Option Plan). The Stock Option Plan further provides that the Plan Administrator may accelerate the vesting of any other option or award upon the occurrence of a Change in Control Event.

     Options and awards granted under the Stock Option Plan generally will be nontransferable, except by will or by the laws of descent and distribution. During the lifetime of a participant, an option generally may be exercised only by the participant. The Stock Option Plan contains various termination provisions for options and awards in the event of termination of employment or status as a director for various reasons.

     The Stock Option Plan may be amended or terminated at any time by the Board of Directors, except that no amendment may be made without stockholder approval if such approval is required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or other applicable law and no amendment or revision may alter or impair an option or award without the consent of the holder thereof. The Stock Option Plan will terminate on March 1, 2007, unless earlier terminated by the Board of Directors. No options or awards may be granted after termination, although such termination will not affect the status of any option or award outstanding on the date of termination.

     As of October 15, 1997, options covering an aggregate of 401,550 shares of Common Stock were outstanding under the Stock Option Plan, including (i) options to purchase 10,000 shares of Common Stock which were granted to each of Stephen
R. Bova, Leonard J. Fassler, Fred S. Lafer and Richard D. White at an exericse price of $13.00 per share, (ii) options to purchase 15,000 shares of Common Stock which were granted to Howard April at an exercise price of $13.00 per share, and (iii) options to purchase an additional 346,550 shares of Common Stock which were granted to other employees of Vestcom and its subsidiaries (including options to purchase 50,000 shares which were granted to Harvey Goldman, the Company's Executive Vice President and Chief Financial Officer, at an exercise price of $13.00 per share, and options to purchase 100,000 shares which were granted to Brendan Keating, the Company's Executive Vice President and Chief Operating Officer, at an exercise price of $21-5/8 per share). All of these will expire ten years after the date of grant (except for Mr. April's options, which will expire on January 2, 2001) and have an exercise price, subject to adjustment, equal to the fair market value on the date of grant. Such options will be exercisable annually in 25% increments beginning with the first anniversary of the date of grant, except for the options granted to Messrs. April, Bova, Fassler, Lafer and White, each of which becomes fully exercisable on August 4, 1998. See "Certain Transactions--Organization of the Company--Canadian Acquisition."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth as of October 15, 1997, information with respect to beneficial ownership of the Common Stock by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director, (iii) each executive officer who is expected to be one of the five most highly compensated executive officers during 1997 and (iv) all executive officers and directors as a group. The address of each such person is c/o Vestcom International, Inc., 1100 Valley Brook Avenue, Lyndhurst, New Jersey 07071. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                           Shares Beneficially Owned(1)
                                  ----------------------------------------------

Name                                   Number      `                     Percent

Joel Cartun                           1,446,198(2)                        17.3%
Peter J. McLaughlin                     172,837                            2.2
Harvey Goldman                            5,000                              *
Brendan Keating                            --                              --
Howard April                            141,464(3)                         1.7
Gary J. Marcello                        566,210(4)                         6.8
Stephen R. Bova                           5,000                              *
Leonard J. Fassler                        3,500(5)                           *
Fred S. Lafer                             2,100(6)                           *
Richard D. White                        100,000(7)                         1.2
All executive officers and directors
  as a group (12 persons)             2,473,937                           29.6

  *  Less than one percent.

(1) Does not include shares underlying options which have been granted to the indicated persons, none of which are exercisable within 60 days after October 15, 1997.

(2) Includes 200,000 shares held by trusts for the benefit of Mr. Cartun's children. As trustee of such trusts, Mr. Cartun's wife has the right to vote and dispose of such shares.

(3) Includes 127,746 Exchangeable Shares of Vestcom's Canadian subsidiary which are convertible into 127,746 shares of Common Stock. For purposes of this table, all of such 127,746 Exchangeable Shares are deemed to have been converted. Mr. April also has a beneficial interest in one share of Vestcom's Class B Preferred Stock, which entitles him to vote on any matter submitted to a vote of the holders of the Common Stock as though he owned 127,746 shares of Common Stock. See "Certain Transactions."

(4) Includes 27,436 shares held by a family limited partnership controlled by Mr. Marcello.

(5) Includes 1,000 shares held by Mr. Fassler's wife. Mr. Fassler disclaims beneficial ownership of such 1,000 shares.

(6)  Includes 1,200 shares held by family trusts of which Mr. Lafer is trustee.

(7) Includes 61,704 shares held in the aggregate by Oppenheimer & Co., Inc. and an affiliate of Oppenheimer & Co., Inc. Mr. White is a Managing Director of Oppenheimer & Co., Inc. Mr. White disclaims beneficial ownership of these 61,704 shares.

                              CERTAIN TRANSACTIONS

Organization of the Company

     Initial Capitalization. The Company was initially capitalized with $1.7 million, $200,000 of which was funded in September 1996 and the remaining $1.5 million of which was funded in December 1996. The $200,000 was comprised of $160,035 of loans provided by Comvestrix and Peter J. McLaughlin, Executive Vice President and Chief Financial Officer of Vestcom (represented by promissory notes in the aggregate principal amount of $160,035) and $39,965 of equity (791,346 shares of Common Stock) provided by the stockholders of Comvestrix and Mr. McLaughlin. The 791,346 shares include 593,509 shares issued to the stockholders of Comvestrix proportionately to their Comvestrix stockholdings (including 512,446 shares which were issued to Joel Cartun (President, Chief Executive Officer and a director of Vestcom), 11,127 shares which were issued to Leslie M. Abcug (Vice President--Finance and Administration of Vestcom) and 69,936 shares which were issued to other stockholders of Comvestrix) and 197,837 shares which were issued to Mr. McLaughlin. All shares were issued at a price of approximately $.05 per share, which the Board determined was fair market value at such time. The notes, which bore interest at the prime rate, as it may change from time to time, were paid in full upon the consummation of the IPO.

     The $1.5 million was raised in a private placement of stock and notes to Oppenheimer & Co., Inc. ("Oppenheimer"), Opco Senior Executive Partnership, L.P. ("OSEP") (an Oppenheimer affiliate), Richard D. White (a managing director of Oppenheimer who became a director of Vestcom upon the consummation of the IPO), Comvestrix, the stockholders of Comvestrix (including Joel Cartun and Leslie M. Abcug), an entity controlled by Gary J. Marcello and Howard April. Mr. Marcello and Mr. April became directors of Vestcom upon the consummation of the IPO. The $1.5 million was comprised of 503,846 shares of Common Stock of Vestcom, sold at a price of approximately $.73 per share, and notes in the aggregate principal amount of $1,132,697 bearing interest at the prime rate, as it may change from time to time. The notes were paid in full upon the consummation of the IPO. The price for the stock was the subject of arms' length negotiations. In such $1.5 million financing, Vestcom issued (i) notes payable to Oppenheimer, OSEP, Mr. White, Comvestrix, Mr. Marcello's entity and Mr. April in the principal amounts of $432,495.53, $108,123.88, $72,082.59, $399,996.26, $79,999.16 and $39,999.58,
respectively,  and (ii) 229,773,  57,443, 38,296, 118,444, 27,436, 13,718, 2,572
and 16,164 shares of Common Stock to Oppenheimer, OSEP, Mr. White, Mr. Cartun, Mr. Marcello's entity, Howard April, Mr. Abcug and the other stockholders of Comvestrix, respectively. As the issuance price was less than the initial public offering price, the Company recorded a non-recurring non-cash charge to compensation of approximately $1.6 million, attributable to Mr. Cartun ($1,193,000), Mr. Abcug ($25,000), Mr. Marcello ($276,000) and Mr. April
($138,000). In May and July 1997, Oppenheimer returned to Vestcom an aggregate of 225,512 shares of Common Stock.

     Mr. McLaughlin received $74,400 from Vestcom in 1997 for consulting services rendered to Vestcom during 1996. In addition, upon the consummation of the Acquisitions, Vestcom paid McLaughlin & Tonra, a partnership in which Mr. McLaughlin held a 50% interest, the sum of $75,000 in payment of consulting services rendered by that firm in connection with the Acquisitions.

     Vestcom has agreed to pay Oppenheimer up to $1.8 million for advisory services rendered. Up to $1.0 million is payable on January 1, 1998 and the remainder is payable in quarterly installments during 1998. In addition, Vestcom reimbursed Oppenheimer for up to $75,000 of out-of-pocket expenses related to such services.

     Acquisitions. Concurrently with the consummation of the IPO, Vestcom acquired by merger with Vestcom subsidiaries all of the issued and outstanding capital stock of the Founding Companies (except that COS Information was acquired by a stock purchase of its holding company rather than a merger), at which time each Founding Company became a wholly-owned subsidiary of the Company. (See "Canadian Acquisition" below.) The aggregate consideration that was required to be paid by Vestcom to acquire the Founding Companies consisted of (i) approximately $18.4 million in cash and (ii) 2,852,111 shares of Common Stock (or 34.2% of the outstanding shares after completion of the Acquisitions and the IPO), for an aggregate value of approximately $55.5 million. In connection with the Acquisitions, the Company assumed all of the indebtedness of the Founding Companies. Portions of such debt had been guaranteed by certain stockholders of the Founding Companies in the aggregate amount of $1.3 million. All of these guarantees have been released or the loans repaid. The Company has repaid substantially all long-term bank debt, capital lease obligations incurred prior to December 31, 1996 and related party indebtedness of the Founding Companies and Vestcom, in the aggregate amount of approximately $12.5 million. Such amount includes sums which were repaid to stockholders of the Founding
Companies, including approximately $1,126,000 which was repaid to Gary J. Marcello and companies he controls.

     The Company consented to the distribution of approximately $2.4 million in cash to certain Founding Companies that were S Corporations, namely Comvestrix, Computer Output and Image, which was equal to the balance of such Founding Companies' Accumulated Adjustment Accounts ("AAA") as of the consummation of the Acquisitions. This $2.4 million distribution was a reduction of the cash portion of the purchase price. The Founding Companies that were S Corporations (Comvestrix, DMS, Computer Output, Image and Mystic) also distributed 45% of the net income of the Founding Company for 1996 (to the extent not previously distributed) and 1997 (estimated through the consummation date), to enable the stockholders of such Founding Companies to pay income taxes on such corporate income.

     The terms of each Acquisition were negotiated with the shareholders of each Founding Company based on past earnings history and trends. The following table sets forth for each Founding Company the aggregate consideration paid to the holders of its common stock in (i) cash and (ii) shares of Common Stock:

                                               Shares of
                                                Common               Cash
     Founding Company                           Stock (1)      (In thousands)(2)

     Computer Output(3)                         297,028             $1,592
     Comvestrix                                 943,643              4,780
     COS Information(4)                         239,988              1,036
     DMS                                      1,049,760              5,307
     EIS(5)                                     114,000              1,018
     Image(6)                                    76,923              3,000
     Mystic                                     130,769              1,700

(1) Does not include 730,689, 27,436 and 13,718 shares issued to all of the stockholders of Comvestrix, one stockholder of DMS and one stockholder of COS Information, respectively, in connection with the initial capitalization of Vestcom.

(2)  Does not include reductions for AAA distributions described above.

(3) An additional earn-out of up to $1,500,000 may be paid, $420,012 of which would be paid in cash and the remainder of which would be paid in Common Stock (83,076 shares), depending on Computer Output's 1997 revenues and net income before interest and taxes ("EBIT"), except for interest on any capital equipment purchases made after the beginning of the earn-out period.

(4) The stockholders of Lirpaco Inc. (COS Information's parent) received 239,988 shares of a Canadian subsidiary of Vestcom, which are exchangeable into 239,988 shares of Vestcom Common Stock. The cash payment in the chart is presented in U.S. dollars. An additional earn-out of up to $2.1 million Canadian dollars may be paid, all of which would be payable in shares of Vestcom's Canadian subsidiary valued at $13.00 per share. Such shares would be exchangeable into up to 137,307 shares of Common Stock (assuming a maximum .85 Canadian dollar conversion rate), depending on COS
     Information's calendar 1997 EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period. See "Canadian Acquisition."

(5) An additional earn-out of up to $6,000,000 may be paid, $1,680,009 of which would be paid in cash and the remainder of which would be paid in stock. On the consummation date of the Acquisitions, the Company delivered shares of a class of the Company's Preferred Stock convertible into up to 332,307 shares of Common Stock. The amount of cash and the conversion ratio are based on EIS' EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period, for the two year period beginning on the first day of the fiscal quarter within which the IPO was consummated.

(6) An additional earn-out of up to $4,499,997 may be paid, $700,007 of which would be paid in cash and the remainder of which would be paid in stock. On the consummation date of the Acquisitions, the Company delivered shares of a class of the Company's Preferred Stock convertible into up to 292,307 shares of Common Stock. The amount of cash and the conversion ratio are based on Image's EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period, for the one year period beginning on the first day of the fiscal quarter within which the IPO was consummated.

     Joel Cartun, a principal stockholder of Comvestrix, Gary Marcello, a principal stockholder of DMS, and Howard April, a principal stockholder of COS Information, are directors of Vestcom. Leslie M. Abcug, a stockholder of Comvestrix, is an executive officer of Vestcom. Of the consideration described above, Joel Cartun received $4,129,610 and 815,308 shares of Common Stock for his ownership interest in Comvestrix, Mr. Marcello received $3,271,303 and 538,774 shares of Common Stock for his ownership interest in DMS, Mr. April received $502,640 and 127,746 shares of Vestcom's Canadian subsidiary which are exchangeable into 127,746 shares of Common Stock for his ownership interest in COS Information and Mr. Abcug received $90,813 and 17,929 shares of Common Stock for his ownership interest in Comvestrix. Mr. April may receive up to an additional 73,075 shares of Vestcom's Canadian subsidiary which would be exchangeable into an equal number of shares of Common Stock pursuant to certain earn-out provisions if specified earnings thresholds of COS Information are attained. See "Principal Stockholders" for the total number of shares of Common Stock held by the Company's executive officers and directors.

     Pursuant to the agreements relating to the Acquisitions, all stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of five years commencing on the consummation date of the Acquisitions (except for two minority stockholders of Computer Output who have agreed not to compete for the longer of one year following the consummation date of the Acquisitions or one year following termination of their employment). A total of 17 of the stockholders of the various Founding Companies entered into three year employment agreements with Vestcom or its subsidiaries effective upon the consummation of the IPO and the Acquisitions. For a description of certain employment agreements entered into by the Company and its executive officers and directors, see "Management--Employment Agreements."

     Subsequent to the consummation of the Acquisitions, the Company has continued to lease property from various entities in which the stockholders of Image, Joel Cartun and Gary J. Marcello have interests. The Company believes that the rent it pays for each of these properties is equal to the fair market rental value of each respective property. See "Real Estate Transactions."

     Canadian Acquisition A subsidiary of Vestcom was organized under the laws of the Province of New Brunswick, Canada. This subsidiary acquired all of the issued and outstanding stock of Lirpaco Inc., the holding company for COS Information, in exchange for U.S. $1,036,000 cash and 239,988 shares of a class of non-voting stock of such New Brunswick corporation (the "Exchangeable Shares") which is convertible into 239,988 shares of Common Stock at any time at the option of the holders of the Exchangeable Shares or, under certain limited conditions, by Vestcom. In addition, the former Lirpaco stockholders received one share of Vestcom Preferred Stock which has voting rights equal to the
239,988 shares of Common Stock into which the Exchangeable Shares can be converted. If COS Information's EBIT for calendar 1997 meets specified thresholds, up to 137,307 additional Exchangeable Shares may be issued, which shares would be convertible into a like number of shares of Common Stock. In such event, the voting rights of the one share of Vestcom Preferred Stock which was issued to the former Lirpaco stockholders would be increased to equal the total number of shares of Common Stock into which the total number of outstanding Exchangeable Shares can be converted. In addition, in connection with the Acquisition of COS Information, Howard April received an option to purchase 15,000 shares of Common Stock at the initial public offering price. Mr. April's option, which expires on January 2, 2001, becomes fully exercisable one year after the date of grant.

     Each of the stockholders of the Founding Companies agreed to indemnify Vestcom and the Underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

Real Estate Transactions

     Mr. Joel Cartun has a 50% interest in the partnership which owns the property used by the Company and Comvestrix in Lyndhurst, New Jersey. The partnership leases the property to Comvestrix. The current lease expires in 2001. Comvestrix's related party rent expense for this property for the fiscal years ended December 31, 1994, 1995 and 1996 was $661,635, $363,472 and
$628,083, respectively. The current annual rent is $454,632 per year, which the Company believes to be the fair market rental value of the property. See Note 11 of the Notes to Financial Statements of Comvestrix.

     Mr. Gary Marcello (either alone or with his wife) owns interests ranging from 75% to 100% in the partnerships which own the four properties used by DMS in Dover, New Jersey and Scranton, Pennsylvania and which lease such property to DMS. The current leases expire at various times from 1998 through 2004. DMS' related party rent expense for these properties for the fiscal years ended December 31, 1994, 1995 and 1996 was $760,468, $639,768 and $777,112,
respectively. The current annual rent for all of these properties is $824,583 per year (inclusive of real estate taxes), which the Company believes to be the fair market rental value of the property. The Company has entered into a lease for alternative space to certain of the space currently utilized by DMS and leased from Mr. Marcello. In connection with the move, the Company has agreed to pay Mr. Marcello's partnerships 80% of the base rent in effect after consummation of the Acquisitions (the "Reduced Rent") in exchange for early termination of the existing leases. The Reduced Rent shall be further reduced by the amount of rent to be paid under any new leases which may be entered into by Mr. Marcello's partnerships with new tenants. The obligation to pay the Reduced Rent will terminate on the earlier of the sale of any vacated property or two years after payment of the Reduced Rent begins. See Note 7 of the Notes to Combined Financial Statements of DMS.

     Mr. James Horst and Mr. Frank Capozzi, the stockholders, officers and directors of Image, own the property leased to and used by Image Printing in Milwaukee, Wisconsin. Image's rent expense for this property is $120,000 per year. Under the current lease, the lessor has the option to increase the rent by the lesser of 4% per year or the percentage increase in the Consumer Price Index. See Notes 3 and 8 of the Notes to Financial Statements of Image. Upon consummation of the Acquisition of Image, the current lease was terminated and replaced by a new lease agreement between Image, as lessee, and Mr. James Horst and Mr. Frank Capozzi, as lessors. The new lease expires five years after the consummation of the IPO, subject to an option to renew the lease for an additional five years. The rent payable by Image under the new lease is $80,000 per year, triple net, which the Company believes is fair market rental.

Other

     Gary Marcello and two other officers and shareholders of DMS previously made loans to DMS in the form of demand notes bearing interest at a rate of 6.5% per annum. Subsequent to the consummation of the IPO, the Company repaid such loans, including $441,000 which was repaid to Gary Marcello, $685,000 which was repaid to companies affiliated with Mr. Marcello and $62,000 and $115,000, respectively, which were repaid to the two other officers. See Note 7 of the Notes to Combined Financial Statements of DMS.

     During 1996, EIS forgave a $100,000 note receivable from Steven R. Bardwell, a stockholder and President of EIS. See Note 12 of the Notes to Financial Statements of EIS.

Company Policy

     In the future, transactions with affiliates of the Company are anticipated to be minimal, will be required to be approved by the Fairness Committee of the Board of Directors and by a majority of the full Board of Directors, and will be made on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK


General

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, no par value (the "Common Stock"), and 10,000,000 shares of undesignated stock, which may be issued from time to time by the Board of Directors as shares of one or more classes or series of common stock or preferred stock. As of October 15, 1997, the Company had outstanding 8,349,291 shares of Common Stock and 301 shares of Preferred Stock. In addition, the Company had 810,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan. See "Management--Stock Option Plan." As of October 15, 1997, there were 52 holders of record of Common Stock.

Common Stock

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no pre-emptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Prospectus will be upon payment therefor, fully paid and nonassessable.

Undesignated Stock

     The undesignated stock may be issued from time to time by the Board of Directors as shares of one or more classes or series of preferred stock or common stock. Subject to the provisions of the Company's Certificate of
Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series or class, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption
(including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock or common stock, in each case without any further action or vote by the stockholders.

     One share of Class B Preferred Stock was issued in connection with the Acquisition of COS Information and has voting rights equal to the 239,988 shares of Common Stock that the Company is obligated to issue upon conversion of the Exchangeable Shares of Vestcom's Canadian subsidiary. (The number of outstanding shares of Common Stock referred to above includes the 239,988 shares of Common Stock issuable upon conversion of such Exchangeable Shares.) The voting rights of the share of Class B Preferred Stock will increase if additional Exchangeable Shares are issued based on COS Information's earnings before interest and taxes for 1997. See "Certain Transactions--Organization of the Company--Canadian Acquisition." An aggregate of 200 shares of Class A Convertible Preferred Stock were issued in connection with the Acquisition of EIS, and are convertible into up to 332,307 shares of Common Stock based on EIS' pre-tax earnings for the two year period beginning on the first day of the fiscal quarter within which the IPO was consummated. An aggregate of 100 shares of Class C Convertible Preferred Stock were issued in connection with the Acquisition of Image, and are convertible into up to 292,307 shares of Common Stock based on Image's pre-tax earnings for the one year period beginning on the first day of the fiscal quarter within which the IPO was consummated. (The number of outstanding shares of Common Stock referred to above excludes an aggregate of 624,614 shares of Common Stock issuable upon conversion of such shares of Preferred Stock.) See "Certain Transactions."

     One of the effects of undesignated stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of preferred stock or common stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, preferred stock or common stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of such stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Statutory Business Combination Provisions

     The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the Board may, in addition to considering the effects of any action on stockholders, consider any of the following: (a) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers, (b) the effects on the community in which the corporation operates and (c) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation. The statute further provides that if, based on these factors, the Board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a stockholder to challenge the Board's rejection of, and may facilitate the Board's rejection of, an offer to acquire the Company.

     The Company is subject to the New Jersey Shareholders Protection Act (the "Protection Act"), which prohibits certain New Jersey corporations from engaging in business combinations (including mergers, consolidations, significant asset dispositions and certain stock issuances) with any interested shareholder (defined to include, among others, any person that becomes a beneficial owner of 10% or more of the affected corporation's voting power) for five years after such person becomes an interested shareholder, unless the business combination is approved by the Board of Directors prior to the date the shareholder became an interested shareholder. In addition, the Protection Act prohibits any business combination at any time with an interested shareholder other than a transaction that (i) is approved by the Board of Directors prior to the date the interested shareholder became an interested shareholder, or (ii) is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (iii) satisfies certain "fair price" and related criteria.

Limitation of Directors' Liabilities

     Pursuant to the provisions of the Company's Certificate of Incorporation, directors of the Company are not personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or any transaction in which a director has derived an improper personal benefit.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE


     As of October 15, 1997, the Company had outstanding 8,349,291 shares of Common Stock. The 4,427,500 shares of Common Stock sold in the IPO are freely tradeable without restriction unless purchased by affiliates of the Company. None of the remaining 3,921,791 outstanding shares of Common Stock (collectively, the "Restricted Shares") have been issued in transactions registered under the Securities Act, which means that they may be resold publicly only in future transactions registered under the Securities Act, or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from either the Company or any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the effective date of the Registration Statement pertaining to the Company's IPO, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 81,000 currently) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144, if two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale would be entitled to sell such shares under Rule 144(k) without regard to the limitations described above. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

     The holders of 278,334 of the Restricted Shares issued or connected with the Company's $1.5 million private placement (See "Certain Transactions--Organization of the Company--Initial Capitalization") have certain registration rights. During the period from the first anniversary of the consummation of the IPO through the seventh anniversary of such consummation, such holders will have one demand registration right, exercisable by the holders of a majority of such 278,334 shares, pursuant to which the Company is required to file a registration statement under the Securities Act to register the sale of shares by those requesting stockholders and any other holders of Common Stock with such registration rights who desire to sell pursuant to such registration statement. The holders of such shares have agreed not to exercise such rights until two years following the consummation of the IPO. In addition, subject to certain conditions and limitations, the holders of such 278,334 shares also have piggyback registration rights at any time prior to December 31, 2003, pursuant to which they have the right to participate in registrations by the Company of its equity securities. The Company will pay the registration fees and expenses in connection with any requested registration, except that the stockholders exercising such registration rights will pay any underwriting discounts and commissions relating to the shares owned by them and included in any such registration. The number of shares of Common Stock that must be registered on behalf of these selling stockholders is subject to limitation if the managing underwriter determines that market conditions require such a limitation. The Company will indemnify the selling stockholders, and such stockholders will indemnify the Company, against certain liabilities in respect of any registration statement filed pursuant to the exercise of such registration rights.

     The Company, all of the former stockholders of the Founding Companies, the stockholders of the Company immediately prior to the IPO and the officers and directors of the Company have agreed for a period of 180 days from the consummation of the IPO (the "Lockup Period") not to request or demand the filing of a registration statement to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) or grant any options or warrants to purchase any shares of Common Stock without the prior written consent of Oppenheimer & Co., Inc., on behalf of the Underwriters of the Company's IPO, except for (i) any such options granted, and any such shares of Common Stock issuable upon any options granted, pursuant to the Stock Option Plan, (ii) the filing by the Company of this shelf registration statement to register an additional 2,000,000 shares of Common Stock with the Commission under the Securities Act for use by the Company as consideration to be paid in future mergers and acquisitions (and not for sales by selling stockholders of the Company), (iii) the issuance of shares of Common Stock in connection with future acquisitions and (iv) the filing by the Company of a Registration Statement on Form S-8 to register the shares of Common Stock reserved for issuance under the Stock Option Plan (which Registration Statement was filed in September 1997).

     The former Founding Company shareholders have agreed in their respective Acquisition agreements not to sell or transfer any of the 2,852,111 shares of Vestcom Common Stock acquired in the Acquisitions for a period of two years after the consummation of the IPO unless they obtain the prior written consent of Vestcom. Any decision to grant such consent will be made by the directors of Vestcom who are not Founding Company shareholders. While the Company does not anticipate giving its consent to a transfer of such restricted shares prior to two years from the consummation of the IPO, it would consider permitting such a transfer in the event that the individual making the request demonstrated that it would not have an adverse impact on the tax-free nature of the stock portion of the Acquisitions, that it would not adversely affect Vestcom's rights to indemnification under the Acquisition agreements and that it was otherwise in the best interests of Vestcom. Oppenheimer & Co., Inc. and its affiliates have agreed not to sell, transfer, pledge or hypothecate the 100,000 shares of Common Stock which they acquired as part of the initial capitalization of Vestcom for a period of two years after the consummation of the IPO.

     The shares covered by this Registration Statement will generally be freely tradeable after their issuance, unless the sale thereof is contractually restricted or the shares are acquired by certain related parties, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits, in part, certain persons to resell immediately securities acquired in transactions covered under the Rule, provided such securities are resold in accordance with the public information requirements, volume limitations and manner of sale requirements of Rule 144. Pursuant to Rule 145, if a period of one year has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145 permits a person who is not an affiliate of the issuer to freely resell such securities.

     No prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the Company's ability to raise equity capital in the future.

     At October 15, 1997, the Company had outstanding under the Stock Option Plan options to purchase an aggregate of 401,550 shares of Common Stock. Generally, such options vest in 25% annual increments commencing one year after the date of grant. The Company has registered the shares issuable upon exercise of options granted under the Stock Option Plan and, accordingly, such shares are eligible for resale in the public market. See "Management--Stock Option Plan."


                              PLAN OF DISTRIBUTION

     This Prospectus covers the offer and sale of up to 2,000,000 shares of Common Stock, which the Company may issue from time to time in connection with future direct and indirect acquisitions of other businesses, properties or securities in business combination transactions.

     The Company expects that the terms on which it may issue the shares of Common Stock covered hereby will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired and that the shares of Common Stock issued will be valued at prices reasonably related to market prices prevailing either at the time an acquisition agreement is executed or at or about the time of delivery of shares.

                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., Roseland, New Jersey.


                                     EXPERTS

     The financial statements and schedules included in this Prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                          INDEX TO FINANCIAL STATEMENTS

                                                                                                         Page

Unaudited Pro Forma Financial Statements
        Basis of Presentation.............................................................................F-4
        Pro Forma Balance Sheet as of June 30, 1997 (unaudited)...........................................F-5
        Pro Forma Statement of Operations for the Year Ended
          December 31, 1996 (unaudited)...................................................................F-6
        Pro Forma Statement of Operations for the Six Months Ended
          June 30, 1996 (unaudited).......................................................................F-7
        Pro Forma Statement of Operations for the Six Months Ended
          June 30, 1997 (unaudited).......................................................................F-8
        Notes to Unaudited Pro Forma Combined Financial Statements .......................................F-9
Historical Financial Statements
   Vestcom International, Inc.
        Report of Independent Public Accountants..........................................................F-14
        Balance Sheet--As of December 31, 1996............................................................F-15
        Statement of Operations--For the Period from Inception
          (September 19, 1996) to December 31, 1996.......................................................F-16
        Statement of Stockholders' Equity--For the Period From
          Inception (September 19, 1996) to December 31, 1996.............................................F-17
        Statement of Cash Flows--For the Period From Inception
          (September 19, 1996) to December 31, 1996.......................................................F-18
        Notes to Financial Statements.....................................................................F-19
        Condensed Balance Sheets--As of December 31, 1996 and
          June 30, 1997 (unaudited).......................................................................F-23
        Condensed Statement of Operations--For the Six Months
          Ended June 30, 1997 (unaudited).................................................................F-24
        Condensed Statement of Cash Flows--For the Six Months
          Ended June 30, 1997 (unaudited).................................................................F-25
        Notes to Condensed Financial Statements (unaudited)...............................................F-26
   Comvestrix Corp.:
        Report of Independent Public Accountants..........................................................F-29
        Balance Sheets--As of December 31, 1995 and 1996..................................................F-30
        Statements of Income--For the Years Ended December 31,
          1994, 1995 and 1996.............................................................................F-31
        Statements of Stockholders' Equity--For the Years Ended
          December 31, 1994, 1995 and 1996................................................................F-32
        Statements of Cash Flows--For the Years Ended December 31,
          1994, 1995 and 1996.............................................................................F-33
        Notes to Financial Statements.....................................................................F-34
        Condensed Balance Sheets--As of December 31, 1996 and
          June 30, 1997 (unaudited).......................................................................F-40
        Condensed Statements of Income--For the Six Months
          Ended June 30, 1996 (unaudited) and 1997 (unaudited)............................................F-41
        Condensed Statements of Cash Flows--For the Six Months
          Ended June 30, 1996 (unaudited) and 1997 (unaudited)............................................F-42
        Notes to Condensed Financial Statements (unaudited)...............................................F-43
   Morris County Direct Mail Services, Inc. and related companies:
        Report of Independent Public Accountants..........................................................F-44
        Combined Balance Sheets--As of December 31, 1995 and 1996.........................................F-45
        Combined Statements of Income--For the Years Ended December 31,
          1994, 1995 and 1996.............................................................................F-46
        Combined Statements of Stockholders' Equity--For the Years
          Ended December 31, 1994, 1995 and 1996..........................................................F-47
        Combined Statements of Cash Flows--For the Years Ended December
          31, 1994, 1995 and 1996.........................................................................F-48
        Notes to Combined Financial Statements............................................................F-49
        Condensed Combined Balance Sheets--As of December 31, 1996
          and June 30, 1997 (unaudited)...................................................................F-55
        Condensed Combined Statements of Income--For the Six Months
          Ended June 30, 1996 (unaudited) and 1997 (unaudited)............................................F-56
        Condensed Combined Statements of Cash Flows--For the Six
          Months Ended June 30, 1996 (unaudited) and 1997 (unaudited).....................................F-57
        Notes to Condensed Combined Financial Statements (unaudited)......................................F-58
   Lirpaco Inc. and Subsidiary:
        Report of Independent Public Accountants..........................................................F-59
        Consolidated Balance Sheets--As of July 31, 1995 and 1996 and
          December 31, 1996...............................................................................F-60
        Consolidated Statements of Income--For the Years Ended July 31,
          1995 and 1996 and the Five Months Ended December 31, 1995
          (Unaudited) and 1996............................................................................F-61
        Consolidated Statements of Stockholders' Equity--For the Years
          Ended July 31, 1995 and 1996 and the Five Months Ended
          December 31, 1996...............................................................................F-62
        Consolidated Statements of Cash Flows--For the Years Ended
          July 31, 1995 and 1996 and the Five Months Ended December 31,
          1995 (Unaudited) and 1996.......................................................................F-63
        Notes to Consolidated Financial Statements........................................................F-64
        Condensed Consolidated Balance Sheets--As of December 31, 1996
          and June 30, 1997 (unaudited)...................................................................F-70
        Condensed Consolidated Statements of Income--For the Six Months
          Ended June 30, 1996 (unaudited) and 1997 (unaudited)............................................F-71
        Condensed Consolidated Statements of Cash Flows--For the Six
          Months Ended June 30, 1996 (unaudited) and 1997 (unaudited).....................................F-72
        Notes to Condensed Consolidated Financial Statements (unaudited)..................................F-73
   Computer Output Systems, Inc.:
        Report of Independent Public Accountants..........................................................F-74
        Balance Sheets--As of December 31, 1995 and 1996..................................................F-75
        Statements of Income--For the Years Ended December 31,
          1994, 1995 and 1996.............................................................................F-76
        Statements of Stockholders' Equity--For the Years Ended
          December 31, 1994, 1995 and 1996................................................................F-77
        Statements of Cash Flows--For the Years Ended December 31,
          1994, 1995 and 1996.............................................................................F-78
        Notes to Financial Statements.....................................................................F-79
        Condensed Balance Sheets--As of December 31, 1996 and
          June 30, 1997 (unaudited).......................................................................F-84
        Condensed Statements of Income--For the Six Months Ended
          June 30, 1996 (unaudited) and 1997 (unaudited)..................................................F-85
        Condensed Statements of Cash Flows--For the Six Months
          Ended June 30, 1996 (unaudited) and 1997 (unaudited)............................................F-86
        Notes to Condensed Financial Statements (unaudited)...............................................F-87
   Electronic Imaging Services, Inc.:
        Report of Independent Public Accountants..........................................................F-88
        Balance Sheet--As of December 31, 1996............................................................F-89
        Statement of Operations--For the Year Ended December 31, 1996.....................................F-90
        Statement of Changes in Stockholders' Deficit--For the Year
          Ended December 31, 1996.........................................................................F-91
        Statement of Cash Flows--For the Year Ended December 31, 1996.....................................F-92
        Notes to Financial Statements.....................................................................F-93
        Condensed Balance Sheets--As of December 31, 1996 and
          June 30, 1997 (unaudited).......................................................................F-98
        Condensed Statements of Operations--For the Six Months
          Ended June 30, 1996 (unaudited) and 1997 (unaudited)............................................F-99
        Condensed Statements of Cash Flows--For the Six Months
          Ended June 30, 1996 (unaudited) and 1997 (unaudited)............................................F-100
        Notes to Condensed Financial Statements (unaudited)...............................................F-101
   Image Printing Systems, Inc.:
        Report of Independent Public Accountants..........................................................F-102
        Balance Sheets--As of December 31, 1995 and 1996..................................................F-103
        Statements of Operations--For the Years Ended December 31,
          1994, 1995 and 1996.............................................................................F-104
        Statements of Stockholders' Equity--For the Years Ended
          December 31, 1994, 1995 and 1996................................................................F-105
        Statements of Cash Flows--For the Years Ended December 31,
          1994, 1995 and 1996.............................................................................F-106
        Notes to Financial Statements.....................................................................F-107
        Condensed Balance Sheets--As of December 31, 1996 and
          June 30, 1997 (unaudited).......................................................................F-112
        Condensed Statements of Income--For the Six Months Ended
          June 30, 1996 (unaudited) and 1997 (unaudited)..................................................F-113
        Condensed Statements of Cash Flows--For the Six Months
          Ended June 30, 1996 (unaudited) and 1997 (unaudited)............................................F-114
        Notes to Condensed Financial Statements (unaudited)...............................................F-115


               VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION
                                   (unaudited)


     The following unaudited pro forma financial statements give effect to the acquisitions by Vestcom International, Inc. ("Vestcom") of substantially all of the net assets of Comvestrix Corp. ("Comvestrix"), Direct Mail Services ("DMS"), Computer Output Systems, Inc. ("Computer Output"), COS Information Inc. ("COS Information"), Electronic Imaging Services, Inc. ("EIS"), Image Printing Systems, Inc. ("Image") and Mystic Graphic Systems, Inc. ("Mystic") (together, the "Founding Companies"). Vestcom and the Founding Companies are hereinafter referred to as the Company. These acquisitions (the "Acquisitions") occurred concurrently with the closing of Vestcom's initial public offering (the
"Offering") and were accounted for using the purchase method of accounting. Vestcom has been identified as the acquiror for financial statement presentation purposes. The unaudited pro forma financial statements also give effect to the issuance of Common Stock which was issued by Vestcom to the sellers of the Founding Companies upon the consummation of the Offering. These statements are based on the historical financial statements of the Founding Companies and the estimates and assumptions set forth below and in the notes to the unaudited pro forma financial statements.

     In December 1996, Vestcom sold 503,846 shares of Common Stock to investors. As a result, Vestcom recorded a non-recurring, non-cash charge (the "Charge") to compensation and interest expense of $5.1 million in 1996, representing the difference between the amount paid for the shares and the fair value of the shares on the date of sale as estimated for accounting purposes. This Charge of $5.1 million is not included in pro forma net income in the accompanying unaudited pro forma financial statements.

     The unaudited pro forma combined balance sheet gives effect to these transactions (the Acquisitions and the Offering) as if they had occurred on June 30, 1997. The unaudited pro forma combined statements of operations give effect to the transactions as if they had occurred at the beginning of the periods presented.

     In  July  1996,  the  Securities  and  Exchange   Commission  issued  Staff
Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of acquisition accounting. Under the purchase method, one of the companies must be designated as the accounting acquiror. For the remaining companies, $43.6 million, representing the excess of the fair value of the consideration received over the fair value of the net assets to be acquired, will be recorded as "goodwill" on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the income statement over a 30-year period. The pro forma impact of this amortization expense, which is non-deductible for tax purposes, is $1.5 million per year on an after-tax basis. See "Certain Transactions--Organization of the Company."

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. Management has preliminarily analyzed the savings that it expects to be realized from reductions in salaries and certain benefits to the former shareholders of the Founding Companies. To the extent the former shareholders of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma statements of operations. With respect to other potential cost savings, management has not and cannot currently quantify these savings. It is anticipated that these savings will be offset by costs related to the Company's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information. The unaudited pro forma financial data presented herein do not purport to represent what the Company's financial position or results of operations would have actually been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's financial position or results of operations for any future period or the future results of the Founding Companies. The unaudited pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere herein.




                    VESTCOM INTERNATIONAL, INC. AND FOUNDING
                                    COMPANIES

                             PRO FORMA BALANCE SHEET
                               As of June 30, 1997
                                   (unaudited)

                                                                                                      Post        Pro Forma
                                           Founding                    Pro Forma                     Merger          For
                              Vestcom      Companies       Total      Adjustments     Pro Forma   Adjustments      Offering
    Current Assets:


Cash and cash equivalents   $238,376     $  1,097,721    $1,336,097         --        $ 1,336,097  $ 21,547,631   $22,883,728
Accounts receivable, net        --         11,837,752    11,837,752         --         11,837,752       --         11,837,752
Due from related parties        --            799,291       799,291     $  (602,863)      196,428       --            196,428
Postage receivable              --            656,374       656,374         --            656,374       --            656,374
Notes receivable                --             75,473        75,473         --             75,473       --             75,473
Supplies inventory              --          1,929,557     1,929,557   -+      --          1,929,557       --          1,929,557
Prepaid postage                 --          1,325,592     1,325,592         --          1,325,592       --          1,325,592
   Prepaid expenses and
    other                                     914,947       914,947         --            914,947       --            914,947
                                                            -------         --           --------       --          ---------
   Total current assets      238,376       18,636,707    18,875,083        (602,863)   18,272,220    21,547,631    39,819,851
                             =======       ==========   ===========      ==========    ==========    ==========    ==========
Property and Equipment, net   16,560       19,029,224    19,045,784        --          19,045,784        --        19,045,784
Goodwill                      --              284,222       284,222      44,320,428    44,604,650        --        44,604,650
Other                      2,149,194          496,426     2,645,620                     2,645,620    (2,149,194)      496,426
                           ---------       ----------    ----------      ----------     ---------   -----------   -----------
     Total assets         $2,404,130      $38,446,579   $40,850,709   $  43,717,565   $84,568,274  $ 19,398,437  $103,966,711
                           =========       ==========    ==========      ==========    ==========    ==========   ===========
Current Liabilities:
  Short-term borrowings       --          $ 1,614,154   $ 1,614,154         --        $ 1,614,154  $ (1,614,154)         --
  Current portion of long-
    term debt and capital
    lease obligations          --           4,244,874     4,244,874         --          4,244,874    (3,118,945)    1,125,929
Due to related parties   $ 1,292,732          906,746     2,199,478   $   (602,863)     1,596,615    (1,596,615)        --
Accounts payable and
    accrued expenses       1,092,363        7,899,214     8,991,577      1,900,000     10,891,577    (1,092,363)    9,799,214
Pro forma cash due
  Founding Companies        --                 --             --        18,432,403     18,432,403   (18,432,403)        --
Postage advance             --              2,858,279     2,858,279         --          2,858,279        --         2,858,279
Deferred income taxes       --                 --             --         1,854,512      1,854,512        --         1,854,512
 Other liabilities          --                466,330       466,330         --            466,330        --           466,330
                           ---------       ----------   -----------    -----------     ----------- ------------    ----------
 Total current liabilities 2,385,095       17,989,597    20,374,692     21,584,052     41,958,744   (25,854,480)   16,104,264
Long-Term Debt and Capital
  Lease Obligations          --            10,679,250    10,679,250         --         10,679,250    (5,275,558)    5,403,692
  Pledged Stock              --               375,000       375,000       (375,000)         --           --            --
  Deferred Income taxes      --               218,158       218,158         --            218,158        --           218,158
  Deferred Charges and
    Other Liabilities        --               578,329       578,329      1,825,000      2,403,329        --         2,403,329
                          ----------      -----------   -----------      ---------     ----------   ----------     ----------
      Total liabilities    2,385,095       29,840,334    32,225,429     23,034,052     55,259,481   (31,130,038)   24,129,443
  Stockholders Equity:
     Common stock          5,481,501           44,206     5,525,707     26,593,685     32,119,392    50,528,475    82,647,867
     Preferred stock          --              170,206       170,206      2,481,661      2,651,867       --          2,651,867
  Additional paid-in capital  --            1,272,299     1,272,299     (1,272,299)       --            --             --
  Subscriptions receivable    --             (93,335)      (93,335)         93,335        --            --             --
  Retained earnings       (5,462,466)      9,352,880     3,890,414      (9,352,880)   (5,462,466)       --         (5,462,466)
                          -----------      ---------     ---------      -----------   -----------   -----------    -----------
                              19,035      10,746,256    10,765,291      18,543,502    29,308,793     50,528,475    79,837,268
  Less-treasury stock          --         (2,216,613)   (2,216,613)      2,216,613        --             --            --
  Cumulative translation
   adjustments                --              76,602        76,602        (76,602)       --            --              --
                          -----------    -----------     ---------     -----------   -----------   -----------   -------------
    Total stockholders'
      equity                  19,035       8,606,245     8,625,280     20,683,513     29,308,793     50,528,475   79,837,268
                           ----------    -----------    ----------     ----------     ----------   ------------   ----------
    Total  liabilities
    and stockholder's
    equity                $2,404,130     $38,446,579   $40,850,709    $43,717,565    $84,568,274   $ 19,398,437 $103,966,711
                           =========      ==========    ==========     ==========    ===========    ===========  ===========


                                VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

                                         PRO FORMA STATEMENT OF OPERATIONS
                                       For the Year Ended December 31, 1996
                                                    (unaudited)

                                                   Founding                                Pro Forma        Pro Forma
                                     Vestcom       Companies          Total               Adjustments       Combined

Revenues                                  --      $65,287,014        $65,287,014                 --        $65,287,014
Cost of revenues                          --       43,422,326         43,422,326                 --         43,422,326
                             ---------------      -----------        -----------        -----------        -----------
   Gross profit                           --       21,864,688         21,864,688                 --         21,864,688
Selling, general
  and
  administrative
  expenses                        $1,633,042       18,260,881         19,893,923        $(4,377,545)(e)     15,516,378
Goodwill amortization                     --               --                 --          1,486,822(f)       1,486,822
                                  ----------       ----------         ----------         -------------      ----------
Income (loss) from
  operations                      (1,633,042)       3,603,807          1,970,765          2,890,723          4,861,488
Other income (expense):
   Interest expense               (3,444,917)        (895,218)        (4,340,135)         4,340,135(g)            --
   Interest and other
     income                               --          190,339            190,339                 --            190,339
                            ----------------      -----------        -----------        -----------          ----------
Income before
  provision for
  income taxes                    (5,077,959)       2,898,928         (2,179,031)         7,230,858          5,051,827
Provision for income
  taxes                                   --          162,339            162,339          2,453,121(h)       2,615,460
                             ---------------      -----------        -----------        -----------          ----------
Net income                        (5,077,959)       2,736,589         (2,341,370)         4,777,737          2,436,367
                                  ==========      ===========        ===========        ===========         ==========
Net income per share                                                                            (j)       $        .29
                                                                                                          ============
Weighted average
  shares used in
  computing pro
  forma net income
  per share                                                                                     (j)            8,349,631


       See accompanying notes to unaudited pro forma financial statements



               VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

                        PRO FORMA STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 1996
                                   (unaudited)


                                                                         Founding             Pro Forma          Pro Forma
                                                     Vestcom             Companies           Adjustments         Combined

Revenues                                                --                32,318,506             --             $ 32,318,506
Cost of revenues                                        --                20,855,581                              20,855,581
                                                     -------              ----------           --------           ----------
         Gross profit                                   --                11,462,925             --               11,462,925
Selling general and
  administrative expenses                               --                 8,778,761         (1,155,651)           7,623,110
Goodwill amortization                                   --                     --               743,411              743,411
                                                     -------               ---------          ---------           ----------
Income (loss) from operations                           --                 2,684,164            412,240            3,096,404
Other income (expense):
  Interest expense                                      --                  (404,359)           404,359(g)             --
  Interest and other income                             --                    83,673              --                  83,673
                                                     -------               ---------           ---------           ----------
Income before provision
  for income taxes                                      --                 2,363,478            816,599            3,180,077
Provision for income taxes                              --                   122,347          1,447,048(h)         1,569,395
                                                     --------            ------------         ------------         ---------
Net income                                                 --              2,241,131           (630,449)          $1,610,682
                                                  ======   ===             =========           =========           =========
Net income per share                                                             (j)                         $           .19
                                                                                                              ===============
Weighted average shares used
  in computing pro forma net
  income per share                                                               (j)                               8,349,631



       See accompanying notes to unaudited pro forma financial statements



               VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

                        PRO FORMA STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 1997
                                   (unaudited)


                                                    Founding                              Pro Forma           Pro Forma
                                      Vestcom       Companies          Total             Adjustments          Combined

Revenues                                  --      $36,486,717        $36,486,717          $(423,013)(i)      $36,063,704
Cost of revenues                          --       23,291,662         23,291,662           (423,013)(i)       22,868,649
                                    --------      -----------        -----------          ---------           ----------
   Gross profit                           --       13,195,055         13,195,055                 --           13,195,055
Selling, general and
  administrative
  expenses                        $  346,691        9,063,685          9,410,376         (1,155,651)(e)        8,254,725
Goodwill amortization                     --               --                 --            743,411(f)           743,411
                                    --------      -----------        -----------          ---------              -------
Income (loss) from
  operations                        (346,691)       4,131,370          3,784,679            412,240            4,196,919
Other income (expense):
   Interest expense                  (54,694)        (846,690)          (901,384)           901,384(g)                 -
   Interest and other
     income                           16,878           20,048             36,926                 --               36,926
                                    --------      -----------       ------------       ------------          -----------
Income before provision
  for income taxes                  (384,507)       3,304,728          2,920,221          1,313,624            4,233,845
Provision for income
  taxes                                   --          201,184            201,184          1,789,719(h)         1,990,903
                                 -----------     ------------       ------------        -----------            ---------
Net income                        $ (384,507)     $ 3,103,544        $ 2,719,037         $ (476,095)          $2,242,942
                                    ========       ==========         ==========          ==========          ==========
Net income per share                                                                            (j)       $          .27
                                                                                                            ============
Weighted average shares
  used in computing
  pro forma net
  income per share                                                                              (j)            8,349,631


       See accompanying notes to unaudited pro forma financial statements


               VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                                   (unaudited)

1.  VESTCOM INTERNATIONAL, INC. BACKGROUND:

     Vestcom International, Inc. (Vestcom) was incorporated to create an international provider of computer output and document management services. Prior to the consummation of the Offering, Vestcom conducted no operations. Vestcom acquired the Founding Companies concurrently with the consummation of the Offering.

2.  HISTORICAL FINANCIAL STATEMENTS:

     The historical financial statements represent the financial position and results of operations of the Founding Companies and were derived from the respective financial statements where indicated. All Founding Companies have a December 31 year-end or they have been converted to a December 31 year-end. The historical financial statements have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

3.  ACQUISITION OF FOUNDING COMPANIES:

     Concurrent with the consummation of the Offering, Vestcom acquired substantially all of the net assets of the Founding Companies. All of the acquisitions of the Founding Companies were accounted for using the purchase method of accounting, with Vestcom being treated as the accounting acquiror for financial statement purposes.

     The following table sets forth for each Founding Company the consideration paid its common stockholders in (i) cash and (ii) shares of Common Stock. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares is determined using an estimated fair value of $11.05 per share (or $31.5 million), which represents a discount of fifteen percent from the initial public offering price of $13 due to restrictions on the sale and transferability of the shares issued. In the event that the utilization of such a fifteen percent discount, as compared with a ten percent discount, would be material to Vestcom's financial statements in the future, Vestcom would utilize a ten percent discount in the preparation of its financial statements at such time and may be required to restate certain of its financial statements to reflect a ten percent discount. Any such change from a fifteen percent to a ten percent discount in the future would result in an increase in the amount of goodwill and annual goodwill amortization, which would have a comparable negative impact on net income. Based on Vestcom's Pro Forma Statement of Operations for the year ended December 31, 1996, a change from a fifteen percent to a ten percent discount would result in an increase in annual goodwill amortization of $90,000.

                                    Shares of
Founding Company                    Common Stock(1)                 Cash
                                                                (In thousands)

Computer Output(2)                      297,028                  $1,592
Comvestrix                              943,643                   4,780
COS Information(3)                      239,988                   1,036
DMS                                   1,049,760                   5,307
EIS(4)                                  114,000                   1,018
Image(5)                                 76,923                   3,000
Mystic                                  130,769                   1,700

(1) Does not include 730,689, 27,436 and 13,718 shares issued to all of the stockholders of Comvestrix, one stockholder of DMS and one stockholder of COS Information, respectively, in connection with the initial capitalization of Vestcom.

(2) An additional earn-out of up to $1,500,000 may be paid, $420,012 of which would be paid in cash and the remainder of which would be paid in Common Stock (83,076 shares), depending on Computer Output's calendar 1997 revenues and net income before interest and taxes ("EBIT"), except for interest on any capital equipment purchases made after the beginning of the earn-out period.

(3) The stockholders of Lirpaco Inc. (COS Information's parent) received 239,988 shares of a Canadian subsidiary of Vestcom, which are exchangeable into 239,988 shares of Vestcom Common Stock. The cash payment in the chart is presented in U.S. dollars. An additional earn-out of up to $2.1 million Canadian dollars may be paid, all of which would be payable in shares of Vestcom's Canadian subsidiary valued at $13.00 per share. Such shares would be exchangeable into up to 137,307 shares of Common Stock (assuming a maximum .85 Canadian dollar conversion rate), depending on COS
     Information's calendar 1997 EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period. See "Canadian Acquisition."

(4) An additional earn-out of up to $6,000,000 may be paid, $1,680,009 of which would be paid in cash and the remainder of which would be paid in stock. Upon the consummation of the Acquisitions, Vestcom delivered shares of a class of the Company's Preferred Stock which are convertible into up to 332,307 shares of Common Stock. The amount of cash and the conversion ratio are based on EIS' EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period, for the two year period beginning on the first day of the fiscal quarter within which the Offering was consummated.

(5) An additional earn-out of up to $4,499,997 may be paid, $700,007 of which would be paid in cash and the remainder of which would be paid in stock. Upon consummation of the Acquisitions, Vestcom delivered shares of a class of the Company's Preferred Stock which are convertible into up to 292,307 shares of Common Stock. The amount of cash and the conversion ratio are based on Image's EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period, for the one year period beginning on the first day of the fiscal quarter within which the Offering was consummated.

     The estimated  purchase  price for the  Acquisitions  is subject to certain
purchase  price  adjustments  at  and  following   consummation.   See  "Certain
Transactions".

     Of the estimated total purchase price of $47.5 million (based on the fair value of the cash and the shares to be issued, net of the $2.4 million cash distribution to the shareholders of certain subchapter S Founding Companies representing their AAA accounts) in the Acquisitions, $3.9 million has been allocated to the assets acquired and liabilities assumed. See "Certain Transactions".

     Based upon management's analysis, it is anticipated that the historical carrying value of the Founding Companies' assets and liabilities will approximate fair value. The amount allocated to goodwill is $43.6 million. Management has not identified any other material tangible or identifiable intangible assets of the Founding Companies to which a portion of the purchase price could reasonably be allocated.

4.  UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS:

     The following tables summarize unaudited pro forma combined balance sheet adjustments:

                                                             Post-            Post-           Post-             Post-
                                         Pro Forma          Merger           Merger          Merger            Merger
                                        Adjustment        Adjustment       Adjustment      Adjustment        Adjustments
                                            (a)               (b)              (c)            (d)             (Total)

Cash and cash equivalents                   --            51,585,306      (11,605,272)      (18,432,403)      21,547,631
Due from related parties                 (602,863)             --              --                --               --
Goodwill                               44,320,428              --              --                --               --
Other assets                                --            (2,149,194)          --                --           (2,149,194)
Short-term borrowings                       --                 --           1,614,154            --            1,614,154
Current portion of long-term
  debt and capital lease
  obligations                               --                 --           3,118,945            --            3,118,945
Due to related parties                    602,863              --           1,596,615            --            1,596,615
Pro forma cash due Founding
  Companies                           (18,432,403)             --              --            18,432,403       18,432,403
Accounts payable and
  accrued expenses                     (1,900,000)         1,092,363           --                --            1,092,363
Deferred income taxes                  (1,854,512)             --              --                --               --
Long-term debt and
  capital lease obligations                 --                 --           5,275,558            --            5,275,558
Pledged stock                             375,000
Other liabilities                      (1,825,000)             --              --                --               --
Common stock                          (26,593,685)       (50,528,475)                                        (50,528,475)
Preferred stock                        (2,481,661)             --              --                --               --
Additional paid-in capital              1,272,299              --              --                --               --
Subscriptions receivable                  (93,335)                             --                --
Retained earnings                       9,352,880              --              --                --               --
Treasury stock                         (2,216,613)             --              --                --               --
Cumulative translation
  adjustments                              76,602              --              --                --               --
                                     -------------      ------------       ----------      ------------      -----------
                                                0                 0                 0                 0                0
                                    ================    ============       ==========      ============      ===========

(a) Records the purchase of the Founding Companies, including the elimination of inter-company balances, and the estimated S Corporation distributions of $1.0 million and the accrual of advisory fees payable to Oppenheimer & Co., Inc.

         Other liabilities have been provided for the termination of the DMS leases pursuant to the contractual terms of the Acquisition of DMS.

         Common Stock includes the stock to be issued to the Founding Companies and elimination of the original common stock of the Founding Companies.

         Preferred Stock includes the stock to be issued to Lirpaco (239,988 shares at $11.05 per share) and elimination of the original preferred stock on Lirpaco's books.

(b) Records the proceeds from the issuance of 4,427,500 shares of Vestcom Common Stock (including 577,500 shares which were issued upon exercise of the Underwriters' over-allotment option), net of underwriting discounts of $4.0 million and estimated offering costs of $4.3 million. Offering costs primarily consist of accounting fees, legal fees and printing expenses.

(c) Records the repayment of all debt, including related party debt, and certain capital lease obligations with proceeds from the Offering.

(d) Records the cash portion to be paid to the Founding Companies in connection with the Acquisitions.

5.  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS:

(e) Adjusts compensation to the level the owners of certain of the Founding Companies have agreed to receive subsequent to the Acquisitions. Amounts include:


                                                                                                                Pro Forma
           December 31, 1996                                       Historical           Contractual             Adjustment
           -----------------                                       ----------           -----------             ----------

Salaries                                                           $4,283,932          $2,206,188(i)          $2,077,744
Perks                                                                 185,700                  --                185,700
Rent adjustments                                                      963,223             683,612(ii)            279,611
Life insurance                                                        101,448                  --                101,448
Forgiveness of debt                                                   100,000                  --                100,000
Consideration lower than initial
 public offering price for shares
  issued in December 1996(iii)                                      1,633,042                  --              1,633,042
                                                                   ----------          ----------             ----------
                                                                   $7,267,345          $2,889,800             $4,377,545
                                                                   ==========          ==========             ==========

                                                                                                               Pro Forma
            June 30, 1996                                          Historical        Contractual              Adjustment
            -------------                                          ----------        -----------              ----------

Salaries                                                           $1,975,365          $1,103,094(i)            $872,271
Perks                                                                  92,850                  --                 92,850
Rent adjustments                                                      481,612             341,806(ii)            139,806
Life insurance                                                         50,724                  --                 50,724
                                                                   ----------          ----------              ---------
                                                                   $2,600,551          $1,444,900             $1,155,651
                                                                   ==========          ==========             ==========

                                                                                                               Pro Forma
            June 30, 1997                                         Historical          Contractual             Adjustment
            -------------                                         ----------          -----------             ----------

Salaries                                                         $  1,975,365         $ 1,103,094(i)           $ 872,271
Perks                                                                  92,850                --                   92,850
Rent adjustments                                                      481,612             341,806(ii)            139,806
Life insurance                                                         50,724                --                   50,724
                                                                   ----------           ---------             ----------
                                                                   $2,600,551          $1,444,900            $ 1,155,651
                                                                   ==========          ==========            ===========

         (i)      Amounts  to  be  paid  as   salaries   to   Founding   Company
                  shareholders pursuant to employment agreements to be executed at the closing of the Acquisitions of the Founding Companies.

         (ii) Amounts to be paid pursuant to amended leases to be executed at the closing of the Acquisitions between entities controlled by Founding Company shareholders and the Company.

         (iii) Reflects the reduction in compensation expense related to the non-recurring non-cash Charge recorded by Vestcom related to Common Stock issued to management and consultants of the Company. The issuances of Common Stock were made in contemplation of the Consolidation and no future issuances of this nature are anticipated.

(f) Records pro forma goodwill amortization expense using a 30-year estimated life.

(g) Records the decrease in interest expense based on pro forma adjustments to debt and capital leases, including a $3.4 million reduction related to the non-recurring, non-cash charge recorded by Vestcom for the Common Stock issued in December 1996.

(h) Records the incremental provisions for federal and state income taxes relating to the compensation differential and other pro forma adjustments as well as the conversion from an S-Corp to a C-Corp of Comvestrix, DMS, Image, Computer Output, and Mystic.

(i)  Eliminates inter-company sales.

(j) Upon completion of the Offering, the number of shares to be used in computing pro forma income per share from continuing operations consists of
     (i) 1,069,680 shares issued to the initial investors in Vestcom, (ii) 2,852,111 shares issued as consideration in the Acquisitions (including 239,988 shares which may be issued upon the conversion of an equal number of shares of Vestcom's Canadian subsidiary issued in connection with the Acquisition of a Founding Company located in Canada), (iii) the 4,427,500 Shares sold in Vestcom's initial public offering (including 577,500 shares issued upon exercise of the underwriters' over-allotment option), and (iv) 340 shares assumed to have been issued for consideration lower than the initial public offering price. Such number excludes (y) 810,000 shares of Common Stock reserved for issuance under the Company's 1997 Equity Compensation Program (the "Stock Option Plan") and (z) up to an aggregate of 844,997 additional shares which may be issued in connection with the Acquisitions of four Founding Companies pursuant to certain earn-out provisions if specified revenue and earnings thresholds are achieved.

     Shares issued to initial investors                              1,069,680
     Shares issued in initial public offering
       (including over-allotment)                                    4,427,500
     Shares issued to acquire Founding Companies                     2,852,111
       Shares assumed to have been issued for consideration
         lower than the initial  public offering price,
         as per SAB No. 83                                                 340
                                                                      ----------
       Shares estimated to be outstanding                            8,349,631
                                                                     ===========

6.  STOCKHOLDERS' EQUITY

         Total stockholders' equity reconciles to pro forma stockholders' equity as follows:

         Total stockholders' equity                                 $ 8,625,280
         Acquisition of Founding Companies                           31,089,758

         Less: Founding Companies' equity                            (8,606,245)
         Less: Organization costs                                    (1,800,000)
                                                                     -----------
         Pro forma stockholders' equity before Offering             $29,308,793
                                                                    ============

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Vestcom International, Inc.:

     We have audited the accompanying balance sheet of Vestcom International, Inc. (a New Jersey corporation), as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows from inception (September 19, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vestcom International, Inc. as of December 31, 1996 and the results of its operations and its cash flows from inception (September 19, 1996) through December 31, 1996 in conformity with generally accepted accounting principles.

                                                        ARTHUR ANDERSEN LLP


Roseland,  New Jersey  February  25, 1997
(except  with respect to Note 3 as to
which the date is March 17, 1997)

                           VESTCOM INTERNATIONAL, INC.

                                  BALANCE SHEET
                             As of December 31, 1996

                                     ASSETS

CASH AND CASH EQUIVALENTS, (including
     restricted cash of $850,000)                               $ 1,344,758
DEFERRED OFFERING COSTS                                             392,664
                                                                -----------
         Total assets                                           $ 1,737,422
                                                                ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Notes payable to related parties                              $ 1,292,732
  Accrued expenses                                                  320,230
                                                                -----------
         Total liabilities                                        1,612,962
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 20,000,000 shares authorized;
    1,295,192 shares issued and outstanding                       5,481,501
  Preferred stock, no par value; 3,000,000 shares authorized;
    no shares issued or outstanding                                   --
  Subscriptions receivable                                         (279,082)
  Accumulated deficit                                            (5,077,959)
                                                                 -----------
         Total stockholders' equity                                 124,460
                                                                 -----------
         Total liabilities and stockholders' equity             $ 1,737,422
                                                                ===========

                 The accompanying notes to financial statements
                   are an integral part of this balance sheet.

                           VESTCOM INTERNATIONAL, INC.
                             STATEMENT OF OPERATIONS
     For the Period from Inception (September 19, 1996) to December 31, 1996



REVENUES                                              $   --
COST OF REVENUES                                          --
                                                       ---------
         Gross profit                                     --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES           1,633,042
                                                       ----------
         Loss from operations                         (1,633,042)
OTHER EXPENSES--Interest expense                       3,444,917
                                                      -----------
         Net loss                                    $(5,077,959)
                                                     ============

                 The accompanying notes to financial statements
                     are an integral part of this statement.

                           VESTCOM INTERNATIONAL, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY
     For the Period from Inception (September 19, 1996) to December 31, 1996



                                                                                                               Total
                                         Common Stock                Subscriptions        Accumulated        Stockholders'
                                     Shares         Amount             Receivable          Deficit             Equity

BALANCE AT
   SEPTEMBER 19, 1996                  --         $       --            $      --        $        --         $        --
   Issuance of
     common stock                 791,346             39,965                   --                 --              39,965
   Issuance of
     common stock                 503,846          5,441,536             (279,082)                --           5,162,454
   Net loss                            --                 --                   --         (5,077,959)         (5,077,959)
                           --------------    ---------------       --------------        -----------         -----------
BALANCE AT
   DECEMBER 31,
     1996                       1,295,192         $5,481,501            $(279,082)       $(5,077,959)        $   124,460
                                =========         ==========            =========        ===========         ===========


               The accompanying notes to financial statements are
                      an integral part of this statement.


                           VESTCOM INTERNATIONAL, INC.

                             STATEMENT OF CASH FLOWS

     For the Period from Inception (September 19, 1996) to December 31, 1996





CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                                                  $(5,077,959)
   Adjustments to reconcile net income to net cash used in
     operating activities--
      Discount on issuance of stock                                                                            5,074,233
      Changes in operating assets (increase) decrease in--
         Deferred offering costs                                                                                (392,664)
      Changes in operating liabilities increase (decrease) in--
         Accrued expenses                                                                                        320,230
                                                                                                                 --------
            Net cash used in operating activities                                                                (76,160)
                                                                                                               ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable                                                                                 1,292,732
   Sale of common stock                                                                                          128,186
                                                                                                               ---------
            Net cash provided by financing activities                                                          1,420,918
                                                                                                               ---------
            Net increase in cash and cash equivalents                                                          1,344,758
CASH AND CASH EQUIVALENTS, beginning of period                                                                        --
                                                                                                            ------------
CASH AND CASH EQUIVALENTS, end of period                                                                    $  1,344,758
                                                                                                            ============

                 The accompanying notes to financial statements
                     are an integral part of this statement.

                           VESTCOM INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS



(1)  Nature of Business

     Vestcom International, Inc. (a New Jersey corporation) ("Vestcom" or the "Company"), was formed in September 1996 to create an international provider of computer output and document management services. The Company's primary strategy is to consolidate similar and complementary companies in the highly fragmented computer output and document management services industry through acquisitions.

     Vestcom intends to acquire seven companies (the "Acquisitions"), complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire, through merger or purchase, similar companies to expand its operations. In March 1997, Vestcom filed a registration statement on Form S-1 for the initial public offering of its common stock.

     Vestcom's primary assets at December 31, 1996, are cash, receivables and deferred offering costs. Vestcom has not conducted any operations, and all activities to date have related to the Acquisitions and the Offering. Cash was generated from related parties for the initial capitalization of the Company (see Note 4). There is no assurance that the Acquisitions discussed above will be completed and that Vestcom will be able to generate future operating revenues. Funding for the deferred offering costs has been provided by the parties described in Note 4. Vestcom is dependent upon the Offering to fund the amounts due to such parties, the pending acquisitions and future operations.

(2)  Summary of Significant Accounting Policies

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Restricted cash of $850,000 is held in escrow at December 31, 1996 and may only be used to pay expenses associated with the formation of the Company, the Acquisitions, and the Offering.

  Deferred Offering Costs

     The Company has deferred all costs of raising capital. These costs will be offset against the capital generated by the Offering.

  Income Taxes

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.

     The Company has recorded a full valuation allowance against all deferred tax assets due to the uncertainty of ultimate realizability. Accordingly, no income tax benefits have been recorded for current year losses.

  New Accounting Pronouncements

         Effective September 19, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future cash flows associated with the asset is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

     As of September 19, 1996, SFAS No. 123, "Accounting for Stock-Based Compensation," will be effective for the Company. SFAS No. 123 permits, but does not require, a fair value-based method of accounting for employee stock option plans which results in compensation expense recognition when stock options are granted. As permitted by SFAS No. 123, the Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

(3)      Notes Payable

     On September 19, 1996, the Company issued Promissory Notes to related parties in the aggregate amount of $160,035. The principal and interest are due on the earlier of the Offering, or June 30, 1997. On December 31, 1996, the Company issued Senior Notes to related parties in the aggregate amount of $1,132,697. The principal and interest are due and payable on the earlier of the Offering, or June 30, 1997. All notes bear interest at a rate equal to the fluctuating interest rate announced by a certain bank as its prime rate (8% at December 31, 1996). The Senior Notes include notes payable to Oppenheimer & Co., Inc. ("Oppenheimer"), Opco Senior Executive Partnership, L.P. ("OSEP") (an Oppenheimer affiliate), Richard D. White (a managing director of Oppenheimer who will become a director of Vestcom upon consummation of the Offering), Comvestrix Corp. ("Comvestrix") (one of the Founding Companies), an entity controlled by Gary J. Marcello (president of a Founding Company), and Mr. Howard April (president of a Founding Company) in the principal amounts of $432,495.53, $108,123.88, $72,082.59, $399,996.26, $79,999.16 and $39,999.58, respectively.
In the event the Company is unable to pay the notes in full when due, the noteholders have agreed to extend the due date of the notes to the earlier of the Offering or December 31, 1998. In addition, to the extent the Company's net assets are inadequate to satisfy the notes in full at December 31, 1998, the noteholders have agreed not to take any action to collect on such notes.

(4)  Initial Capitalization

     The Company was initially capitalized with $1.7 million, $200,000 of which was funded in September 1996 and the remaining $1.5 million of which was funded in December 1996. The $200,000 was comprised of $160,035 of promissory notes provided by Comvestrix and Peter J. McLaughlin (Executive Vice President of Vestcom) and $39,965 of equity, represented by 791,346 shares of common stock, provided by the stockholders of Comvestrix and Mr. McLaughlin. The 791,346 shares include 512,446 shares which were issued to Joel Cartun (President, Chief Executive Officer and a director of Vestcom and Comvestrix), 11,127 shares which were issued to Leslie M. Abcug (Vice President--Finance and Administration of Vestcom and Comvestrix) and 197,837 shares which were issued to Mr. McLaughlin.

     The $1.5 million was raised in a private placement of stock and notes to Oppenheimer, OSEP, Mr. White, Comvestrix, the stockholders of Comvestrix (including Mr. Cartun and Mr. Abcug), Mr. Marcello's company and Mr. April's company. Mr. Marcello and Mr. April will become directors of Vestcom upon the consummation of the Offering.

     The $1.5 million was comprised of 503,846 shares of common stock of Vestcom, and notes in the aggregate principal amount of $1,132,697. Shares issued included 229,773, 57,443, 38,296, 118,444, 27,436, 13,718 and 2,572
shares of Common Stock to Oppenheimer, OSEP, Mr. White, Mr. Cartun, Mr. Marcello's entity, Mr. April and Mr. Abcug, respectively. In connection with the sale of the 503,846 shares of common stock, the Company recorded a non-recurring, non-cash charge to compensation and interest expense of $5.1 million, representing the difference between the amount paid for the shares and the estimated fair value of the shares at the date of sale.

(5)  Related Party Transaction

     The Company has signed a definitive agreement to acquire Comvestrix, a related company through common ownership, to be effective with the Offering. Comvestrix will be acquired for a total consideration consisting of 943,643 shares of common stock and approximately $4.8 million in cash which will be paid out of the net proceeds of the Offering.

     Mr. McLaughlin received $74,400 from Vestcom in 1997 for consulting services rendered to Vestcom during 1996, which is included in deferred offering costs in the accompanying balance sheet. In addition, upon the consummation of the Offering, Vestcom has agreed to pay McLaughlin & Tonra, a partnership in which Mr. McLaughlin held a 50% interest, the sum of $75,000 in payment of consulting services rendered by that firm in connection with the Acquisitions and the Offering.

(6) Events Subsequent to Date of Report of Independent Public Accountants (unaudited)

     Merger Agreements

     Vestcom and separate wholly-owned subsidiaries have signed definitive agreements to acquire by merger seven companies (the Founding Companies) to be effective with the Offering. The Founding Companies are Comvestrix Corp., Morris County Direct Mail Services, Inc. and related companies, Computer Output Systems, Inc., Electronic Imaging Services, Inc., Image Printing Systems Inc., Lirpaco and subsidiary and Mystic Graphic Systems, Inc. The aggregate consideration that was required to be paid by Vestcom to acquire the Founding Companies is, subject to working capital adjustments and earnouts, approximately $18.4 million in cash and 2,852,111 shares of Vestcom common stock.

     Credit Facility

     In March 1997, the Company received a commitment letter from a bank providing for a $30 million bank credit facility to be used for acquisitions, working capital and other corporate purposes. This credit facility is contingent upon the Offering occurring.

     Acquisition and Offering Costs

     Subsequent to December 31, 1996, the Company has incurred additional costs, including professional fees and travel, associated with the acquisition of the Founding Companies and the Offering. Accordingly, accrued liabilities have increased to approximately $1.2 million as of February 28, 1997.

     Stock Option Plan

     In March 1997, the Company approved the 1997 Equity Compensation Program (the "Stock Option Plan") which provides for the granting or awarding of stock options and stock appreciation rights to nonemployee directors, officers and other key employees and consultants (including officers of the Founding Companies). The number of shares authorized and reserved for issuance under the Plan is limited to the greater of 700,000 shares or 10 percent of the number of shares of common stock outstanding. In general, the terms of the option awards (including vesting schedules) will be established by the Company's Board of Directors or a Compensation Committee.

     The Stock Option Plan also provides for automatic option grants to directors who are not otherwise employed by Vestcom or its subsidiaries. Upon commencement of service, a nonemployee director will receive a nonqualified option to purchase 10,000 shares of common stock, and continuing nonemployee directors will receive annual options to purchase 5,000 shares of common stock. Options granted to nonemployee directors become fully exercisable one year after the date of grant. Nonemployee directors' options have a term of ten years from the date of grant.

     Upon consummation of the Acquisitions and the Offering, options covering an aggregate of 286,550 shares of common stock will be outstanding under the Stock Option Plan, including (i) options to purchase 10,000 shares of common stock which will have been granted to each of Mr. White, Fred S. Lafer, Stephen R. Bova and Leonard J. Fassler, (ii) options to purchase 15,000 shares of common stock which will have been granted to Mr. April and (iii) options to purchase an additional 231,550 shares of common stock which will have been granted to other employees of Vestcom and its subsidiaries. All of these options will expire ten years after the date of grant (except for Mr. April's options, which will expire on January 2, 2001) and have an exercise price, subject to adjustment, equal to the initial public offering price of the Common Stock in the Offering. Such options will be exercisable annually in 25% increments beginning with the first anniversary of the date of grant, except for the options granted to Messrs. White, April, Lafer, Bova and Fassler, which become fully exercisable one year after the date of grant.

     Employment Agreements

     Mr. Cartun and Mr. McLaughlin have each entered into an employment agreement with the Company. Mr. Cartun's will commence on the consummation of the Offering and the Acquisitions and Mr. McLaughlin's agreement commenced on March 1, 1997. Both agreements will continue for a term of three years following the consummation of the Offering. Pursuant to their respective agreements, Mr. Cartun will serve as President and Chief Executive Officer of the Company at an annual base salary of $200,000 and Mr. McLaughlin will serve as Executive Vice President of the Company at an annual base salary of $144,000.

     Each of the employment agreements provides that, in the event of a termination of employment by the Company without cause, such employee will be entitled to receive from the Company an amount in cash equal to the employee's then current annual base salary for the remainder of the term.

     Undesignated Stock

     In March, 1997, the Company filed a restated Certificate of Incorporation, to eliminate the Preferred Stock and create a class of 10,000,000 shares of Undesignated Stock.

     New Accounting Standard

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share". This statement supersedes APB Opinion No. 15, "Earnings per Share" and simplifies the computation of earnings per share ("EPS"). Primary EPS is replaced with a presentation of basic EPS. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted- average number of common shares outstanding for the period. Fully diluted EPS is replaced with diluted EPS. Diluted EPS reflects the potential dilution if certain securities are converted. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities that issue any securities other than ordinary common stock. SFAS No. 128 will be effective for financial statements for both interim and annual periods ending after December 15, 1997, and requires retroactive restatement of all EPS data presented. The Company plans to adopt the statement on December 31, 1997. The Company does not expect the effect of adopting SFAS No. 128 to have a material impact on its EPS calculations, and, if adopted currently, SFAS No. 128 would not have a material impact on the Company's reported EPS.


                                            VESTCOM INTERNATIONAL, INC.

                                             CONDENSED BALANCE SHEETS
                                     As of December 31, 1996 and June 30, 1997


                                                                                        Historical          Pro Forma
                                                                    December 31,         June 30,           June 30,
                                                                        1996               1997               1997
                                                                        ----               ----               ----
                                                                                        (unaudited)        (unaudited)

                                                      ASSETS

CASH AND CASH EQUIVALENTS                                            $   1,344,758         $  238,376         $  238,376

PROPERTY AND EQUIPMENT, net                                                     --             16,560             16,560
DEFERRED OFFERING COSTS                                                    392,664          2,149,194          2,149,194
                                                                       -----------        -----------        -----------
         Total assets                                                  $ 1,737,422        $ 2,404,130        $ 2,404,130
                                                                       ===========        ===========        ===========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Notes payable to related parties                                   $  1,292,732        $ 1,292,732        $ 1,292,732
   Pro forma cash due to Founding Companies                                     --                 --         18,432,403
   Accrued expenses                                                        320,230          1,092,363          1,092,363
                                                                      ------------          ---------      -------------
         Total liabilities                                               1,612,962          2,385,095         20,817,498
                                                                        ----------          ---------       ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
   Common stock                                                          5,481,501          5,481,501          5,481,501
   Pro forma distributions to
     Founding Companies                                                         --                 --        (18,432,403)
   Subscriptions receivable                                               (279,082)                --                 --
   Accumulated deficit                                                  (5,077,959)        (5,462,466)        (5,462,466)
                                                                      ------------        -----------        -----------
         Total stockholders' equity                                        124,460             19,035        (18,413,368)
                                                                      ------------      -------------        -----------
         Total liabilities and
           stockholders' equity                                         $1,737,422        $ 2,404,130         $2,404,130
                                                                        ==========        ===========         ==========

            The accompanying notes to condensed financial statements
                  are an integral part of these balance sheets


                           VESTCOM INTERNATIONAL, INC.

                        CONDENSED STATEMENT OF OPERATIONS

                     For the Six Months Ended June 30, 1997

REVENUES                                                                                                         $    --
COST OF REVENUES                                                                                                      --
                                                                                                                  -------
         Gross profit                                                                                                 --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                                                     346,691
                                                                                                                 --------

         Loss from operations                                                                                   (346,691)

OTHER INCOME (EXPENSE)
  Interest expense                                                                                               (54,694)
  Interest and other income                                                                                       16,878
                                                                                                                 --------
         Net loss                                                                                              $(384,507)
                                                                                                               ==========

                  The accompanying notes to condensed financial
               statements are an integral part of this statement.


                           VESTCOM INTERNATIONAL, INC.

                        CONDENSED STATEMENT OF CASH FLOWS
                     For the Six Months Ended June 30, 1997


                                                                                                                 1997
                                                                                                              (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                                                  $  (384,507)
   Adjustments to reconcile net income to
     net cash used in operating activities--
      Depreciation and amortization                                                                                  878
      Changes in operating assets (increase) decrease in--
         Deferred offering costs                                                                              (1,756,530)
      Changes in operating liabilities increase (decrease) in--
         Accrued expenses                                                                                        772,133
                                                                                                               ----------
           Net cash used in operating activities                                                              (1,368,026)
                                                                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                                                                         (17,438)
                                                                                                              -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

           Collection of subscriptions receivable                                                                279,082
                                                                                                              -----------
         Net cash provided by financing activities                                                               279,082
                                                                                                             -----------

         Net decrease in cash and cash equivalents                                                            (1,106,382)

CASH AND CASH EQUIVALENTS, beginning of period                                                                 1,344,758
                                                                                                             -----------

CASH AND CASH EQUIVALENTS, end of period                                                                     $   238,376
                                                                                                             ===========

          The accompanying notes to condensed financial statements are an integral part of these statements.

                           VESTCOM INTERNATIONAL, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (unaudited)


(1)   Basis of Presentation

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the financial statements and footnotes thereto for the period ended December 31, 1996, included elsewhere in this Registration Statement.

     The pro forma balance sheet as of June 30, 1997, reflects a distribution of the cash consideration of $18,423,390 to be received by the Founding Company stockholders in connection with the Acquisitions (as defined below). The cash consideration of $18,423,390 is to be funded from the proceeds of the Offering discussed below.

(2) Nature of Business

     Vestcom International, Inc. (a New Jersey corporation) ("Vestcom" or the "Company"), was formed in September 1996 to create an international provider of computer output and document management services. The Company's primary strategy is to consolidate similar and complementary companies in the highly fragmented computer output and document management services industry through acquisition.

     Vestcom intends to acquire seven companies (the "Acquisitions"), complete an initial public offering (the "Offering") of its common stock (taken together "the Consolidation") and, subsequent to the Consolidation, continue to acquire, through merger or purchase, similar companies to expand its operations. In March 1997, Vestcom filed a registration statement on Form S-1 for the initial public offering of its common stock.

     Vestcom's primary assets at June 30, 1997, are cash, and deferred offering costs. Vestcom has not conducted any operations, and all activities to date have related to the Acquisitions and the Offering. Cash was generated from related parties for the initial capitalization of the Company. There is no assurance that the Acquisitions discussed above will be completed and that Vestcom will be able to generate future operating revenues. Vestcom is dependent upon the Offering to fund the amounts due to related parties, the pending Acquisitions and future operations.

(3)  Merger Agreement

     Vestcom and separate wholly-owned subsidiaries have signed definitive agreements to acquire by merger seven companies (the "Founding Companies") to be effective with the Offering. The Founding Companies are Comvestrix Corp., Morris County Direct Mail Services, Inc. and related companies, Computer Output Systems, Inc., Electronic Imaging Services, Inc., Image Printing Systems Inc., Lirpaco and subsidiary and Mystic Graphic Systems, Inc. The aggregate consideration that will be paid by Vestcom to acquire the Founding Companies is, subject to working capital adjustments and earnouts, approximately $18.4 million in cash and 2,852,111 shares of Vestcom common stock.

(4)  Credit Facility

     In March 1997, the Company received a commitment letter from a bank providing for a $30 million bank credit facility to be used for acquisitions, working capital and other corporate purposes. This credit facility is contingent upon the Offering occurring.

(5)  Stock Option Plan

     In March 1997, the Company approved the 1997 Equity Compensation Program (the "Stock Option Plan") which provides for the granting or awarding of stock options and stock appreciation rights to nonemployee directors, officers and other key employees and consultants (including officers of the Founding Companies). The number of shares authorized and reserved for issuance under the Plan is limited to the greater of 700,000 shares or 10 percent of the number of shares of common stock outstanding. In general, the terms of the option awards (including vesting schedules) will be established by the Company's Board of Directors or a Compensation Committee.

(6) Employment Agreements

     Certain executives of the Company have entered into employment agreements with the Company. Mr. Cartun's will commence on the consummation of the Offering and the Acquisitions and Mr. McLaughlin's agreement commenced on March 1, 1997. Both agreements will continue for a term of three years following the consummation of the Offering. Pursuant to their respective agreements, Mr. Cartun will serve as President and Chief Executive Officer of the Company at an annual base salary of $200,000 and Mr. McLaughlin will serve as Executive Vice President of the Company at an annual base salary of $144,000. Mr. Goldman has entered into an at-will employment agreement with Vestcom, dated May 21, 1997, pursuant to which he will serve as Executive Vice President and Chief Financial Officer of the Company at an annual base salary of $180,000. Mr. Goldman's agreement provides that in the event of a Change in Control, if he does not receive sufficient prior notice of continued employment, he will be entitled to receive severance pay of $180,000, in 12 monthly installments. Mr. Goldman also has the right in the event of a Change in Control to terminate his employment, in which case he will be entitled to receive the $180,000 of severance pay. Mr. Goldman's agreement also contains certain non-competition covenants which will continue for one year following termination of employment. Upon consummation of the Offering, Mr. Goldman's agreement provides that he will be granted options to purchase 50,000 shares of Common Stock at an exercise price equal to the initial public offering price.

     Each of the employment agreements provides that, in the event of a termination of employment by the Company without cause, such employee will be entitled to receive from the Company an amount in cash equal to the employee's then current annual base salary for the remainder of the term.

(7) Capital Stock

     In March, 1997, the Company filed a restated Certificate of Incorporation, to eliminate the Preferred Stock and create a class of 10,000,000 shares of Undesignated Stock.

     In May and July 1997, Oppenheimer returned to Vestcom an aggregate of 225,512 shares of common stock.

(8)  New Accounting Standard

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share". This statement supersedes APB Opinion No. 15, "Earnings per Share" and simplifies the computation of earnings per share ("EPS"). Primary EPS is replaced with a presentation of basic EPS. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Fully diluted EPS is replaced with diluted EPS. Diluted EPS reflects the potential dilution if certain securities are converted. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities that issue any securities other than ordinary common stock. SFAS No. 128 will be effective for financial statements for both interim and annual periods ending after December 15, 1997, and requires retroactive restatements of all EPS data presented. The Company plans to adopt the statement on December 31, 1997. The Company does not expect the effect of adopting SFAS No. 128 to have a material impact on its EPS calculations, and, if adopted currently, SFAS No. 128 would not have a material impact on the Company's reported EPS.

(9) Prepaid Expenses

     In connection with the filing of the  Registration  Statement  discussed in
Note 2, the Company has recorded Deferred Offering Costs of approximately $2,149,194 as of June 30, 1997. Such amount, which represents fees of the Company's professionals and consultants in connection with the Offering, will be charged against equity upon successful completion of the Offering. If the Offering is not successful such amounts will be expensed.

(10) Commitments and Contingencies

     In May, 1997 the Company entered into an agreement with Oppenheimer & Co., Inc. ("Oppenheimer") pursuant to which the Company agreed to pay Oppenheimer an aggregate amount of up to $1.8 million for advisory services provided by Oppenheimer. Such amount is payable only upon the successful completion of the Consolidation. In addition, Vestcom has agreed to reimburse Oppenheimer for up to $75,000 of out-of-pocket expenses related to such services.

(11)  Subsequent Events

     On July 30, 1997, Vestcom International, Inc. announced the initial public offering of 3,850,000 shares of its Common Stock at a price of $13.00 per share. The Company's underwriters exercised in full an option to purchase an additional 577,500 shares of the Company's Common Stock at $13.00 per share to cover over allotments of the initial public offering. The initial public offering was consummated on August 4, 1997. The capital raised by this offering was approximately $54,000,000, net of underwriting discounts.

     Concurrently with the consummation of the Company's initial public offering, Vestcom International, Inc. acquired seven companies in the computer output and document management services industry - Comvestrix Corp., Morris County Direct Mail Services, Inc. and related companies, Image Printing Systems, Inc., Electronic Imaging Services, Inc., COS Information Inc., Computer Output Systems, Inc. and Mystic Graphic Systems, Inc.

     The net proceeds of the offering are being used to pay the cash portion of the purchase price for the seven Founding Companies, and are being used to repay certain indebtedness of Vestcom and of the Founding Companies, to pay certain fees in connection with the acquisitions of the Founding Companies and for general corporate purposes, which are expected to include future acquisitions.

On August 13, 1997, the Company and Summit Bank entered into an Equipment Loan and Revolving Credit Agreement in the amount of $30,000,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
  Comvestrix Corp.:

     We have audited the accompanying balance sheets of Comvestrix Corp. (a Delaware corporation) as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comvestrix Corp. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 12, 1997



                                COMVESTRIX CORP.

                                 BALANCE SHEETS
                        As of December 31, 1995 and 1996


                                                                                   1995                       1996
                                                                                   ----                       ----

                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                                   $   150,832                 $  106,610
   Accounts receivable, net of
     allowance for doubtful accounts
     of $103,548 and $111,724 in 1995
     and 1996, respectively                                                      3,258,311                  4,135,168
   Postage receivable                                                              130,448                    832,303
   Due from Vestcom                                                                  --                       527,056
   Supplies inventory                                                              401,375                    417,869
   Prepaid postage                                                                 920,937                    885,123
   Prepaid expenses and other
     current assets                                                                235,920                    126,761
                                                                                 ---------                  ---------
         Total current assets                                                    5,097,823                  7,030,890
PROPERTY AND EQUIPMENT, net of accumulated
  depreciation and amortization                                                  4,061,339                  4,385,047
OTHER ASSETS                                                                       132,875                    105,750
                                                                                 ---------                 ----------
         Total assets                                                           $9,292,037                $11,521,687
                                                                                ===========               ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings                                                       $  1,000,000                 $1,900,000
  Current portion of long-term debt                                                626,315                    785,472
  Current portion of capital lease obligations                                     255,657                         --
  Accounts payable and accrued expenses                                          1,752,836                  2,461,042
  Advanced postage                                                                 397,182                    888,809
  Other current liabilities                                                        150,345                    135,810
                                                                                ----------                 ----------
         Total current liabilities                                               4,182,335                  6,171,133
LONG-TERM DEBT                                                                   1,017,380                    682,611
DEFERRED LEASE EXPENSES                                                            324,176                    380,297
DEFERRED INCOME TAXES                                                               35,000                      3,157
                                                                                ----------                 ----------
         Total liabilities                                                       5,558,891                  7,237,198
                                                                                ----------                 ----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.00125 par value; 6,500,000
  shares  authorized;  5,900,000 and
  6,000,000 shares issued;  3,634,000
  and 3,734,000  shares  outstanding
  in 1995 and 1996, respectively                                                     7,375                      7,500
  Additional paid-in capital                                                       232,988                    355,863
  Subscriptions receivable                                                          (4,500)                  (106,297)
  Retained earnings                                                              4,935,663                  5,465,803
                                                                                -----------                -----------
                                                                                 5,171,526                  5,722,869
Less--Treasury stock, 2,266,000 shares at cost                                  (1,438,380)                (1,438,380)
                                                                                -----------                -----------
         Total stockholders' equity                                              3,733,146                  4,284,489
                                                                                -----------                -----------
         Total liabilities and
        stockholders' equity                                                   $ 9,292,037                $11,521,687
                                                                               ===========                ===========

                 The accompanying notes to financial statements
                  are an integral part of these balance sheets.



                                COMVESTRIX CORP.

                            STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1994, 1995 and 1996




                                                          1994                       1995                     1996
                                                          ----                       ----                     ----

REVENUES                                               $16,605,558                $19,298,468               $21,446,745
COST OF REVENUES                                         9,902,000                 10,610,825                12,329,784
                                                        ----------                -----------               -----------
         Gross profit                                    6,703,558                  8,687,643                 9,116,961
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                                6,423,696                  7,052,765                 7,282,491
                                                       -----------                 -----------              -----------
         Income from operations                            279,862                  1,634,878                 1,834,470
                                                       -----------                 -----------              -----------
OTHER INCOME (EXPENSE):
   Interest expense                                        (44,025)                   (58,515)                 (140,804)
   Interest and other income                                 3,626                     44,890                    63,051
   Contract settlement income                                   --                    475,250                       --
                                                          --------                -----------              -----------
                                                           (40,399)                   461,625                   (77,753)
         Income before provision
           (benefit) for
             income taxes                                  239,463                  2,096,503                 1,756,717
                                                        -----------                -----------              -----------
PROVISION (BENEFIT) FOR
  INCOME TAXES       (122,000)                              79,277                      9,298
                  -----------                           -----------                ----------
         Net income                                    $   361,463                $ 2,017,226               $ 1,747,419
                                                       ===========                ===========               ===========


                 The accompanying notes to financial statements
                    are an integral part of these statements.



                                COMVESTRIX CORP.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1994, 1995 and 1996

                                                                                                                    Total
                                                          Additional                                                Stock-
                                            Common Stock    Paid-in Subscriptions  Retained   Treasury Stock        holders'
                                         Shares    Amount   Capital  Recievable    Earnings  Shares     Amount      Equity

BALANCE AT
  JANUARY 1, 1994                       590,000    $7,375 $232,988   $(39,610)  $3,865,219   197,600 ($1,200,000) $ 2,865,972
  Purchase of treasury stock                 --        --       --        --          --      29,000    (238,380)    (238,380)
  Collection of subscriptions receivable     --        --       --     30,430         --        --         --          30,430
  Net income                                 --        --       --        --       361,463      --         --         361,463
                                     ----------    ------ --------  ---------  -----------  -------- -----------  -----------

BALANCE AT DECEMBER 31, 1994            590,000     7,375  232,988     (9,180)   4,226,682   226,600  (1,438,380)   3,019,485
  Recapitalization of common stock    5,310,000        --      --          --         --   2,039,400        --          --
  Collection of subscriptions receivable     --        --      --       4,680         --        --         --           4,680
  Net income                                 --        --      --          --    2,017,226      --         --       2,017,226
  Distributions to
    stockholders                             --        --      --          --   (1,308,245)     --         --      (1,308,245)
                                     ----------    ------ --------  --------- ----------   ---------  ---------    ----------

BALANCE AT DECEMBER 31, 1995          5,900,000     7,375  232,988     (4,500)   4,935,663 2,266,000  (1,438,380)   3,733,146
  Issuance of common stock              100,000       125  122,875   (123,000)        --        --         --          --
  Collection of subscriptions receivable     --        --       --     21,203         --        --         --          21,203
  Net income                                 --        --       --         --    1,747,419      --         --       1,747,419
  Distributions to
    stockholders                             --        --       --         -- (1,217,279)       --         --      (1,217,279)
                                      ---------    ------ --------  --------- ----------   ---------  -----------   ----------

BALANCE AT DECEMBER 31, 1996          6,000,000    $7,500 $355,863  $(106,297)$5,465,803   2,266,000 ($1,438,380) $ 4,284,489
                                      ========     ====== ========  ========= ==========   =========  ==========  ===========

     The accompanying notes to financial statements are an integral part of these statements.



                                COMVESTRIX CORP.
                            STATEMENTS OF CASH FLOWS
              For The Years Ended December 31, 1994, 1995 and 1996

                                                                           1994               1995               1996
                                                                           ----               ----               ----

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                             $ 361,463        $ 2,017,226        $ 1,747,419
   Adjustments to reconcile
     net income to net cash provided
     by operating activities--
         Depreciation and amortization                                     898,606          1,004,901          1,143,391
         Provision for doubtful accounts                                     6,352             16,875              8,176
         Deferred income tax provision                                          --             35,000            (31,843)
         Gain on sale of property                                               --                 --             (2,598)
         Changes in operating assets
           (increase) decrease in--
           Accounts receivable                                            (271,441)          (204,876)          (885,033)
           Postage receivable                                              (92,560)            53,599           (701,855)
           Supplies inventory                                              (20,575)          (157,406)           (16,494)
           Prepaid postage                                                (104,396)          (601,788)            35,814
           Prepaid expenses and other assets                              (107,372)           (78,664)           136,284
           Changes in operating
             liabilities increase
             (decrease) in--
           Accounts payable and accrued expenses                           937,583            (97,085)           708,206
           Advanced postage                                                252,917           (279,438)           491,627
           Other current liabilities                                      (121,954)            17,818            (14,535)
           Deferred charges                                                225,041             99,135             56,121
                                                                        ----------       ------------          ---------
                Net cash provided by
                  operating activities                                   1,963,664          1,825,297          2,674,680
                                                                        ----------        ------------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                                  (928,338)        (1,983,186)        (1,473,761)
   Proceeds from sale of equipment                                              --                 --              9,260
                                                                           -------         ----------          ----------
         Net cash used in investing activities                            (928,338)        (1,983,186)        (1,464,501)
                                                                          --------         ----------          ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net short-term borrowings                                              (225,000)           500,000            900,000
   Proceeds from long-term borrowings                                      355,000          1,524,000            507,000
   Principal payments on long-term
     debt and capital leases obligations                                  (909,888)          (528,077)          (938,269)
   Due from Vestcom                                                             --                 --           (527,056)
   Collection of subscriptions receivable                                   30,430              4,680             21,203
   Repurchase of common stock                                             (238,380)                --                 --
   Distributions to stockholders                                                --         (1,308,245)        (1,217,279)
                                                                        ----------       ------------        -----------
               Net cash provided by
                 (used in) financing activities                           (987,838)           192,358         (1,254,401)
                                                                        ---------- -      -----------        -----------
               Net increase(decrease)
                 in cash and cash equivalents                               47,488             34,469            (44,222)
CASH AND CASH EQUIVALENTS, beginning of year                                68,875            116,363            150,832
                                                                        ----------        ------------       -----------
CASH AND CASH EQUIVALENTS, end of year                                  $  116,363        $   150,832        $   106,610
                                                                        ==========        ============       ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for--
    Interest                                                            $   44,025        $    49,858        $   137,399
                                                                        ==========        ===========        ===========
    State income tax                                                    $       50        $    28,332        $    42,712
                                                                        ==========        ===========        ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH
  FINANCING ACTIVITY:
    Issuance of common stock evidenced
      by subscriptions receivable                                               --                 --            123,000
                                                                        ==========       ============        ===========

     The accompanying notes to financial statements are an integral part of these statements.


                                COMVESTRIX CORP.

                          NOTES TO FINANCIAL STATEMENTS


(1)  Nature of Business

     Comvestrix Corp. (the "Company") is a Delaware corporation. The Company's primary businesses are (i) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (ii) computer center document outsourcing services, (iii) mailing services and (iv) forms management.

     The Company and its stockholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2)  Summary of Significant Accounting Policies

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

  Cash and Cash Equivalents

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

     Supplies inventory consists of paper, toner, developer and other disposable chemicals, film and micrographic chemicals, and packaging materials. Supplies are valued at cost, which approximates market, with cost determined using the first-in-first-out method.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual Federal income taxes on their respective shares of the Company's taxable income. Accordingly, no provision for Federal corporate income taxes has been made in the accompanying financial statements.

     The Company was subject to state corporate income tax for 1994, but elected S corporation status for 1995 state income tax purposes. The Company's state taxable income is included in each stockholder's individual state income tax return. The Company is liable for a limited state income tax.

     Deferred state income tax results from the Company filing its tax returns on the cash basis and its financial statements on the accrual basis, as well as the use of different methods of depreciation for financial statement and income tax reporting purposes.

     For purposes of preparing these financial statements, a pro forma provision for Federal and state income taxes has been provided on the income statement as if the Company was a C corporation for the year ended December 31, 1996.

  New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Concentration of Credit Risk

     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the United States, primarily in the financial, pharmaceutical and telecommunication industries. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

(3)  Property and Equipment

     Property and equipment consist of the following at December 31:

                                                                                                                   Estimated
                                                                                                                   Useful
                                                                                                                   Lives
                                                                          1995                  1996               (Years)
                                                                          ----                  ----               -------

         Software                                                     $   570,979         $   662,059                3-5
         Machinery and equipment                                        8,218,062           9,126,941                5-7
         Furniture and fixtures                                           955,085           1,095,725                10
         Leasehold improvements                                           499,195             955,904                8-10
         Construction in progress                                         223,219                  --
                                                                      -----------         -----------
                                                                       10,446,540          11,840,629
         Less--Accumulated depreciation
           and amortization                                            (6,405,201)         (7,455,582)
                                                                      -----------         -----------
         Property and equipment, net                                  $ 4,061,339         $ 4,385,047
                                                                      ===========         ===========


     Leased equipment under capital leases (included above) consists of the following at December 31:

                                                                           1995             1996
                                                                           ----             ----

         Equipment                                                      $ 642,902            --
         Less--Accumulated amortization                                  (183,686)           --
                                                                        ---------           ---
                                                                        $ 459,216           $--
                                                                        =========           ===

     The equipment previously under capital lease was purchased by the Company during 1996.

     Depreciation and amortization expense on property and equipment charged to operations for the years ended December 31, 1994, 1995 and 1996 was $898,606, $1,004,901 and $1,143,391, respectively.

(4)  Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses consists of the following at December 31:


                                                                             1995                                1996
                                                                             ----                                ----

         Accounts payable                                                 $  444,939                        $1,292,925
         Accrued salary and bonuses                                          726,239                           794,143
         Accrued production, rent and maintenance                            360,588                           199,349
         Other accruals                                                      221,070                           174,625
                                                                          ----------                        ----------
                                                                          $1,752,836                        $2,461,042
                                                                          ==========                        ==========

(5)  Short-Term Borrowings

     The Company has a revolving line of credit with a bank, that provides for borrowings of up to $300,000 for equipment purchases, which is secured by the specific equipment, and an additional $2,250,000 for working capital requirements, which is secured by accounts receivable. Borrowings under the line of credit bear interest at the bank's prevailing prime rate (8 1/4% at December 31, 1996) and are repayable and renewable on May 31, 1997. The unused line was $650,000 at December 31, 1996.

(6)  Long-Term Debt

     Long-term debt consists of the following at December 31:


                                                                                           1995               1996
                                                                                           ----               ----

Equipment loan payable to a financial institution, bearing interest at the prime rate (8 1/4% at December 31, 1996) plus 1/2%, not to exceed 8 1/2%.  Principal is payable in  monthly  installments  of $9,861  beginning  November  1, 1994;
  collateralized by specific equipment. Final payment is
  due in October 1997.                                                                     $  226,806        $  108,472
Equipment loan payable to a financial
  institution, bearing interest at the prime rate (8 1/4% at December 31, 1996), not to exceed  12%.  Principal  is payable in monthly  installments  of $6,500 beginning April 1, 1995; collateralized by specific
  equipment.  Final payment is due February 7, 1998.                                          175,500            97,500
Various equipment loans payable to a financial
  institution bearing interest from 7 3/4% to 8 1/4%.
  Principal amounts are payable in aggregate monthly
  installments of $49,916 maturing July 1998
  through November 1999.                                                                    1,241,389         1,262,111
                                                                                           ----------         ---------

                                                                                            1,643,695         1,468,083
Less--Current maturities                                                                     (626,315)         (785,472)
                                                                                           ----------         ---------

                                                                                           $1,017,380         $ 682,611
                                                                                           ==========         =========

     At December 31, 1996 the aggregate amounts of annual principal maturities of long-term obligations are as follows:

         1997                                      $  785,472
         1998                                         569,889
         1999                                         112,722
                                                   ----------
              Total                                $1,468,083
                                                   ==========

     The Company's debt agreements require the maintenance of certain ratios related to working capital, debt compared to equity, and retained earnings. The Company was in compliance with all such ratios as of December 31, 1996.

(7)  Subscriptions Receivable from Stockholders

     Subscriptions receivable from stockholders at December 31, 1995 were evidenced by a 9% promissory note which matured in December 1996. Subscriptions receivable from stockholders at December 31, 1996 were evidenced by 6%
promissory notes from various stockholders with aggregate annual principal installments totaling $26,525 maturing in January 2001.

(8)  Income Taxes

     During 1994, the Company utilized a $178,000 state net operating loss carryforward. Accordingly, the 1994 current state tax provision has been reduced by approximately $16,000 which reflects the tax benefit of such net operating loss carryforward.

     In 1994, the deferred state tax provision has been reduced by the effect of the tax rate differential between C corporation status and S corporation status for state income tax purposes (see Note 2).

     Deferred state taxes primarily relate to property. No valuation allowance has been recorded as the Company believes it will realize all such assets in future years.

(9)  Stockholders' Equity

     Effective December 31, 1995, the Company recapitalized its common stock in a 10-for-1 stock split. Accordingly, authorized, issued, outstanding and treasury shares were increased for 1995 in a ratio of 10-to-1 from 1994. Also, the par value of common stock was decreased for 1995 in a ratio of 10-to-1 from 1994.

     During 1996, the Company issued and sold 100,000 shares of stock to five long-term employees of the Company. The consideration for the stock consisted of promissory notes (see Note 7).

(10) Commitments and Contingencies:

     Operating Leases

     The Company leases office premises, warehouse space and a portion of its machinery and equipment under operating leases expiring at varying dates through 2001. Its offices are leased from an entity that is 50% owned by the Company's president ("related party lease") (see Note 11).

     At December 31, 1996 the minimum annual rental commitment of the Company, including the required funding of a capital improvements escrow account, under existing agreements (including related party lease) is as follows:

         1997                                 $  749,468
         1998                                    687,074
         1999                                    686,960
         2000                                    673,487
         2001                                    217,064
                                              ----------
              Total minimum payments          $3,014,053
                                              ==========

     Rent expense (including lease escalations) charged to operations for the years ended December 31, 1994, 1995 and 1996 was $2,282,794, $2,234,340 and
$2,236,280, respectively.

  Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

(11) Related Party Transactions

     The Company leases certain office space from an entity that is 50% owned by its president. This lease requires the Company to make payments into an escrow account to be used for specific improvements to the premises. Such amounts are included in other assets in the accompanying financial statements. The minimum future annual rental payments to related parties are as follows:

         1997                                      $  454,632
         1998                                         486,286
         1999                                         494,650
         2000                                         511,534
         2001                                         217,064
                                                   ----------
                                                   $2,164,166
                                                   ==========

     Related party rent expense for the years ended December 31, 1994, 1995 and 1996 was $661,635, $363,472 and $628,083, respectively.

     On  September  19, 1996,  the Company  loaned  Vestcom  $120,036 as part of
Vestcom's initial capitalization. Additionally, the Company loaned Vestcom $399,996 in December 1996. The loans bear interest at a rate equal to the fluctuating interest rate announced by a certain bank as its prime rate (8 1/4% at December 31, 1996) and are due and payable on the earlier of the Offering or June 30, 1997. The Company has unreimbursed advances to Vestcom of $7,024 for working capital needs which are included in due from Vestcom in the accompanying balance sheet. In the event Vestcom is unable to pay the notes in full when due, the Company has agreed to extend the due date of the notes to the earlier of the Offering or December 31, 1998. In addition, to the extent Vestcom's net assets are inadequate to satisfy the notes in full at December 31, 1998, the Company has agreed not to take any action to collect on such notes.

(12) Employee Benefit Plan

     The  Company  maintains  a  401(k)  deferred  compensation  plan.  The plan
provides  for  the  Company  to  make  a  discretionary   matching  contribution
determined as a percentage of employees' contributions. Contributions to this plan for the years ended December 31, 1994, 1995 and 1996 were $39,641, $43,477 and $61,465, respectively.

(13) Subsequent Events

     Effective January 1, 1997, the Company entered into a capital lease with Xerox on a portion of its Xerox production equipment. The term of the lease is for five years and the minimum monthly payments will be $129,744.

(14) Events Subsequent to Date of Report of Independent Public
     Accountants (Unaudited)

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

     Prior  to  the  closing  of  the   Acquisition,   the  Company   will  make
distributions in respect of the Company's estimated S Corporation accumulated adjustment account at the time of closing.



                                COMVESTRIX CORP.

                            CONDENSED BALANCE SHEETS
                    As of December 31, 1996 and June 30, 1997


                                                                               December 31, 1996           June 30, 1997
                                                                               -----------------           -------------
                                                                                                            (unaudited)
                                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                       $    106,610             $    107,562
  Accounts receivable, net                                                           4,135,168                4,152,270
  Other current assets                                                               2,789,112                2,787,860
                                                                                   -----------              -----------
                  Total current assets                                               7,030,890                7,047,692
PROPERTY AND EQUIPMENT, net                                                          4,385,047               10,035,927
OTHER ASSETS                                                                           105,750                  199,412
                                                                                   -----------              -----------
                                                                 Total assets      $11,521,687              $17,283,031
                                                                                   ===========              ===========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings                                                            $ 1,900,000                       --
  Current portion of long term debt
    and capital lease obligation                                                       785,472                2,116,068
  Other current liabilities                                                          3,485,661                4,514,420
                                                                                   -----------              -----------
                  Total current liabilities                                          6,171,133                6,630,488

LONG-TERM DEBT AND CAPITAL LEASES
  OBLIGATIONS                                                                          682,611                5,117,304
DEFERRED EXPENSES                                                                      383,454                  613,565
                                                                                      -----------            -----------
                  Total liabilities                                                  7,237,198               12,361,357
                                                                                   -----------              -----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock                                                                           7,500                    7,500
  Additional-paid in capital                                                           355,863                  355,863
  Subscriptions receivable                                                            (106,297)                 (93,335)
  Retained earnings                                                                  5,465,803                6,090,026
                                                                                   -----------              -----------

                                                                                     5,722,869               6,360,0054
Less-Treasury stock                                                                 (1,438,380)              (1,438,380)
                                                                                   -----------              -----------
                  Total stockholders' equity                                         4,284,489                4,921,674
                                                                                   -----------              -----------
                  Total liabilities and
                    stockholders' equity                                           $11,521,687              $17,283,031
                                                                                   ===========              ===========

          The accompanying notes to condensed financial statements are an integral part of these balance sheets.


                                COMVESTRIX CORP.

                         CONDENSED STATEMENTS OF INCOME
                 For the Six Months Ended June 30, 1996 and 1997


                                                                                   1996                        1997
                                                                                   ----                        ----
                                                                                (unaudited)                 (unaudited)

REVENUES                                                                          $10,763,261               $12,081,470
COST OF REVENUES                                                                    6,064,119                 6,523,858
                                                                                    ---------                 ---------
                  Gross Profit                                                      4,699,142                 5,557,612
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                        3,597,474                 3,989,104
                                                                                    ---------                 ---------
                  Income from operations                                            1,101,668                 1,568,508
OTHER INCOME (EXPENSE)
  Interest Expense                                                                    (72,542)                 (336,585)
  Interest and other income                                                            30,888                    21,065
                                                                                   ----------                ----------
                  Income before provision for
                    income taxes                                                    1,060,014                 1,252,988
PROVISION FOR INCOME TAXES                                                             26,500                    31,325
                                                                                 ------------              ------------
                  Net income                                                       $1,033,514                $1,221,663
                                                                                   ==========                ==========


         The accompanying notes to condensed financial statements are an integral part of these statements.

                                COMVESTRIX CORP.

                       CONDENSED STATEMENTS OF CASH FLOWS
                 For the Six Months Ended June 30, 1996 and 1997


                                                                                   1996                        1997
                                                                                   ----                        ----
                                                                                (unaudited)                 (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                       $1,033,514                $1,221,663
  Adjustments to reconcile net income to
   net cash provided by operating activities--
   Depreciation and amortization                                                      535,850                   991,390
   Loss on sale of property                                                                --                     4,266
   Changes in operating assets (increase)
     decrease in--
         Accounts receivable                                                         (733,309)                  (17,102)
         Other current assets                                                        (339,951)                    1,252
         Other assets                                                                    (453)                  (93,662)
  Changes in operating liabilities
   increase (decrease) in--
    Other current liabilities                                                       1,698,024                 1,028,759
    Deferred charges                                                                   24,014                   230,111
                                                                                   ----------                ----------
         Net cash provided by operating
           activities                                                               2,217,689                 3,366,677
                                                                                  -----------                ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment                                              (631,906)                 (399,015)
  Proceeds from sale of equipment                                                          --                     2,700
                                                                                  -----------                ----------
         Net cash used in investing activities                                       (631,906)                 (396,315)
                                                                                 ------------                ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net payments on borrowings                                                         (964,944)               (2,384,932)
  Collection of subscriptions receivable                                                5,980                    12,962
  Distributions to stockholders                                                      (672,114)                 (597,440)
                                                                                  -----------
         Net cash used in financing activities                                     (1,631,078)               (2,969,410)
                                                                                  -----------              ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                             (45,295)                      952
CASH AND CASH EQUIVALENTS, beginning of period                                        150,832                   106,610
                                                                                  -----------                ----------
CASH AND CASH EQUIVALENTS, end of period                                          $   105,537                $  107,562
                                                                                  ===========                ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
Capital lease obligations incurred                                                         --                $6,250,221
                                                                                  ===========                ==========

                  The accompanying notes to condensed financial statements
                    are an integral part of these statements.

                                COMVESTRIX CORP.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (unaudited)


(1)  Basis of Presentation

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1996, included elsewhere in this Registration Statement.

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom International, Inc. (Vestcom) pursuant to which the Company will merge with Vestcom. All outstanding shares of the Company will be exchanged for cash and shares of Vestcom's common stock concurrent with the consummation of the initial public offering of the common stock of Vestcom.

(2)  Acquisition of Equipment

     Effective January 1, 1997, the Company entered into a capital lease on a portion of its production equipment. The term of the lease is for five years and the minimum monthly payments will be $129,744. In connection therewith the Company recorded a capital lease liability of $6,250,221.

(3)  Subsequent Events

     On July 30, 1997, Vestcom International, Inc. announced the initial public offering of 3,850,000 shares of its Common Stock at a price of $13.00 per share. The Company's underwriters exercised in full an option to purchase an additional 577,500 shares of the Company's Common Stock at $13.00 per share to cover over allotments of the initial public offering. The capital raised by this offering was approximately $54,000,000, net of underwriting discounts. Concurrently with the offering, Vestcom acquired all of the outstanding shares of Comvestrix Corp.

     Subsequent to June 30, 1997, the Company made distributions to shareholders of $1,618,382.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Morris County Direct Mail Services, Inc.
and related companies:

     We have audited the accompanying combined balance sheets of Morris County Direct Mail Services, Inc. (a New Jersey corporation) and related companies as of December 31, 1995 and 1996, and the related combined statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Morris County Direct Mail Services, Inc. and related companies as of December 31, 1995 and 1996 and the results of their operations and their cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

                                              ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 12, 1997


              MORRIS COUNTY DIRECT MAIL SERVICES, Inc. AND RELATED
                                    COMPANIES
                             COMBINED BALANCE SHEETS
                        As of December 31, 1995 and 1996

                                                                                   1995                        1996
                                                                                   ----                        ----
                                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                    $  534,459                $  572,714
  Accounts receivable, net of allowance
  for doubtful accounts
     of $211,000 and $203,000 in 1995 and
     1996, respectively                                                         1,336,698                 2,647,434
  Postage receivable                                                            1,019,560                   330,730
  Notes receivable                                                                   --                     100,000
  Due from related parties                                                        190,088                   266,775
  Prepaid expenses and other current assets                                       115,785                   175,594
                                                                                ----------                ----------
                  Total current assets                                          3,196,590                 4,093,247
PROPERTY AND EQUIPMENT, net of accumulated
  depreciation and amortization                                                 1,867,808                 1,504,158
GOODWILL AND OTHER INTANGIBLE ASSETS                                                 --                     396,184
OTHER ASSETS                                                                       19,417                   131,488
                                                                                ---------                ----------
Total assets                                                                   $5,083,815                $6,125,077
                                                                                =========                ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term borrowings                                                          $        --              $   160,000
Current portion of long-term debt                                                 227,935                   460,709
Current portion of capital lease obligations                                       20,025                    21,098
Due to related parties                                                            685,384                 1,231,590
Accounts payable                                                                  370,551                   686,646
Accrued expenses                                                                  400,907                   474,354
Advanced postage                                                                1,425,423                   612,332
                                                                                ---------                ----------

Total current liabilities                                                       3,130,225                 3,646,729
LONG-TERM DEBT                                                                    343,686                   933,646
CAPITAL LEASE OBLIGATIONS                                                          27,166                    15,836
DUE TO RELATED PARTIES                                                            666,001                        --
DEFERRED INCOME TAXES                                                              12,200                    11,420
                                                                                ---------                ----------
                  Total liabilities                                             4,179,278                 4,607,631
                                                                                ---------                ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock Morris County  Direct Mail  Services,
    Inc., no par value;  2,500
    shares authorized; 130 and 1,075 shares issued and
    outstanding in 1995 and 1996, respectively                                     16,000                   16,000
    First Class Presort, Inc., no par value;
      2,000 shares authorized;
      199 shares issued and outstanding                                              1,990                   1,990
   Quality Control Printing, Inc., no par
      value; 2,500 shares authorized;
      100 shares issued and outstanding                                              2,000                   2,000
Additional paid-in capital--
  Morris County Direct Mail Services, Inc.                                          59,500                  59,500
  First Class Presort, Inc.                                                        123,268                 123,268
Retained earnings                                                                1,103,279               1,716,188
                                                                                 ----------              ----------
                                                                                 1,306,037               1,918,946
  Less--Treasury stock, 75 shares at
     cost of Morris County Direct
    Mail Services, Inc.                                                          (401,500)                (401,500)
                                                                                 ----------              ----------
                  Total stockholders' equity                                      904,537                 1,517,446
                                                                                 ---------               ----------
                  Total liabilities and stockholders'
                   equity                                                       $5,083,815                $6,125,077
                                                                                ==========                ==========

              The accompanying notes to financial statements are an
                     integral part of these balance sheets.



              MORRIS COUNTY DIRECT MAIL SERVICES, Inc. AND RELATED
                                    COMPANIES

                          COMBINED STATEMENTS OF INCOME
              For the Years Ended December 31, 1994, 1995 and 1996

                                                                  1994                   1995                    1996

REVENUES                                                         $8,503,918           $9,422,646           $13,360,125
COST OF REVENUES                                                  6,538,866            6,429,671             9,517,339
                                                                  ----------          ----------           -----------
         Gross profit                                             1,965,052            2,992,975             3,842,786
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                                         1,539,973            1,913,391             3,155,486
                                                                ----------            ----------            ----------
         Income from operations                                     425,079            1,079,584               687,300
                                                                 ----------            ----------           ----------
OTHER INCOME (EXPENSE):
  Interest expense                                                (126,394)              (91,042)             (159,402)
  Interest and other income                                          8,759                21,918                49,674
  Net gain (loss) on sale of
   property and equipment                                               --              (114,694)               63,550
                                                                ----------            ----------            ----------

                                                                  (117,635)             (183,818)              (46,178)
                                                                ----------            ----------            ----------
Income before provision (benefit) for
  income taxes                                                     307,444               895,766               641,122
                                                                ----------            ----------            ----------
PROVISION (BENEFIT) FOR INCOME TAXES                               (20,310)               30,936                28,213
                                                                ----------            ----------            ----------
         Net income                                             $  327,754            $  864,830            $  612,909
                                                                ==========            ==========            ==========

              Theaccompanying notes to financial statements are an
                       integral part of these statements.

--------------------------------------------------------------------------------
         MORRIS COUNTY DIRECT MAIL SERVICES, Inc. AND RELATED COMPANIES
--------------------------------------------------------------------------------

                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1994, 1995 and 1996


                                                                        Additional
                                             Common Stock               Paid-In Capital
                          --------------------------------------------  -----------------
                                                                        Morris
                           Morris County                                County
                           Direct Mail    First Class   Quality Control Direct    First                                  Total
                           Services, Inc. Presort, Inc  Printing, Inc.  Mail      Class                                   Stock-
                           -------------- ------------- -------------   Services  Presort  Retained  Treasury Stock       holders'
                           Shares Amount  Shares Amount Shares Amount   Inc.      Inc.     Earnings  Shares   Amount      Equity
                           ------ ------  ------ ------ ------ ------   --------  ------   --------  ------   ------      --------

BALANCE AT
  JANUARY 1, 1994          130   $16,000  199   $1,990   100   $2,000   $59,500  $123,268  $ (52,326)  75   $(401,500) $ (251,068)
  Net income                --      --     --     --     --      --        --      --        327,754   --      --         327,754
  Distributions
    to stockholders         --      --     --     --     --      --        --      --        (14,000)  --      --         (14,000)
                           ----- -------   ---   -----   ---   ------   -------   -------    --------  --  ---------      --------
BALANCE AT
  DECEMBER 31, 1994        130    16,000   199   1,990   100    2,000    59,500   123,268    261,428   75    (401,500)     62,686
  Net income                --      --     --     --     --      --        --      --        864,830   --      --         864,830
  Distributions
  to stockholders           --      --     --     --     --      --        --      --        (22,979)  --      --         (22,979)
                           -----  ------  ---   -----   ---     --         --      --       ---------  --  ---------      --------
BALANCE AT
  DECEMBER 31, 1995         130   16,000  199   1,990   100    2,000     59,500   123,268  1,103,279   75    (401,500)    904,537
  Stock split               945     --     --     --     --      --        --      --          --      --      --            --
  Net income                --      --     --     --     --      --        --      --        612,909   --      --         612,909
                           -----  ------  ---  ------   ---   ------    -------   -------  ---------   --  ---------      --------
BALANCE AT
  DECEMBER 31, 1996       1,075  $16,000  199  $1,990   100  $2,000     $59,500  $123,268 $1,716,188   75  $ (401,500) $1,517,446
                          =====  =======  ===  ======   ===   ======    =======   =======  =========   ==  ===========  =========


              The accompanying notes to financial statements are an
                       integral part of these statements.


         MORRIS COUNTY DIRECT MAIL SERVICES, Inc. AND RELATED COMPANIES
                        COMBINED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1994, 1995 and 1996

                                                                         1994               1995               1996
                                                                         ----               ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $  327,754        $   864,830        $   612,909
  Adjustments to reconcile net income
    to net cash provided by operating activities--
    Depreciation and amortization                                      334,690            392,397            587,727
    Amortization of goodwill                                               --                 --              16,116
    Provision for doubtful accounts                                     46,467             55,260             25,693
    Deferred income tax provision                                      (27,837)               566               (780)
    (Gain) loss on sale of equipment                                       --             114,694            (63,550)
    Loss on write-off of leasehold
    improvements                                                           --                 --             496,876
    Changes in operating assets (increase)
    decrease in--
       Accounts receivables                                             29,024            213,194         (1,336,429)
       Postage receivable                                                5,472           (431,184)           688,830
       Prepaid expenses and other assets                               (33,617)           (19,595)          (135,273)
    Changes in operating liabilities
     increase (decrease) in--
       Accounts payable                                                111,364           (418,965)           316,095
       Accrued expenses                                                 (8,140)           (22,263)            73,447
       Advanced postage                                               (347,119)           317,309           (813,091)
                                                                   -----------         ----------        -----------
         Net cash provided by operating activities                     438,058          1,066,243            468,570
                                                                   -----------         ----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment                               (159,691)          (640,692)          (482,403)
  Proceeds from sale of property and equipment                             --                 --             175,000
  Acquisition of companies                                                 --                 --            (762,300)
      Net cash used in investing activities                           (159,691)          (640,692)        (1,069,703)
                                                                    -----------         ----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net short-term borrowings                                            (50,000)                --            160,000
  Proceeds from long-term borrowings                                   124,990            453,000          1,249,881
  Principal payments on long-term debt
    and capital lease obligations                                     (493,484)          (433,597)          (437,404)
  Issuance of notes receivable                                             --                 --            (175,000)
  Collection of notes receivable                                           --                 --              13,393
  Net proceeds from affiliates                                          70,240             (5,153)            48,313
  Proceeds from stockholder loans                                      155,711            143,784             31,015
  Payments on stockholder loans                                       (243,991)          (251,802)          (250,810)
  Distributions to stockholders                                        (14,000)           (22,979)                --
                                                                     ----------         ----------         ----------
      Net cash provided by (used in)
        financing activities                                          (450,534)          (116,747)           639,388
                                                                     ----------        ----------         ----------
NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS                                                     $(172,167)        $  308,804         $   38,255
CASH AND CASH EQUIVALENTS, beginning of year                           397,822            225,655            534,459
                                                                     ---------         ----------         ----------
CASH AND CASH EQUIVALENTS, end of year                               $ 225,655         $  534,459         $  572,714
                                                                     =========         ==========         ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for
    Interest                                                         $  65,647         $   41,739         $  118,386
                                                                     =========         ==========         ==========
    State income tax                                                 $   6,408         $   14,707         $   41,121
                                                                     =========         ==========         ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Capital lease obligations incurred                                 $  81,949             --                 --
                                                                     =========         ==========         ==========

               The accompanying notes to financial statements are
                      an integral part of these statements.

--------------------------------------------------------------------------------
            MORRIS COUNTY DIRECT MAIL SERVICES, Inc. AND RELATED COMPANIES
--------------------------------------------------------------------------------

                     NOTES TO COMBINED FINANCIAL STATEMENTS


(1)  Nature of Business

     The accompanying combined financial statements include the accounts of Morris County Direct Mail Services, Inc., ("DMS"), Quality Control Printing, Inc. ("QCP") and First Class Presort, Inc. ("FCP") (all New Jersey corporations) (collectively, the "Company"). The Company's primary businesses are (i) marketing materials fulfillment, (ii) mailing services, and (iii) forms management.

     The Company and its stockholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2)  Summary of Significant Accounting Policies

     Basis of Presentation

     The Companies discussed in Note 1 are under the common control of one stockholder. All significant intercompany transactions have been eliminated in combination.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Revenue Recognition

     Revenues are recognized when the services are rendered. Revenues are presented net of postage incurred as customers advance the Company cash to be used to purchase postage for related projects.

     Cash and Cash Equivalents

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

     Supplies Inventory

     Supplies inventory consists of paper goods, printing items, and packaging materials. Supplies are valued at cost, which approximates market, with cost determined using the first-in-first-out method.

     Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed principally using an accelerated method which reflects the estimated useful lives of the assets. Leasehold improvements and assets subject to capital lease are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

     During 1996, the Company decided to move to a new location. As a result, net leasehold improvements of $496,876 became impaired and were written off.

     Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and, where applicable, State of New Jersey tax laws. Under those provisions, the Company does not pay Federal corporate income taxes on its taxable income and, where applicable, pays approximately a two percent tax to the State of New Jersey, and is not allowed a net operating loss carryover or carryback as a deduction. Instead, the Stockholders are liable for individual Federal and, where applicable, State of New Jersey income taxes on their respective shares of the Company's taxable income, or include their respective shares of the Company's Federal net operating loss on their individual tax returns. Accordingly, no provision for Federal corporate income taxes has been made in the accompanying financial statements.

     Deferred state income tax results from the Company filing its tax returns on the cash basis and its financial statements on the accrual basis, as well as the use of different methods of depreciation for financial statement and income tax reporting purposes.

     New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company. However, impaired leasehold improvements of $496,878 were written off during 1996 due to the application of this standard.

     Concentration of Credit Risk

     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the Northeastern United States in various industries. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

      Acquisitions

     Effective May 17, 1996, FCP acquired 100% of the outstanding shares of stock in Regal Mail Service, Inc. ("Regal") for $159,800 in cash. Regal was consolidated into FCP effective as of the date of acquisition. In connection with the acquisition, which was accounted for as a purchase, FCP recorded goodwill of $9,800.

     Effective May 23, 1996, QCP acquired 100% of the outstanding shares of stock in Stuyvesant Press, Inc. ("Stuyvesant") for $602,500. Consideration paid by QCP included $294,000 in cash and $228,500 in notes payable. Stuyvesant was consolidated into QCP effective as of the date of acquisition. In connection with the acquisition, which was accounted for as a purchase, QCP recorded goodwill and a covenant not to compete of $402,500.

     Goodwill and Other Intangible Assets

     Goodwill and the covenant not to compete are being amortized over 15 years using the straight-line method. Accumulated amortization at December 31, 1996 was $16,116.

(3)  Property and Equipment

     Property and equipment consist of the following at December 31:


                                                                                       Estimated
                                                                                        Useful
                                                                                        Lives
                                                      1995                 1996         (Years)
                                                      ----                 ----          -------

         Transportation equipment                   $  367,351           $  401,093        5-7
         Machinery and equipment                     1,836,615            2,306,921        5-10
         Equipment under capital lease               1,132,949            1,132,949        5-10
         Leasehold improvements                        634,905                 --
                                                    ----------           ----------        ----
                                                     3,971,820            3,840,963
         Less--Accumulated depreciation
           and amortization                          2,104,012            2,336,805
                                                     ----------           ----------
         Property and equipment, net                $1,867,808           $1,504,158
                                                    ==========           ==========


     Leased equipment under capital leases (included above) consists of the following as of December 31:

                                                       1995             1996
                                                       ----             ----

         Equipment                                   $1,132,949       $1,132,949
         Less--Accumulated amortization                 542,269          663,443
                                                     ----------       ----------
                                                     $  590,680       $  469,506
                                                     ==========       ==========


     Depreciation and amortization expense on property and equipment charged to operations for the years ended December 31, 1994, 1995 and 1996 was $334,690, $392,397 and $587,727, respectively.

     Gross leasehold improvements of $735,233 and accumulated depreciation of $238,357 were written off in 1996. The loss of $496,876 is included in cost of revenues.

     At December 31, 1996 minimum annual payments under capital lease including interest are as follows:

         1997                                                          $22,598
         1998                                                           14,009
         1999                                                            3,609
                                                                        -------
             Total minimum payments                                     40,216
         Less--Amounts representing interest                             3,282
                                                                        -------
         Net minimum payments                                           36,934
         Less--Current portion of capital lease obligations             21,098
                                                                       -------
            Long-term portion of capital lease obligations
                                                                      $15,836
                                                                       =======

     The interest rate on the capitalized lease is 5.5% and is imputed based on the fair market value of the equipment at the inception of the lease.

(4)  Short-Term Borrowings

     The Company has a $200,000 line of credit with a bank for the purchase of equipment with interest at the prime rate (8 1/4% at December 31, 1996) plus
 .75%. The Company also has a $225,000 working capital line of credit with interest at prime plus .25%. At December 31, 1996, $160,000 was outstanding under the equipment line.

(5)  Long-Term Debt

     Long-term debt consists of the following at December 31:

                                                      1995             1996
                                                      ----             ----

Various  notes  payable to a financial
  institution  with  monthly  installments
  totaling  $49,251 plus interest  between
  7.90% and the prime rate (8.25%) plus
  .75%, secured by equipment, maturing between
  January 1996 and May 2001                        $571,621           $1,058,077
Various notes payable to third parties in monthly
  installments of $11,145
  plus interest between 10.90% and 15% maturing
  between June 1997 and June 2003.                   --                  336,278
                                                   --------            ---------

                                                   571,621            1,394,355
Less--Current maturities                           227,935              460,709
                                                   --------            ---------
                                                  $343,686            $ 933,646
                                                  ========            =========

     At December 31, 1996 the aggregate amounts of annual principal maturities of long-term obligations (excluding capital lease obligations) are as follows:

         1997                                          $   460,709
         1998                                              420,894
         1999                                              194,764
         2000                                              141,954
         2001                                               85,009
         Thereafter                                         91,025
                                                        ----------
            Total                                       $1,394,355

(6)  Commitments and Contingencies

     Operating Leases

     The Company leases office premises, warehouse space and a portion of its machinery and equipment under operating leases expiring at varying dates through 2004. Its offices are leased from an entity where the controlling interest is held by the Company's president ("related party lease") (see Note 7).

     At December 31, 1996 the minimum annual rental commitment of the Company under existing agreements (including related party lease) is as follows:

         1997                                          $   708,966
         1998                                              589,630
         1999                                              500,424
         2000                                              376,000
         2001                                              144,000
         Thereafter                                        240,000
                                                        ----------
               Total minimum payments                   $2,559,020

     Rent expense (including lease escalations) charged to operations for the years ended December 31, 1994, 1995 and 1996 was $783,326, $668,154 and
$852,570, respectively.

     Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

     Guarantees

     The Company has guaranteed several loans made by various financial institutions to related parties which are majority owned by its president. The total amount outstanding on these guaranteed loans at December 31, 1996 was $4,969,794.

(7)  Related Party Transactions

     Leased Office Space

     The Company leases certain office space from entities in which the controlling interest is held by its president. The minimum future annual rental payments to related parties are as follows:

         1997                                         $   667,000
         1998                                             564,917
         1999                                             492,000
         2000                                             376,000
         2001                                             144,000
         Thereafter                                       240,000
                                                       ----------
                                                       $2,483,917

     Related party rent expense for the years ended December 31, 1994, 1995 and 1996 was $760,468, $639,768 and $777,112, respectively.

     Notes Receivable

     The Company has a note receivable from Regal's former owner as a result of FCP's acquisition of Regal during 1996 (Note 2). The note bears interest at 5% and will be repaid over three years, expiring May 17, 1999 through services provided to FCP by the former owner.

     Notes Payable

     Three stockholders of the Company have loaned certain amounts to the Company. The notes are due on demand and bear interest at 6.5%. Interest expense on such notes for the years ended December 31, 1994, 1995 and 1996 was $60,746, $49,303 and $41,016, respectively.

(8)  Employee Benefit Plan

     The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to make a discretionary basic contribution determined as a percentage of eligible employees' salaries and a discretionary matching contribution determined as a percentage of employees' contributions. Contributions of $24,555, $25,553 and $10,317 were made by the Company in 1994, 1995 and 1996, respectively.

(9)  Major Customers

     The Company has one customer which accounted for 14%, 11% and 10% of revenues for the years ended December 31, 1994, 1995 and 1996, respectively. Amounts receivable from this customer at December 31, 1995 and 1996 were $52,088 and $151,507, respectively.

(10) Events Subsequent to Date of Report of Independent Public
     Accountants (Unaudited)

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

     Prior  to  the  closing  of  the   Acquisition,   the  Company   will  make
distributions in respect of the Company's estimated S Corporation accumulated adjustment account at the time of closing.



         MORRIS COUNTY DIRECT MAIL SERVICES, Inc. AND RELATED COMPANIES

                        CONDENSED COMBINED BALANCE SHEETS
                    As of December 31, 1996 and June 30, 1997


                                                                                June 30,
                                                   December 31, 1996             1997
                                                   -----------------             ----
                                                                              (Unaudited)
                               ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                         $   572,714             $   266,108
  Accounts receivable, net                            2,647,434               3,183,239
  Other current assets                                  873,099                 927,493
                                                     ----------               ---------
      Total current assets                            4,093,247               4,376,840
PROPERTY AND EQUIPMENT, net                           1,504,158               1,560,404
GOODWILL                                                396,184                 282,333
OTHER ASSETS                                            131,488                  18,651
                                                     ----------              ----------
      Total assets                                   $6,125,077              $6,401,228
                                                     ==========              ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short term borrowings                                $160,000             $   150,000
  Current portion of long-term debt and
    capital lease obligations                           481,807                 612,740
  Other current liabilities                           3,004,922               2,565,462
                                                     ----------              ----------
        Total current liabilities                     3,646,729               3,328,202
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS            949,482               1,311,745
DEFERRED EXPENSES                                        11,420                  69,889
                                                      ---------              ----------
        Total liabilities                             4,607,631               4,709,836
                                                      ---------              ----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common Stock                                           19,990                  19,990
  Additional paid-in capital                            182,768                 182,768
  Retained earnings                                   1,716,188               1,890,134
                                                      ---------               ---------
                                                      1,918,946               2,092,892

Less -- Treasury stock                                 (401,500)               (401,500)
                                                      ----------               ---------
        Total stockholders' equity                    1,517,446               1,691,392
                                                      ----------              ----------
        Total liabilities and stockholders' equity   $6,125,077              $6,401,228
                                                     ==========              ==========

             The accompanying notes to condensed combined financial statements are an integral part of these balance sheets



         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

                     CONDENSED COMBINED STATEMENTS OF INCOME
                 For the Six Months Ended June 30, 1996 and 1997



                                                                                1996                  1997
                                                                                ----                  ----
                                                                             (Unaudited)           (Unaudited)

REVENUES                                                                      $6,815,377            $7,015,639
COST OF REVENUES                                                               4,310,177             4,746,303
                                                                              ----------            ----------
      Gross Profit                                                             2,505,200             2,269,336
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES                                                                     1,699,706             1,471,086
                                                                               ---------            ----------
      Income from operations                                                     805,494               798,250
                                                                              ----------            ----------
OTHER INCOME (EXPENSE):
  Interest expense                                                               (59,952)              (81,260)
  Interest and other income                                                       38,439                 4,705
                                                                             -----------            ----------
      Income before provision for income taxes                                   783,981               721,695
                                                                             ----------            ----------
PROVISION FOR INCOME TAXES                                                        15,786                17,188
                                                                             -----------            ----------
     Net income                                                              $   768,195            $  704,507
                                                                             ===========            ==========




                  The accompanying notes to condensed combined financial statements are an integral part of these statements.


         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

                   CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                 For the Six Months Ended June 30, 1996 and 1997


                                                                                1996                  1997
                                                                                ----                  ----
                                                                             (Unaudited)           (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                  $  768,195            $  704,507
  Adjustments to reconcile net income to
    net cash provided by (used in)
      operating activities-
    Depreciation and amortization                                                275,165               299,265
    Gain on sale of property                                                          --               (17,617)
Changes in operating assets
      (increase) decrease in--
       Accounts receivable                                                    (1,245,008)             (535,805)
       Other current assets                                                    1,155,680               (78,921)
       Other assets                                                                  245                63,688
    Changes in operating liabilities
      increase (decrease) in--
       Other current liabilities                                                (745,422)             (439,460)
       Other liabilities                                                        (324,740)               58,470
                                                                                ---------               ------
           Net cash provided by (used in)
             operating activities                                               (155,885)               54,127
                                                                                ---------              -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment                                         (607,491)             (337,894)
  Acquisition of goodwill                                                       (412,300)                 --
                                                                               ----------             ---------
  Net cash used in investing activities                                       (1,019,791)             (337,894)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from borrowings                                                 1,033,150               446,704
  Issuance of notes receivable                                                        --                61,019
  Distributions to stockholders                                                       --              (530,562)
                                                                               ---------              ---------
     Net cash provided by (used in ) financing activities                      1,033,150               (22,839)
                                                                               ---------             ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                       (102,526)             (306,606)
CASH AND CASH EQUIVALENTS, beginning of period                                   534,459               572,714
                                                                               ---------             ---------
CASH AND CASH EQUIVALENTS, end of period                                       $ 431,933             $ 266,108
                                                                               =========             =========


             The accompanying notes to condensed combined financial
              statements are an integral part of these statements.

                    MORRIS COUNTY DIRECT MAIL SERVICES, INC.
                              AND RELATED COMPANIES

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (unaudited)


(1)  Basis of Presentation

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date. In the opinion of management all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1996, included elsewhere in this Registration Statement.

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom International, Inc. (Vestcom) pursuant to which the Company will merge with Vestcom. All outstanding shares of the Company will be exchanged for cash and shares of Vestcom common stock concurrent with the consummation of the initial public offering of the common stock of Vestcom.

(2)  Subsequent Events

     On July 30, 1997, Vestcom International, Inc. announced the initial public offering of 3,850,000 shares of its Common Stock at a price of $13.00 per share. The Company's underwriters exercised in full an option to purchase an additional 577,500 shares of the Company's Common Stock at $13.00 per share to cover over allotments of the initial public offering. The initial public offering was consummated on August 4, 1997. The capital raised by this offering was approximately $54,000,000, net of underwriting discounts. Concurrently with the offering, Vestcom acquired all of the outstanding shares of Morris County Direct Mail Services, Inc. and related companies.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
  Lirpaco Inc. and subsidiary:

     We have audited the accompanying consolidated balance sheets of Lirpaco Inc. (a Canadian Corporation) and subsidiary as of July 31, 1995 and 1996 and December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended July 31, 1995 and 1996 and the five-month period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lirpaco Inc. as of July 31, 1995 and 1996 and December 31, 1996 and the results of its operations and its cash flows for the years ended July 31, 1995 and 1996 and the five-month period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 17, 1997

--------------------------------------------------------------------------------
                           LIRPACO INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEETS
               as of July 31, 1995 and 1996, and December 31, 1996

                                                                      July 31                 December 31,
                                                               1995            1996               1996
                                                               ----            ----               ----
                                     ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                             $   --         $   86,226         $   88,198
     Accounts receivable, net of allowance
         for doubtful accounts of $4,080, $35,015
         and $35,132, respectively                          1,032,467        729,505            743,380
     Due from related party                                    --             42,963             19,474
     Supplies inventory                                       141,936        130,412            129,439
     Prepaid expenses and other current assets                 83,600         75,788             73,076
                                                            ----------      ----------         --------
              Total current assets                          1,258,003      1,064,894          1,053,567
PROPERTY AND EQUIPMENT, net of accumulated
   depreciation and amortization                              438,698        443,944            661,901
DEFERRED CHARGES                                               10,379          3,030                 --
                                                            ----------     ---------         ----------
              Total assets                                 $1,707,080     $1,511,868         $1,715,468
                                                           ==========     ==========         ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current portion of long-term debt                    $   42,045     $   21,495          $   51,752
     Accounts payable and accrued liabilities              1,343,964        824,396             675,274
     Income taxes payable                                     40,562         10,075              36,299
                                                          ----------     ----------          ----------
              Total current liabilities                    1,426,571        855,966             763,325
LONG-TERM DEBT    7,693                                         --          245,166
DEFERRED INCOME TAXES                                           --           38,620              26,474
                                                          ----------      ----------          ----------
              Total liabilities                            1,434,264        894,586           1,034,965
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Class A common shares, voting, no par
         value, unlimited amount authorized,
         100 issues and outstanding                               102           102                 102
     Class B common shares, nonvoting, no
         par value, unlimited amount
         authorized, no shares issued and
         outstanding                                              --            --                 --
     Class C preferred shares, noncumulative,
         no par value, nonparticipating,
         voting, unlimited amount authorized,
         no shares issued and outstanding                         --            --                 --
     Class D preferred shares, noncumulative,
         no par value, nonparticipating,
         nonvoting, unlimited amount
         authorized, no shares issued
         and outstanding                                          --            --                 --
     Class E preferred shares, noncumulative,
         no par value, nonparticipating,
         voting, unlimited amount authorized,
         417,082 shares issued and outstanding                    102           102                 102
     Class F preferred shares, noncumulative,
         no par value nonparticipating,
         nonvoting, unlimited amount authorized,
         166,566 shares issued and outstanding                 170,104      170,104             170,104
     Retained earnings                                          87,985      424,707             474,943
     Cumulative translation adjustments                         14,523       22,267              35,252
                                                             ----------    ---------          ---------
              Total stockholders' equity                       272,816      617,282             680,503
                                                             ----------    ---------          ---------
              Total liabilities and
                  stockholders' equity                      $1,707,080   $1,511,868          $1,715,468
                                                            ==========   ==========          ==========


                The accompanying notes to consolidated financial
            statements are an integral part of these balance sheets.


--------------------------------------------------------------------------------
                           LIRPACO INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                        CONSOLIDATED STATEMENTS OF INCOME
                   For the Years Ended July 31, 1995 and 1996
        and the Five Months Ended December 31, 1995 (Unaudited) and 1996




                                                                  Year Ended                      Five Months Ended
                                                                    July 31                          December 31
                                                                    -------                          -----------
                                                             1995              1996              1995             1996
                                                             ----              ----              ----             ----
                                                                                              (unaudited)

REVENUES                                                   $3,914,089        $4,987,369        $2,058,250       $1,973,842
COST OF REVENUES                                            2,657,407         3,220,847         1,370,548        1,331,274
                                                           ----------        ----------        ----------       ----------
              Gross profit                                  1,256,682         1,766,522           687,702          642,568
SELLING, GENERAL AND
     ADMINISTRATIVE EXPENSES                                1,088,835         1,325,318           534,769          536,019
                                                           ----------        ----------        ----------        ----------
              Income from operations                          167,847           441,204           152,933          106,549
OTHER EXPENSES:
     Interest expense                                          47,496            27,516            13,444            4,126
     Loss on sale of asset                                         --                --               --            26,693
                                                           ----------        ----------        ----------        ----------
              Income before provision
                  for income taxes                            120,351           413,688           139,489           75,730
PROVISION FOR INCOME TAXES                                     22,710            76,966            28,985           25,494
                                                           ----------        ----------        ----------        ----------
              Net income                                   $   97,641        $  336,722        $  110,504        $  50,236
                                                           ==========        ==========        ==========        ==========



           The accompanying notes to consolidated financial statements are an integral part of these statements.



                           LIRPACO INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   For the Years Ended July 31, 1995 and 1996
                   and the Five Months Ended December 31, 1996




                                                                                      (Accumulated)
                                                                                        Deficit)    Cumulative
                                       Preferred Stock              Common Stock        Retained    Translation
                                       Shares      Amount          Shares    Amount     Earnings    Adjustments     Total
                                       ------      ------          ------    ------     --------    -----------     -----

BALANCE, August 1, 1994                583,648    $170,206          100         $102     $ (9,656)     $12,276     $172,928
     Net income                             --          --           --           --       97,641           --       97,641
     Translation adjustment                 --          --           --           --           --        2,247        2,247
                                       -------    --------          ---         ----     --------      -------     --------
BALANCE, July 31, 1995                 583,648     170,206          100          102       87,985       14,523      272,816
                                       -------    --------          ---         ----     --------      -------     --------
     Net income                             --          --           --           --      336,722           --      336,722
     Translation adjustment                 --          --           --           --           --        7,744        7,744
                                       -------    --------          ---         ----     --------      -------     --------
BALANCE, July 31, 1996                 583,648     170,206          100          102      424,707       22,267      617,282
     Net income                             --          --           --                    50,236           --       50,236
     Translation adjustment                 --          --           --           --           --       12,985       12,985
                                       -------    --------          ---         ----     --------      -------     --------
BALANCE, December 31, 1996             583,648    $170,206          100         $102     $474,943      $35,252     $680,503
                                       =======    ========          ===         ====     ========      =======     ========





           The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------
                           LIRPACO INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For the Years Ended July 31, 1995 and 1996
        and the Five Months Ended December 31, 1995 (Unaudited) and 1996


                                                                  Year Ended                      Five Months Ended
                                                                    July 31                          December 31
                                                                    -------                          -----------
                                                             1995              1996              1995             1996
                                                             ----              ----              ----             ----
                                                                                              (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                             $  97,641         $ 336,722        $ 110,504        $   50,236
     Adjustments to reconcile net income to
         net cash provided by operating
         activities--
         Depreciation and amortization                        118,767           113,074           49,796            59,516
         Provision for doubtful accounts                           --            35,382               --                --
         (Gain) loss on disposal of
              fixed assets                                     (2,429)               --               --            26,693
         Deferred income tax provision                         11,570            59,449           20,158           (12,146)
         Changes in operating assets
              (increase) decrease in--
              Accounts receivable                            (340,924)          267,580           76,839           (13,875)
              Supplies inventory                              (29,640)           11,524          (34,284)              973
              Prepaid expenses and other
                  current assets                              (49,959)           (4,540)        (135,332)           (6,021)
              Deferred charges                                  7,332             7,349            3,050             3,030
         Changes in operating liabilities
              increase (decrease) in--
              Accounts payable and accrued liabilities        293,247          (519,568)        (121,426)         (149,122)
              Income taxes payable                             40,562           (30,487)          81,754            26,224
                                                            ---------         ---------        ---------         ---------
                  Net cash provided by (used
                    in) operating activities                  146,167           276,485           51,059           (14,492)
                                                            ---------         ---------        ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of property and
         equipment                                           (114,528)         (118,320)         (35,740)         (304,166)
     Proceeds from disposal of
         fixed assets                                           4,396                --               --             7,349
                                                            ---------         ---------        ---------         ---------
                  Net cash used in
                    investing activities                     (110,132)         (118,320)         (35,740)         (296,817)
                                                            ---------         ---------        ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long-term borrowings                            --                --               --           291,864
     Principal payments on
         long-term debt                                       (13,616)          (28,607)         (11,656)           (2,072)
     Loan to related party                                         --           (42,963)              --                --
     Collection of loan to
         related party                                             --                --               --            23,489
     Payment on loan from related party                       (22,419)             (369)          (3,663)               --
                                                            ---------         ---------        ---------         ---------
                  Net cash provided by
                    (used in) financing
                    activities                                (36,035)          (71,939)         (15,319)          313,281
                                                            ---------         ---------        ---------         ---------
                  Net increase in cash and
                    cash equivalents                               --            86,226               --             1,972
CASH AND CASH EQUIVALENTS,
     beginning of period                                           --                --               --            86,226
                                                            ---------         ---------        ---------         ---------
CASH AND CASH EQUIVALENTS,
     end of period                                          $      --         $  86,226        $      --         $  88,198
                                                            =========         =========        =========         =========
SUPPLEMENTAL DISCLOSURE OF
     CASH FLOW INFORMATION:
     Cash paid during the period for--
         Interest                                           $  47,496         $  27,231        $  13,309         $   4,097
                                                            =========         =========        =========         =========
         Income taxes                                              --         $  32,878               --                --
                                                            =========         =========        =========         =========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------
                           LIRPACO INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS



(1)  Nature of Business

     Lirpaco Inc. (the "Company"), a Canadian corporation, is a holding company with one subsidiary, COS INFORMATION INC., a Quebec Corporation. The Company's primary businesses are (i) the production and distribution of computer-generated labels, (ii) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (iii) demand publishing, (iv) mailing services and
(v) forms management. Its customer base is mainly comprised of businesses in and around Montreal, Canada.

     The Company and its stockholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2) Summary of Significant Accounting Policies

    Basis of Presentation

    The financial statements have been prepared from records maintained in Canada. The Company's financial statements are presented in accordance with the generally accepted accounting principles of the United States of America. All significant intercompany transactions have been eliminated in consolidation.

  Foreign Currency

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," income statement accounts are translated at the average exchange rates in effect during the period, while assets and liabilities are translated at the rates of exchange at the balance sheet date. The resulting balance sheet translation adjustments are $2,247, $7,744 and $12,985 for the years ended July 31, 1995 and 1996 and the five months ended December 31, 1996, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

  Cash and Cash Equivalents

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

     Supplies inventory consists of paper, toner, developer and other disposable chemicals, film and micrographic chemicals, and packaging materials. Supplies are valued at cost, which approximates market, with cost determined using the first-in-first-out method.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed principally using an accelerated method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Income Taxes

     Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable because of timing differences in the recognition of certain income and expense items for financial reporting and tax purposes. In accordance with SFAS No. 109, the Company accounts for income taxes using an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities, measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Concentration of Credit Risk

     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risks" consist primarily of trade accounts receivable. The Company's customers are concentrated in eastern Canada. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

(3)  Property and Equipment

     Property and equipment consist of the following at July 31, 1995 and 1996 and December 31, 1996:

                                                                                                             Estimated
                                                           July 31                   December 31,              Useful
                                                     1995              1996             1996                 Lives (Years)
                                                     ----              ----             ----                 -------------

Machinery and equipment                           $1,926,410        $1,905,968        $1,522,185                 10
Furniture and fixtures                               117,499           130,074           148,566                 10
Leasehold improvements                               124,305           126,269           258,794                  7
Computer hardware                                    221,281           284,840           300,282                  6
Computer software                                     15,008            26,955            27,292                  5
                                                  ----------        ----------        ----------
                                                   2,404,503         2,474,106         2,257,119
Less--Accumulated
     depreciation and
     amortization                                 (1,965,805)       (2,030,162)       (1,595,218)
                                                  ----------        ----------        ----------
Property and equipment, net                       $  438,698        $  443,944        $  661,901
                                                  ==========        ==========        ==========


         Leased equipment under capital leases (included above) consists of the following at July 31, 1995 and 1996 and December 31, 1996.

                                                                                     July 31                December 31,
                                                                              1995             1996            1996
                                                                              ----             ----            ----

Equipment                                                                   $ 32,199         $ 47,430       $ 47,430
Less--Accumulated amortization                                                (8,413)         (13,795)       (17,574)
                                                                            --------         --------        --------
                                                                            $ 23,786         $ 33,635       $ 29,856
                                                                            ========         ========       ========

     Depreciation and amortization expense on property and equipment charged to operations for the years ended July 31, 1995 and 1996 and the five-month periods ended December 31, 1995 (unaudited) and 1996 was $118,767, $113,074, $49,796 and
$59,516, respectively.

(4)  Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses consists of the following at July 31, 1995 and 1996 and December 31, 1996:


                                                                       July 31                  December 31,
                                                             1995               1996               1996
                                                             ----               ----               ----

Accounts payable                                       $  860,995           $372,399           $420,115
Wages payable                                             217,247            314,209            156,881
Sales taxes payable                                        52,908            108,967             91,435
Customer advances                                         118,443                600              6,843
Other                                                      94,371             28,221                 --
                                                        ----------           --------           --------
                                                       $1,343,964           $824,396           $675,274
                                                       ==========           ========           ========

(5)  Long-Term Debt

     Long-term  debt  consists  of the
     following  at July 31, 1995 and 1996
     and December 31, 1996:

                                                                                  July 31                    December 31,
                                                                            1995               1996               1996
                                                                            ----               ----               ----

Various noninterest  bearing  equipment  loans
     payable to various  companies for capital
     leases.   Principal  amounts  are  payable
     in  aggregate  monthly installments  of
     $2,225;  collateralized  by specific
     equipment,  maturing November 1996
     through June 1997.                                                    $19,059            $19,423        $  5,054
Equipment loan payable to a financial
     institution.  Final payment was made
     in September 1996.                                                     30,679              2,072             --
Leasehold improvement loan payable to a
     financial  institution,  bearing
     interest at 1/2% over the Daily
     Floating Base interest rate (8 1/2%
     at December 31, 1996).  The principal
     is payable in escalating monthly
     installments of $2,554 to $5,472;
     collateralized by the assets of the
     Company. The final payment is due
     in  December 2001.                                                        --                 --          291,864
                                                                           -------            -------         --------
                                                                            49,738             21,495         296,918
Less--Current maturities                                                    42,045             21,495          51,752
                                                                           -------            -------        --------
                                                                           $ 7,693            $    --        $245,166
                                                                           =======            =======        ========

     At December 31, 1996 the aggregate amounts of annual principal maturities of long-term debt (including capital leases) are as follows:

         1997                                                     $ 51,752
         1998                                                       56,917
         1999                                                       56,917
         2000                                                       65,666
         2001                                                       65,666
                                                                   --------
                                                                  $296,918
                                                                  =========
(6)      Income Taxes

     The provision (benefit) for income taxes consists of the following:

                                                                  Year Ended                      Five Months Ended
                                                                    July 31                          December 31
                                                                    -------                          -----------
                                                               1995              1996              1995             1996
                                                               ----              ----              ----             ----
                                                                                              (unaudited)
Current tax expense
     Federal                                                  $    67           $ 3,847          $    --          $ 27,077
     Provincial                                                11,073            13,670            8,827            10,563
                                                              -------           -------          -------          --------
              Total current                                    11,140            17,517            8,827            37,640
                                                              -------           -------          -------          --------
Deferred tax expense
     Federal                                                   15,273            57,931           19,570            (8,533)
     Provincial                                                (3,703)            1,518              588            (3,613)
                                                              -------           -------          -------          --------
              Total deferred                                   11,570            59,449           20,158           (12,146)
                                                              -------           -------          -------          --------
              Total provision                                 $22,710           $76,966          $28,985          $ 25,494
                                                              =======           =======          =======          ========


     The Canadian statutory tax rate is 18.87% on the first $147,000 of taxable revenue. The Company pays taxes on its taxable income at this rate except as modified for certain permanent differences.

(7)  Commitments and Contingencies

     Operating Leases

     The Company leases office premises, warehouse space and a portion of its machinery and equipment under operating leases expiring at varying dates through 2001.

     At December 31, 1996 the minimum annual rental commitment of the Company under existing agreements are as follows:

         1997                                                    $405,260
         1998                                                     298,559
         1999                                                     138,079
         2000                                                      65,597
         2001                                                      50,267
                                                                 --------
              Total minimum payments                             $957,762
                                                                 =========

     Rent expense including lease escalations charged to operations for the years ended July 31, 1995 and 1996 and the five months ended December 31, 1995 (unaudited) and 1996 was $41,827, $41,135, $22,637 and $17,267, respectively.

  Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

(8)      Related Party Transactions

     A stockholder had noninterest bearing loans outstanding to the Company in the amounts of $0, $42,963 and $19,474 at July 31, 1995 and 1996, and December 31, 1996, respectively, included in due from related party in the accompanying balance sheets. The loans were repaid in January 1997.

(9)      Employee Benefit Plan

     The Company maintains a profit sharing plan for all employees. The Plan provides for the Company to contribute 30% of pretax income, net of certain adjustments. Contributions to this plan for the years ended July 31, 1995 and 1996 and the five months ended December 31, 1995 (unaudited) and 1996 were $88,605, $179,777, $62,349 and $38,365, respectively.

(10)     Major Customers

     The Company has one customer which accounted for 15.1% and 12.9% of sales for the year ended July 31, 1996 and the five months ended December 31, 1996, respectively, and another customer which represented 10.9% and 10.6% of sales for the year ended July 31, 1996 and the five months ended December 31, 1996, respectively.

(11) Events Subsequent to Date of Report of Independent Public Accountants (Unaudited)

     In March 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.



                           LIRPACO INC. AND SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    As of December 31, 1996 and June 30, 1997




                                                                                          December 31,       June 30,
                                                                                              1996             1997
                                                                                              ----             ----
                                                                                                            (Unaudited)

                                     ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                                                $   88,198       $     2,049
     Accounts receivable, net                                                                    743,380           720,706
     Other current assets                                                                        221,989           250,880
                                                                                              ----------        ----------
              Total current assets                                                             1,053,567           973,635
PROPERTY AND EQUIPMENT net                                                                       661,901           704,030
                                                                                              ----------        ----------
              Total assets                                                                    $1,715,468        $1,677,665
                                                                                              ==========        ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current portion of long-term debt and capital
         lease obligations                                                                    $   51,752        $   14,856
     Other current liabilities                                                                   711,573           506,797
                                                                                              ----------        ----------
              Total current liabilities                                                          763,325           521,653
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS                                                     245,166           298,717
DEFERRED EXPENSES                                                                                 26,474            26,294
                                                                                              ----------        ----------
              Total liabilities                                                                1,034,965           846,664
                                                                                              ----------          --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common Stock 102                                                                                102
     Preferred Stock                                                                             170,206           170,206
     Retained earnings                                                                           474,943           584,091
     Cumulative translation adjustments                                                           35,252            76,602
                                                                                              ----------        ----------
              Total stockholders' equity                                                         680,503           831,001
                                                                                              ----------        ----------
              Total liabilities and stockholders' equity                                      $1,715,468        $1,677,665
                                                                                              ==========        ==========

         The accompanying notes to condensed financial statements are an integral part of these balance sheets


                           LIRPACO INC. AND SUBSIDIARY

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                For the Three Months Ended June 30, 1996 and 1997




                                                                                        1996                  1997
                                                                                        ----                   ----
                                                                                     (Unaudited)           (Unaudited)

REVENUES                                                                               $2,484,121            $2,137,817
COST OF REVENUES                                                                        1,636,247             1,454,040
                                                                                     ------------          ------------
         Gross Profit                                                                     847,874               683,777
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                              633,189               522,016
                                                                                       ----------            ----------
         Income from operations                                                           214,685               161,761
                                                                                       ----------           -----------
OTHER INCOME (EXPENSE):
  Interest Expense                                                                         (8,659)              (16,231)
  Interest and other income (expense)                                                          --                   --
                                                                                       ----------           -----------
         Income before provision for income taxes                                         206,026               145,530
                                                                                       ----------           -----------
PROVISION FOR INCOME TAXES                                                                 51,506                36,383
                                                                                       ----------            ----------
         Net income                                                                    $  154,520            $  109,147
                                                                                       ==========            ==========



                  The accompanying notes to condensed financial
              statements are an integral part of these statements.


                           LIRPACO INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                For the Three Months Ended June 30, 1996 and 1997




                                                                                         1996                 1997
                                                                                         ----                 ----
                                                                                      (Unaudited)          (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                           $ 154,520            $  109,147
Adjustments to reconcile net income to net
     cash provided by (used in) operating activities-
      Depreciation and amortization                                                        29,535                37,000
      Changes in operating assets (increase) decrease in-
         Accounts receivable                                                              141,442                22,674
         Other assets                                                                     253,295               (28,891)
      Changes in operating liabilities increase
        (decrease) in-
         Other current liabilities                                                        (74,378)             (204,775)
         Deferred charges                                                                    (672)                 (180)
                                                                                        ----------           ----------
            Net cash provided by (used in) operating
              activities                                                                  503,742               (65,025)
                                                                                      -----------            ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                                                  (38,834)              (79,129)
                                                                                       ----------             ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cumulative translation adjustment                                                       (4,964)               41,350
   Net proceeds from borrowings                                                          (460,144)               16,655
                                                                                     ------------            ----------
            Net cash provided by (used in) financing
              activities                                                                 (465,108)               58,005
                                                                                     ------------            ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                                      --               (86,149)
CASH AND CASH EQUIVALENTS, beginning of period                                                 --                88,198
                                                                                -----------------            ----------
CASH AND CASH EQUIVALENTS, end of period                                         $             --           $     2,049
                                                                                 ----------------           -----------





                The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                           LIRPACO INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)


(1)  Basis of Presentation

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date. In the opinion of management all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1996, included elsewhere in this Registration Statement.

     In March 1997, the Company and its stockholders entered into a definitive agreement with Vestcom International, Inc. (Vestcom) pursuant to which the Company will merge with Vestcom. All outstanding shares of the Company will be exchanged for cash and shares of Vestcom common stock concurrent with the consummation of the initial public offering of the common stock of Vestcom.

(2)  Subsequent Events

     On July 30, 1997, Vestcom International, Inc. announced the initial public offering of 3,850,000 shares of its Common Stock at a price of $13.00 per share. The Company's underwriters exercised in full an option to purchase an additional 577,500 shares of the Company's Common Stock at $13.00 per share to cover over allotments of the initial public offering. The initial public offering was consummated on August 4, 1997. The capital raised by this offering was approximately $54,000,000, net of underwriting discounts. Concurrently with the offering, Vestcom acquired all of the outstanding shares of Lirpaco, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
  Computer Output Systems, Inc.:

     We have audited the accompanying balance sheets of Computer Output Systems, Inc. (a Connecticut corporation) as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Output Systems, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Roseland, New Jersey
January 24, 1997



                          COMPUTER OUTPUT SYSTEMS, INC.

                                 BALANCE SHEETS
                        As of December 31, 1995 and 1996

                                                                                            1995               1996
                                                                                            ----               ----

                                     ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                                        $   95,468         $       --
     Accounts receivable, net of allowance for doubtful
       accounts of $7,500 and $5,000 in 1995 and 1996,
       respectively                                                                      721,721            964,035
     Supplies inventory                                                                   35,191            176,211
     Prepaid postage                                                                      90,757            139,458
     Prepaid expenses and other current assets                                             9,019             25,642
                                                                                        ---------          ---------
        Total current assets                                                             952,156          1,305,346
PROPERTY AND EQUIPMENT, net of accumulated depreciation
  and amortization                                                                       459,723            472,003
OTHER ASSETS                                                                              23,906             36,240
                                                                                        --------         ----------
        Total assets                                                                  $1,435,785         $1,813,589
                                                                                      ==========         ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current portion of long-term debt                                                $   60,000         $  150,000
     Current portion of capital lease obligations                                        108,235             94,584
     Accounts payable                                                                    354,215            566,064
     Accrued expenses                                                                     63,870             88,720
     Advanced postage                                                                    273,710            249,605
                                                                                      ----------         ----------
        Total current liabilities                                                        860,030          1,148,973
LONG-TERM DEBT 207,358                                                                      --
CAPITAL LEASE OBLIGATIONS                                                                227,249            130,072
                                                                                      ----------         ----------
        Total liabilities                                                              1,294,637          1,279,045
                                                                                      ----------         ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $.10 par value; 10,000 shares
       authorized, 100 shares issued and outstanding                                          10                 10
     Additional paid-in capital                                                          732,470            732,470
     Retained earnings                                                                  (591,332)          (197,936)
                                                                                       ----------         ----------
        Total stockholders' equity                                                        141,148            534,544
                                                                                        ----------         ----------
        Total liabilities and stockholders' equity                                     $1,435,785         $1,813,589
                                                                                       ==========         ==========

                 The accompanying notes to financial statements
                  are an integral part of these balance sheets.


                          COMPUTER OUTPUT SYSTEMS, INC.

                              STATEMENTS OF INCOME
              For the Years Ended December 31, 1994, 1995 and 1996




                                                                             1994             1995               1996
                                                                             ----             ----               ----

REVENUES                                                                  $2,192,400      $ 3,542,048       $  4,854,633
COST OF REVENUES                                                           1,459,472        2,446,078          3,131,997
                                                                          ----------       ----------         ----------
   Gross profit                                                              732,928        1,095,970          1,722,636
SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                                                  681,638          979,211          1,195,057
                                                                          ----------       ----------         ----------
           Income from operations                                             51,290          116,759            527,579
                                                                          ----------       ----------         ----------
OTHER EXPENSE:
   Interest expense                                                           34,883           49,482             38,794
   Other expense                                                              15,540               --                 --
                                                                          ----------       ----------         ----------
                                                                              50,423           49,482             38,794
                                                                          ----------       ----------         ----------
           Income before provision for
             income taxes                                                        867           67,277            488,785
                                                                          ----------       ----------         ----------
PROVISION FOR INCOME TAXES                                                       250            7,365             51,353
                                                                          ----------       ----------         ----------
           Net income                                                     $      617       $   59,912         $  437,432
                                                                          ==========       ==========         ==========

                 The accompanying notes to financial statements
                    are an integral partof these statements.




                          COMPUTER OUTPUT SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1994, 1995 and 1996


                                                                        Additional                               Total
                                                    Common Stock          Paid-in         Retained            Stockholders'
                                                 Shares     Amount        Capital         Earnings               Equity

BALANCE AT JANUARY 1, 1994
  (Note 1)                                        100          $10        $732,470         $(635,719)           $ 96,761
   Net income                                      --           --              --               617                 617
                                                  ---          ---        --------         ---------            --------
BALANCE AT DECEMBER 31, 1994                      100           10         732,470          (635,102)             97,378
   Net income                                      --           --              --            59,912              59,912
   Distributions to stockholders                   --           --              --           (16,142)            (16,142)
                                                  ---          ---        --------         ---------            --------
BALANCE AT DECEMBER 31, 1995                      100           10         732,470          (591,332)            141,148
   Net income                                      --           --              --           437,432             437,432
   Distributions to stockholders                   --           --              --           (44,036)            (44,036)
                                                  ---          ---        --------         ---------            --------

BALANCE AT DECEMBER 31, 1996                      100          $10        $732,470         $(197,936)           $534,544
                                                  ===          ===        ========         =========            ========


                       The accompanying notes to financial
              statements are an integral part of these statements.

--------------------------------------------------------------------------------
                          COMPUTER OUTPUT SYSTEMS, INC.
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1994, 1995 and 1996

                                                                            1994             1995               1996
                                                                            ----             ----               ----

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                           $   617          $  59,912          $ 437,432
   Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities--
      Depreciation and amortization                                      86,342            105,145            132,812
      Provision for doubtful accounts                                     5,000             14,373                 --
      Loss on abandonment of leasehold
       improvements                                                       9,358                 --                 --
      Changes in operating assets (increase)
        decrease in--
         Accounts receivable                                           (105,123)          (333,798)          (242,314)
         Supplies inventory                                             (27,350)            (7,841)          (141,020)
         Prepaid postage                                                (34,549)           (49,588)           (48,701)
         Prepaid expenses and other assets                                  740             (9,075)           (28,956)
      Changes in operating liabilities
        increase (decrease) in--
         Accounts payable                                                  (23,017)           153,470            212,200
         Accrued expenses                                                   12,345             38,851             24,850
         Advanced postage                                                  (66,212)           166,245            (24,105)
                                                                         ---------           --------          ---------
            Net cash provided by (used in)
              operating activities                                        (141,849)           137,694            322,198
                                                                         ---------           --------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES--
   Acquisition of property and equipment                                   (59,220)           (33,927)          (145,444)
                                                                         ---------           --------          ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net short-term borrowings                                                    --            200,000            (50,000)
   Principal payments on capital lease
     obligations                                                           (63,555)           (99,040)          (110,828)
   Proceeds from loans from affiliated company                             430,029                 --                 --
   Repayment of loans from affiliated company                             (185,080)           (73,442)           (67,358)
   Proceeds from (payments on)
     stockholder loans                                                      30,000            (30,000)                --
   Distributions to stockholders                                                --            (16,142)           (44,036)
                                                                        ----------          ---------          ---------
            Net cash provided by (used in)
              financing activities                                         211,394            (18,624)          (272,222)
                                                                        ----------          ---------          ---------
            Net (decrease) increase in cash
              and cash equivalents                                          10,325             85,143            (95,468)
CASH AND CASH EQUIVALENTS, beginning of year                                    --             10,325             95,468
                                                                        ----------          ---------          ---------
CASH AND CASH EQUIVALENTS, end of year                                  $   10,325          $  95,468          $      --
                                                                        ==========          =========          =========
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
   Cash paid during the year for--
      Interest                                                          $   38,871          $  44,797          $  38,329
                                                                        ==========          =========          =========
      State income tax                                                  $      250          $     250          $  19,004
                                                                        ==========          =========          =========
SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING ACTIVITIES:
   Capital lease obligations incurred                                   $ (330,089)         $(143,700)         $      --
                                                                        ==========          =========          =========

                       The accompanying notes to financial
              statements are an integral part of these statements.

--------------------------------------------------------------------------------
                          COMPUTER OUTPUT SYSTEMS, INC.
--------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS


(1)      Nature of Business

     The Company was formed pursuant to a "Corporate Reorganization Agreement" dated December 28, 1994, whereby Computer Output Systems, Inc. (an existing Connecticut S Corporation) transferred and assigned the assets and liabilities of its computer printing business to Hall-Cicchese Acquisition Corporation (hereinafter referred to as "Acquisition Corp."). Computer Output Systems, Inc. simultaneously surrendered its use of the corporate name "Computer Output Systems, Inc.," thereby permitting Acquisition Corp. to adopt the use of the corporate name "Computer Output Systems, Inc." (hereinafter referred to as the "Company"). The effective date of this agreement, as agreed upon by the parties, was January 1, 1994. The corporate reorganization essentially represented an exchange of shares between entities under common control. Accordingly, the assets and liabilities so transferred were accounted for at historical cost.

     The Company's primary businesses are (i) the production and distribution of documents on paper, (ii) computer center document outsourcing services, (iii) marketing materials fulfillment, (iv) mailing services and (v) forms management.

     The Company and its shareholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2)      Summary of Significant Accounting Policies

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

     Supplies inventory consists primarily of paper and toner. Supplies are valued at cost, which approximates market, with cost determined using the first-in, first-out method.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements and assets subject to capital lease are capitalized and amortized over the lesser of the estimated useful life or the remaining life of the building lease agreement. The Company accounts for fixed asset additions under the half-year convention guidelines.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of equipment and leaseholds, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay
Federal corporation income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company's taxable income. Accordingly, no provision for Federal corporate income taxes has been made in the accompanying financial statements.

  New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Concentration of Credit Risk

     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the northeast United States. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

(3)      Property and Equipment

     The following is a summary of property and equipment at December 31:

                                                                                                             Estimated
                                                                                                              Useful
                                                                                                               Lives
                                                                         1995              1996               (Years)
                                                                         ----              ----               -------

Furniture and fixtures                                                  $  37,622         $  37,622               7
Computers and equipment                                                   680,805           641,132               5
Leasehold improvements                                                     25,492            96,045              10
                                                                        ---------         ---------
                                                                          743,919           774,799
Less--Accumulated depreciation and
  amortization                                                           (284,196)         (302,796)
                                                                        ---------         ---------
     Property and equipment, net                                        $ 459,723         $ 472,003
                                                                        =========         =========

     Leased equipment under capital leases (included above) consists of the following at December 31:


                                                                                            1995              1996
                                                                                            ----              ----

Computers and equipment                                                                     $ 500,289         $ 428,789
Less--Accumulated depreciation                                                               (130,835)         (185,656)
                                                                                            ---------         ---------
                                                                                            $ 369,454         $ 243,133
                                                                                            =========         =========

     Depreciation and amortization expense was $86,342, $105,145 and $132,812 for the years ended December 31, 1994, 1995 and 1996, respectively.

     At December 31, 1996 minimum annual payments under capital leases including interest are as follows:

    1997                                                       $105,473
    1998                                                         97,728
    1999                                                         47,747
                                                               --------
           Total minimum payments                               250,948
    Less--Amounts representing interest                         (26,292)
                                                               ---------
           Net minimum lease payments                           224,656
    Less--Current portion of capital lease obligations           94,584
                                                               --------
           Long-term portion of capital lease obligations      $130,072
                                                               ========

     The interest rates on capitalized leases vary from 8% to 13% and are imputed based on the fair market value of the equipment at the inception of the lease.

(4)      Long-Term Debt

                                                              1995         1996
                                                              ----         ----

Long-term debt consists of the following at December 31:
   $300,000 line of credit with a financial institution.
    Secured by substantially all of the assets of
     the Company.  Interest is payable monthly at
     prime (8 1/4% at December 31, 1996)
     plus 1%.  All outstanding balances due on
     December 19, 1997.                                     $200,000    $150,000
   Unsecured loan from an affiliated company bearing
     interest at 10.25%, payable in monthly principal
     installments of approximately $7,000.  Loan is
     subordinated to the line of credit.                      67,358        --
                                                              --------  --------
                                                             267,358     150,000
Less--Current maturities                                      60,000     150,000
                                                             --------   --------
                                                            $207,358    $     --
                                                            ========    ========

     The line of credit agreement requires the maintenance of certain ratios related to net worth and working capital. The Company was in compliance with these covenants at December 31, 1996.

(5)      Commitments and Contingencies

  Operating Leases

     The Company and its affiliate, Halls Magazine Reports, Inc. ("Halls"), a company of which Daniel Hall, president and stockholder of the Company is the owner (see Note 6), share their leased office space. The lease expires on July 31, 2004. The Company has the option to extend the term of the lease for a period of five years from the date upon which it would otherwise expire. The rent is fixed for the term of the lease with scheduled increases on August 1, 1997 and August 1, 2000. The Company is responsible for its proportionate share of all related occupancy costs. The Company allocates 13% of this rental obligation to Halls.

     The Company also leases equipment and vehicles under noncancellable operating leases expiring through 1999.

     At December 31, 1996 the minimum annual rental commitment of the Company under existing agreements are as follows:

         1997                                             $  409,473
         1998                                                347,536
         1999                                                323,274
         2000                                                223,593
         2001                                                228,843
         Thereafter                                          338,400
                                                          ----------
                  Total minimum payments                  $1,871,119
                                                          ==========

     Rental expense charged to operations amounted to $136,352, $172,080 and $280,337 for the years ended December 31, 1994, 1995 and 1996, respectively.

  Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Restrictions on Sale of Common Stock

     The common stock of the Company is subject to restrictions on sale, assignment, pledge, transfer or other disposition pursuant to the stockholders' agreement dated December 28, 1994.

  Employment Contracts

     The Company entered into ten year employment contracts dated December 28, 1994 with Daniel Hall and Timothy Cicchese. In addition to providing for base compensation and bonuses based on profitability, the contracts provide for 24 months continuation of base salary and benefits if termination occurs prior to the end of the contract. See Note 9 for discussion of termination of such agreements.

(6)      Related Party Transactions

  Loan from Affiliated Company

     At December 31, 1995, the Company owed $67,358 to Halls. The loan was repaid by the Company by December 31, 1996 through payments of a portion of Halls' monthly business expenses such as office space, medical and dental insurance, general insurance and long distance telephone. In addition, the Company produced Halls' monthly reports to reduce the outstanding loan balance. Services billed to Halls were $21,516, $19,253 and $21,433 for the years ended December 31, 1994, 1995 and 1996, respectively. Interest on this loan amounted to $14,484, $11,225 and $2,102 for the years ended December 31, 1994, 1995 and
1996, respectively.

     At December 31, 1996, Halls owed the Company $26,509, which is included in accounts receivable.

  Loans from Stockholders

     During the month of December 1994, Daniel Hall, president and stockholder, and Timothy Cicchese, vice president and stockholder, each loaned the Company $15,000. These loans were repaid in May 1995 with no interest.

(7)      Employee Benefit Plan

     The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to contribute amounts equal to 33% of the contributions made by employees up to 5% of their total annual salary. Company contributions to this plan for the years ended December 31, 1994, 1995 and 1996 were $12,876, $14,773 and $15,238, respectively.

(8)      Significant Customer

     During the years ended December 31, 1994, 1995 and 1996 one customer accounted for $415,000, $1,077,000 and $1,412,000 of the Company's revenues, respectively. This customer is a service bureau servicing many different business accounts. The Company provides subcontracting services for over 70 different accounts for this customer. Accounts receivable from this customer as of December 31, 1995 and 1996 were approximately $172,000 and $166,000, respectively. Effective October 1, 1996, the Company and this customer entered into a one year service agreement whereby the Company will provide document generation and mailing services at prices specified in the agreement. The Company intends to renew the contract without significant modification of the original agreement.

(9) Events Subsequent to Date of Report of Independent Public Accountants (Unaudited)

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

     Prior  to  the  closing  of  the   Acquisition,   the  Company   will  make
distributions in respect of the Company's estimated S Corporation accumulated adjustment account at the time of closing.

     The employment contracts with Mr. Hall and Mr. Cicchese will be terminated as part of the Acquisition.

                          COMPUTER OUTPUT SYSTEMS, INC.

                            CONDENSED BALANCE SHEETS
                    As of December 31, 1996 and June 30, 1997




                                                December 31,           June 30,
                                                   1996                 1997
                                                   ----                 ----
                                                                     (unaudited)

                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                   $       --             $247,064
   Accounts receivable, net                       964,035              962,682
   Other current assets                           341,311              257,600
                                               -----------         ------------
           Total current assets                 1,305,346            1,467,346
PROPERTY AND EQUIPMENT, net                       472,003              627,818
OTHER ASSETS                                       36,240               37,559
                                               -----------        -------------
           Total assets                        $1,813,589           $2,132,723
                                               ==========           ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Short-term borrowings                       $       --           $  250,000
   Current portion of long-term debt and capital
     lease obligations                            244,584               90,128
   Other current liabilities                      904,389            1,120,009
                                                ----------            ---------

           Total current liabilities            1,148,973            1,460,137

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS      130,072              249,120
DEFERRED EXPENSES                                      --                    --
                                               ----------               --------

           Total liabilities                    1,279,045            1,709,257
                                                ---------           ----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:

   Common stock                                        10                   10
   Additional paid-in capital                     732,470              732,470
   Retained earnings                             (197,936)            (309,014)
                                                ----------           ----------
           Total stockholders' equity              534,544              423,466
                                                ----------           ----------
Total liabilities and stockholders' equity       1,813,589           $2,132,723
                                                 =========           ==========

                      The accompanying  notes  to condensed financial
             statements are an integral  part of these balance sheets.



                          COMPUTER OUTPUT SYSTEMS, INC.

                         CONDENSED STATEMENTS OF INCOME
                 For the Six Months Ended June 30, 1996 and 1997


                                                                                         1996                    1997
                                                                                         ----                    ----
                                                                                      (Unaudited)             (Unaudited)

REVENUES                                                                                 $2,368,427           $3,475,877
COST OF REVENUES                                                                          1,529,360            2,276,692
                                                                                          ---------           ----------
        Gross Profit                                                                        839,067            1,199,185
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                                537,761              638,326
                                                                                         ----------           ----------
        Income from operations                                                              301,306              560,859
                                                                                         ----------           ----------
OTHER INCOME (EXPENSE):
  Interest Expense                                                                          (11,051)             (25,285)
  Interest and other income                                                                      --                1,952
                                                                                    ---------------          -----------
        Income before provision for income taxes                                            290,255              537,526
PROVISION FOR INCOME TAXES                                                                   28,555               55,204
                                                                                         ----------           ----------
        Net income                                                                       $  261,700           $  482,322
                                                                                         ==========           ==========


                  The accompanying notes to condensed financial
              statements are an integral part of these statements.



                          COMPUTER OUTPUT SYSTEMS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                 For the Six Months Ended June 30, 1996 and 1997




                                                                                           1996                  1997
                                                                                           ----                  ----
                                                                                        (Unaudited)           (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income                                                                             $ 261,700            $ 482,322
   Adjustments to reconcile net income to net cash
      provided by operating activities--
      Depreciation and amortization                                                          63,174               76,036
      Changes in operating assets (increase) decrease in--
         Accounts receivable                                                                147,912                1,353
         Other current assets                                                                11,856               83,712
      Changes in operating liabilities increase
         (decrease) in--
         Other current liabilities                                                         (122,810)             215,620
                                                                                          ---------            ---------
            Net cash provided by operating activities                                       361,832              859,043
                                                                                          ---------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                                                   (101,683)             (70,668)

   Security deposits                                                                            700               (1,320)
                                                                                       ------------              --------

         Net cash used in investing activities                                             (100,983)             (71,988)
                                                                                           ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from borrowings                                                            (172,183)              53,409
   Distributions to stockholders                                                            (17,910)            (593,400)
                                                                                         -----------           ---------

            Net cash used in financing activities                                          (190,093)            (539,991)
                                                                                         ----------           ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                    70,756              247,064

CASH AND CASH EQUIVALENTS, beginning of period                                               95,468                   --
                                                                                          ---------            ---------

CASH AND CASH EQUIVALENTS, ending of period                                               $ 166,224            $ 247,064
                                                                                          =========            =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
Capital lease obligations incurred                                                            --               $ 161,183
                                                                                                               =========


                  The accompanying notes to condensed financial
              statements are an integral part of these statements.

                          COMPUTER OUTPUT SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (unaudited)


(1)      Basis of Presentation

         The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information refer to the financial statements and footnotes thereto for the year ended December 31, 1996, included elsewhere in this Registration Statement.

         In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom International, Inc. ("Vestcom") pursuant to which the Company will merge with Vestcom. All outstanding shares of the Company will be exchanged for cash and shares of Vestcom common stock concurrent with the consummation of the initial public offering of the common stock of Vestcom.

(2)  Subsequent Events

         On July 30, 1997, Vestcom International, Inc. announced the initial public offering of 3,850,000 shares of its Common Stock at a price of $13.00 per share. The Company's underwriters exercised in full an option to purchase an additional 577,500 shares of the Company's Common Stock at $13.00 per share to cover over allotments of the initial public offering. The initial public offering was consummated on August 4, 1997. The capital raised by this offering was approximately $54,000,000, net of underwriting discounts. Concurrently with the offering, Vestcom acquired all of the oustanding shares of Computer Output Systems, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of
  Electronic Imaging Services, Inc.:

     We have audited the accompanying balance sheet of Electronic Imaging Services, Inc. (a Delaware Corporation) as of December 31, 1996 and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Imaging Services, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 17, 1997




                        ELECTRONIC IMAGING SERVICES, INC.

                                  BALANCE SHEET
                             As of December 31, 1996

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                         $    45,089
  Accounts receivable, net of allowance
    for doubtful accounts of $37,017                                    826,655
  Supplies inventory                                                    413,210
  Other current assets                                                  112,696
                                                                     -----------
         Total current assets                                         1,397,650
PROPERTY AND EQUIPMENT, net of accumulated depreciation
  and amortization                                                    1,526,992
OTHER ASSETS                                                             54,944
         Total assets                                               $ 2,979,586
                                                                     ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Short-term borrowings                                             $   662,575
  Current portion of long-term debt                                     169,393
  Current portion of capital lease obligations                          232,863
  Accounts payable                                                    1,119,316
  Accrued expenses                                                      321,200
                                                                     -----------
         Total current liabilities                                    2,505,347
LONG-TERM DEBT                                                           48,644
CAPITAL LEASE OBLIGATIONS                                               768,504
DEFERRED INCOME TAXES                                                    86,740
PLEDGED STOCK                                                           375,000
                                                                     -----------
         Total liabilities                                            3,784,235
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par value; 2,000 shares authorized; 1,261
    shares issued; 961 shares outstanding                                    11
  Accumulated deficit                                                  (429,660)
                                                                       (429,649)
Less--Treasury stock, 150 shares at cost                               (375,000)
                                                                     -----------
         Total stockholders' deficit                                   (804,649)
                                                                     -----------
         Total liabilities and stockholders' deficit                $ 2,979,586
                                                                     ===========


                 The accompanying notes to financial statements
                  are an integral part of this balance sheet.

                        ELECTRONIC IMAGING SERVICES, INC.

                             STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 1996




REVENUES                                                          $7,623,870
COST OF REVENUES                                                   6,272,144
                                                                  ----------
         Gross profit                                              1,351,726
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                       1,840,958
                                                                  -----------
         Loss from operations                                       (489,232)
OTHER INCOME (EXPENSE):
  Interest expense                                                  (157,762)
  Other income                                                        11,789
                                                                  -----------
                                                                    (145,973)
                                                                  -----------
         Net loss                                                 $ (635,205)
                                                                   ==========


              The accompanying notes to financial statements are an
                        integral part of this statement.

                        ELECTRONIC IMAGING SERVICES, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                      for the Year Ended December 31, 1996




                                                                                  Retained
                                                                   Additional     Earnings
                                               Common Stock         Paid-In     (Accumulated       Treasury Stock
                                            Shares       Amount     Capital       Deficit)       Shares      Amount       Total
BALANCE, January 1, 1996                    1,261      $    13     $101,987     $ 478,556           --            $    $  580,556
  Purchase of treasury stock                 (240)                       --            --          240     (600,000)    (600,000)
  Reissuance of treasury stock                 90                        --            --          (90)     225,000      225,000
  Pledge of common stock                     (150)          (2)    (101,987)     (273,011)          --           --     (375,000)
  Net loss                                     --           --           --      (635,205)          --           --     (635,205)
                                               --           --           --      ---------          --           --     ---------
BALANCE, December 31, 1996                    961      $    11     $            $(429,660)         150     $(375,000)  $(804,649)
                                              ===      =======     ==========   ==========         ===     ==========  =========


                 The accompanying notes to financial statements
                     are an integral part of this statement.



                        ELECTRONIC IMAGING SERVICES, INC.

                             STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 1996


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                        $(635,205)
  Adjustments to reconcile net loss to net cash provided
    by operating activities--
    Depreciation and amortization                                   297,192
    Provision for doubtful accounts                                  33,923
    Loss on write-down of property and equipment                     21,968
    Gain on sale of property                                        (15,629)
    Changes in operating assets (increase) decrease in--
         Accounts receivable                                       (132,397)
         Supplies inventory                                        (137,494)
         Other current assets                                        61,755
    Changes in operating liabilities increase (decrease) in--
         Accounts payable                                           530,454
         Accrued expenses                                           217,821
           Net cash  provided by  operating  activities             242,388
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment                            (194,500)
  Proceeds from sale of property and equipment                       70,296
           Net  cash  used by  investing  activities               (124,204)
 CASH  FLOWS  FROM FINANCING ACTIVITIES:
  Net short-term borrowings                                         469,000
  Payments on long-term debt and capital lease obligations         (339,993)
  Purchase of treasury stock                                       (225,000)
                                                                   ---------
         Net cash used by financing activities                      (95,993)
         Net increase in cash and cash equivalents                   22,191
CASH AND CASH EQUIVALENTS, at beginning of year                      22,898
                                                                   ---------
CASH AND CASH EQUIVALENTS, at end of year                         $  45,089
                                                                   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest                                                      $ 167,051
                                                                   =========
    Income taxes                                                  $  30,893
                                                                   =========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:
  Capital lease obligations incurred                              $ 971,975
                                                                   =========
  Purchase of treasury stock through issuance of notes payable    $ 375,000
                                                                   =========



              The accompanying notes to financial statements are an
                       integral part of these statements.

                        ELECTRONIC IMAGING SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS


(1)      Nature of Business

         Electronic Imaging Services, Inc. ("EIS" or the "Company"), is a Delaware corporation. The Company's primary businesses are (i) the production and distribution of computer-generated labels, (ii) the production and distribution of documents on paper, microfiche, microfilm and compact disc and
(iii) forms management.

         The Company and its stockholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering ("the Offering") of the common stock of Vestcom.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered a loss from operations, has a working capital deficit and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. As discussed above, the Company intends to enter into the Acquisition with Vestcom. However, no assurance can be given that the Acquisition will occur. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2)      Summary of Significant Accounting Policies

  Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition

         Revenues are recognized when the services are rendered.

  Cash and Cash Equivalents

         Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

         Inventories consist of paper, film and micrographic chemicals. Supplies are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property and Equipment

         Property and equipment are recorded at cost. Depreciation is calculated by using the straight-line method over the estimated useful lives of the related assets.

         Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Income Taxes

         The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.

         The  Company  has  recorded  a full  valuation  allowance  against  all
deferred  tax  assets  due  to  the   uncertainty  of  ultimate   realizability.
Accordingly, no income tax benefits have been recorded for current year losses.

  New Accounting Pronouncement

         Effective January 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Concentration of Credit Risk

         Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet-Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the southern and eastern United States. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

(3)      Property and Equipment

         Property and equipment consists of the following at December 31, 1996:

                                                                Estimated
                                                                 Useful
                                                                 Lives
                                                                 (Years)

Furniture and fixtures               $  146,458                   10
Production equipment                  2,365,483                   5-7
Delivery equipment                       65,998                   5
Leasehold improvements                   39,105                   7
                                      ----------
                                      2,617,044
Less--Accumulated depreciation
  and amortization                    1,090,052
                                      ----------
Property and equipment               $1,526,992
                                     ===========

         Leased equipment under capital leases (included above) consists of the following at December 31, 1996:

Equipment                                                             $1,381,584
Less--Accumulated depreciation                                           314,672
                                                                      ----------
                                                                      $1,066,912
                                                                      ==========

         Depreciation and amortization expense was $297,192 for the year ended December 31, 1996. At December 31, 1996 minimum annual payments under capital leases including interest are as follows:

         1997                                                 $  317,733
         1998                                                    317,733
         1999                                                    306,874
         2000                                                    192,781
         2001                                                     62,708
                                                              ----------
           Total minimum payments                              1,197,829
         Less--Amount representing interest                      196,462
                                                              ----------
           Net minimum lease payments                          1,001,367
         Less--Current portion of capital lease obligation       232,863
                                                              ----------
           Long-term portion of capital lease obligations     $  768,504
                                                              ==========

     The interest rates on capitalized leases vary from 8.6% to 13.3% and are imputed based on the fair market value of the equipment at the inception of the lease.

(4)      Short-Term Borrowings

     The Company has a line of credit with a bank that provides for maximum borrowings of $750,000. Borrowings bear interest at 9.25% per annum, adjusted periodically with interest payments only required monthly. The borrowings are secured by accounts receivable, inventory and the personal guarantee of two stockholders and are due April 30, 1997.

(5)      Long-Term Debt

         Long-term debt consists of the following at December 31, 1996:

Note payable to bank; 80% guaranteed by the U.S.
  Small Business  Administration; interest at 8%;
  payable in monthly installments of $6,083,
  including interest; secured by fixed assets
  and the personal guarantee of two stockholders;
  due September 1997 or immediately if the Company
  is to merge with another company                                    $ 58,695
Notes payable of $375,000 to two stockholders,
  interest at 7.00% per  annum, due in semiannual
  installments  on  January  15 and  July 15 of
  $112,500 on each note through 1998, secured by
  Stock Pledge Agreements                                              375,000
Notes payable to stockholders, interest at a rate of
  10% per annum, interest only payable monthly, due
  February 28, 1997                                                     66,000
Notes payable of $113,594 original principal to
  bank and finance company, interest ranging from
  4.8% to 9.75%, due in monthly  installments of
  $3,600,  including interest;  secured by accounts
  receivable,  auto, inventory and personal
  guarantees of two stockholders; due January,
  1997 to December, 1999                                                64,946
Note payable to supplier, interest at 7.99%, due in monthly
  installments of $1,115, including interest, unsecured,
  due April, 1999                                                       28,396
                                                                      --------
                                                                       593,037
Less--Current maturities                                               394,393
                                                                       --------
                                                                      $198,644
                                                                      ========

     At December 31, 1996, the aggregate amounts of annual principal maturities of long-term obligations (excluding capitals lease obligations) are as follows:

         1997                                                      $394,393
         1998                                                       190,753
         1999                                                         7,891
         2000                                                          --
         2001                                                          --
                                                                   --------
           Total                                                   $593,037
                                                                   ========
(6)      Commitments and Contingencies

  Operating Leases

         The Company conducts its operations from facilities that are leased under noncancellable operating leases expiring through March, 2002. The Company maintains production equipment, office furniture, equipment and two automobiles under long-term operating leases expiring through 2001.

         Net future minimum rental payments required under operating leases for facilities and equipment as of December 31, 1996, are as follows:

         1997                                                    $  874,885
         1998                                                       791,802
         1999                                                       412,556
         2000                                                       276,702
         2001 and thereafter                                        311,246
                                                                 ----------
           Total minimum payments                                $2,667,191
                                                                 ==========

         Rent expense for all leases was $534,555 for the year ended December 31, 1996.

  Litigation

         The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

(7)      Employee Benefit Plan

         The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to make a discretionary matching contribution not to exceed $1,500 per participant. Contributions to this plan for the year ended December 31, 1996 were $4,749.

(8)      Major Customers

         The Company had sales to two customers which exceeded 10% of total sales, one which accounted for 15.7% of total sales and another which accounted for 29.5%. Accounts receivable from these two customers at December 31, 1996 were $171,213 and $181,881, respectively.

(9)      Stock Repurchase Agreements

         The Company repurchased 240 shares of stock from two of the Company's four stockholders in April 1996. The Company has the option to purchase up to an additional 334 shares at $2,500 per share. After December 31, 1996, the purchase price increases at a rate of 7% per year through December 31, 2001. By way of another agreement, an additional 140 shares at $2,500 per share may be purchased through December 31, 1996 with an increase of 7% per year thereafter through December 31, 2002. In connection with the stock repurchase and the option to repurchase shares of stock, the Company recorded compensation expense of $90,000 in 1996.

(10)     Stock Pledge Agreements

         The Company entered into two stock pledge agreements with stockholders on April 24, 1996. One agreement requires the Company to repurchase 30 shares on January 15 and July 15, 1997 and 1998. The other requires the Company to buy back 15 shares on January 15 and July 15, 1997. As a result of the potential Acquisition of the Company, the Stockholders agreed not to require the Company to repurchase any shares on January 15, 1997. In connection therewith, such pledged stock has been reclassified outside of stockholders' equity.

         See Note 13 for discussion of termination of these agreements.

(11)     Stock Bonus Compensation Agreement

         The Company has executed a Stock Bonus Compensation Agreement dated April 24, 1996, for a maximum issuance of 151 shares of the Company's common stock. As of December 31, 1996, 90 shares had been issued under this agreement. In connection with this transaction, the Company recorded compensation expense of $333,200 in 1996.

(12)     Related Party Transaction

         During 1996, the Company forgave a $100,000 note receivable from a stockholder. This resulted in a charge to compensation expense which is included in selling, general, and administrative expenses.

(13) Events Subsequent to Date of Report of Independent Public Accountants (Unaudited)

         In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

         The stock repurchase agreements and stock pledge agreements described in Notes 9 and 10 will be terminated as part of the Acquisition.



                        ELECTRONIC IMAGING SERVICES, INC.

                            CONDENSED BALANCE SHEETS
                    As of December 31, 1996 and June 30, 1997




                                                 December 31,         June 30,
                                                   1996               1997
                                                   ----               ----
                                                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                    $   45,089       $       --
  Accounts receivable, net                        826,655            925,140
  Other current assets                            525,906            624,373
                                                ----------         ----------

         Total current assets                   1,397,650          1,549,513

PROPERTY AND EQUIPMENT; net                     1,526,992          1,687,829
OTHER ASSETS                                       54,944             36,952
                                                ---------         ----------

         Total assets                          $2,979,586         $3,274,294
                                               ==========         ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings                        $  662,575           $543,360
  Current portion of long-term debt and capital
    lease obligations                             402,256            422,424
  Other current liabilities                     1,440,516          1,520,049
                                               ----------         ----------
         Total current liabilities              2,505,347          2,485,833

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS      817,148          1,028,186
DEFERRED EXPENSES                                  86,740             86,740
PLEDGED STOCK                                     375,000            375,000
                                               ----------         ----------
         Total liabilities                      3,784,235          3,975,759
                                               ----------         ----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock                                         11                 11
  Accumulated deficit                            (429,660)          (326,476)
                                                ----------         ----------
                                                 (429,649)          (326,465)
  Less-Treasury stock                            (375,000)          (375,000)
                                                ----------         ----------
         Total stockholders' equity              (804,649)          (701,456)
                                                ----------         ----------
         Total liabilities and
           stockholders' equity                $2,979,586         $3,274,294
                                               ==========         ==========



            The accompanying notes to condensed financial statements
                  are an integral part of these balance sheets



                        ELECTRONIC IMAGING SERVICES, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                 For the Six Months Ended June 30, 1996 and 1997




                                                       1996             1997
                                                       ----             ----
                                                    (Unaudited)      (Unaudited)

REVENUES                                            $3,464,557       $4,400,849
COST OF REVENUES                                     2,891,308        3,364,379
                                                     ---------          --------

         Gross Profit                                  573,249        1,036,470

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES           663,787          749,257
                                                       -------        ---------
         Income from operations                       (90,538)          287,213

OTHER INCOME (EXPENSE):
  Interest expense                                    (26,187)         (107,884)
  Interest and other income (expense)                  14,346           (15,062)
                                                      -------         ----------
         Income before provision for income taxes    (102,379)          164,267
                                                   -----------        ----------
PROVISION FOR INCOME TAXES                              --               61,084
                                                   -----------        ----------
         Net income (loss)                        $  (102,379)        $  103,183
                                                  ===========         ==========



                  The accompanying notes to condensed financial
              statements are an integral part of these statements.



                        ELECTRONIC IMAGING SERVICES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                 For the Six Months Ended June 30, 1996 and 1997


                                                   1996               1997
                                                   ----               ----
                                                (Unaudited)        (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                              $(102,379)          $103,183
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities--

    Depreciation and amortization                   77,891            200,389
    Provision for doubtful accounts                 36,267             16,700
    Gain on sale of property                            --             12,650

    Changes in operating assets (increase) decrease in--

         Accounts receivable                      (170,616)          (115,185)
         Other current assets                     (220,631)           (98,467)

    Changes in operating liabilities increase
      (decrease) in--

      Other current liabilities                    117,366             79,640
                                                  --------           --------

         Net cash provided by (used
          in) operating activities               (262,102)           198,910
                                                ----------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment          (102,468)            (8,324)
                                                 ---------            -------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Net proceeds from borrowings                    341,672           (235,675)
                                                  -------          ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS         (22,898)           (45,089)

CASH AND CASH EQUIVALENTS, beginning of period     22,898             45,089
                                                  --------          ---------

CASH AND CASH EQUIVALENTS, end of period        $     --           $    --
                                                ==========         ==========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Capital lease obligation incurred                   --           $ 347,589
                                                ==========         =========
  Purchase of treasury stock through
     issuance of note                             $375,000             --
                                                ==========         =========




                  The accompanying notes to condensed financial
              statements are an integral part of these statements.

                        ELECTRONIC IMAGING SERVICES, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (unaudited)


(1)      Basis of Presentation

         The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1996, included elsewhere in this Registration Statement.

     In February 1997, the Company, and its stockholders entered into a definitive agreement with Vestcom International, Inc. (Vestcom) pursuant to which the Company will merge with Vestcom. All outstanding shares of the Company will be exchanged for cash and shares of Vestcom common stock concurrent with the consummation of the initial public offering of the common stock of Vestcom.

(2)  Subsequent Events

     On July 30, 1997, Vestcom International, Inc. announced the initial public offering of 3,850,000 shares of its Common Stock at a price of $13.00 per share. The Company's underwriters exercised in full an option to purchase an additional 577,500 shares of the Company's Common Stock at $13.00 per share to cover over allotments of the initial public offering. The initial public offering was consummated on August 4, 1997. The capital raised by this offering was approximately $54,000,000, net of underwriting discounts. Concurrently with the offering, Vestcom acquired all of the outstanding shares of Electronic Imaging Services, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
  Image Printing Systems, Inc.:

         We have audited the accompanying balance sheets of Image Printing Systems, Inc. (a Wisconsin corporation) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994, 1995, and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Image Printing Systems, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

                                                 ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 7, 1997



                          IMAGE PRINTING SYSTEMS, INC.

                                 BALANCE SHEETS
                        As of December 31, 1995 and 1996




                                                                                             1995               1996
                                                                                             ----               ----

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                                $   61,835         $   61,137
  Accounts receivable, net of allowance for doubtful
    accounts of $0 and  $63,868 in 1995 and 1996,
    respectively                                                                            1,002,680          1,422,234
  Supplies inventory                                                                          149,072            256,729
  Prepaid postage                                                                             199,205            324,922
  Prepaid expenses and other current assets                                                   163,028             77,738
                                                                                           ----------         ----------
         Total current assets                                                               1,575,820          2,142,760
                                                                                           ----------         ----------
PROPERTY AND EQUIPMENT, net of accumulated depreciation
  and amortization                                                                          2,368,263          2,725,129
                                                                                           ----------         ----------
         Total assets                                                                      $3,944,083         $4,867,889
                                                                                           ==========         ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings                                                                    $  320,494         $  795,494
  Current portion of long-term debt                                                           597,290            311,812
  Current portion of capital lease obligations                                                 29,159            156,282
  Accounts payable                                                                            780,237          1,022,927
  Accrued expenses and other current liabilities                                              730,309            841,956
                                                                                           ----------         ----------
         Total current liabilities                                                          2,457,489          3,128,471
                                                                                           ----------         ----------
LONG-TERM DEBT                                                                                592,702            331,271
CAPITAL LEASE OBLIGATIONS                                                                     686,201          1,102,539
                                                                                           ----------         ----------
         Total liabilities                                                                  3,736,392          4,562,281
                                                                                           ----------         ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $10 par value; 4,400 shares authorized;
    1,559.25 shares issued; 1,386 shares outstanding                                           15,593             15,593
  Subscriptions receivable                                                                    (10,855)                --
  Retained earnings                                                                           204,686            291,748
                                                                                           ----------         ----------
                                                                                              209,424            307,341
  Less-Treasury stock, 173.25 shares, at par                                                   (1,733)            (1,733)
                                                                                           ----------         ----------
         Total stockholders' equity                                                           207,691            305,608
                                                                                           ----------         ----------
         Total liabilities and stockholders' equity                                        $3,944,083         $4,867,889
                                                                                           ==========         ==========


                 The accompanying notes to financial statements
                  are an integral part of these balance sheets.



                          IMAGE PRINTING SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1994, 1995 and 1996




                                                                        1994                1995               1996
                                                                        ----                ----               ----

REVENUES                                                               $8,628,330          $8,061,927         $9,033,680
COST OF REVENUES                                                        6,311,170           5,994,010          6,389,208
                                                                       ----------          ----------         ----------
         Gross profit                                                   2,317,160           2,067,917          2,644,472
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                                               2,130,987           2,119,588          2,305,378
                                                                       ----------          ----------         ----------
         Income (loss) from operations                                    186,173             (51,671)           339,094
                                                                       ----------          ----------         ----------
OTHER INCOME (EXPENSE):
  Interest expense                                                       (311,977)           (306,304)          (259,784)
  Other income, net                                                        37,323               9,816              7,752
                                                                       ----------          ----------         ----------
                                                                         (274,654)           (296,488)          (252,032)
                                                                       ----------          ----------         ----------
         Net income (loss)                                             $  (88,481)         $ (348,159)        $   87,062
                                                                       ==========          ==========         ==========



                       The accompanying notes to financial
              statements are an integral part of these statements.

--------------------------------------------------------------------------------
                          IMAGE PRINTING SYSTEMS, INC.
--------------------------------------------------------------------------------

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1994, 1995 and 1996




                                                                                                                   Total
                                              Common Stock     Subscriptions Retained       Treasury  Stock    Stockholders'
                                             Shares    Amount   Receivable   Earnings        Shares   Amount     Equity

BALANCE AT JANUARY 1, 1994                  1,599.25  $15,593    $(11,155)   $ 990,743       173.25  $(1,733)  $ 993,448
  Net loss                                     --          --          --      (88,481)         --        --     (88,481)
  Distributions to Stockholders                --          --          --     (105,881)         --        --    (105,881)
                                           ---------   ------    --------    ---------       ------   -------   ---------
BALANCE AT DECEMBER 31, 1994                1,599.25   15,593     (11,155)     796,381       173.25   (1,733)    799,086
  Collection of subscriptions receivable       --          --         300           --          --        --         300
  Net loss                                     --          --          --     (348,159)         --        --    (348,159)
  Distributions to stockholders                --          --          --     (243,536)         --        --    (243,536)
                                           ---------  -------    --------    ---------       ------    -------   --------
BALANCE AT DECEMBER 31, 1995                1,559.25   15,593     (10,855)     204,686       173.25   (1,733)    207,691
  Write-off of subscriptions receivable        --          --      10,855           --          --        --      10,855
  Net income                                   --          --          --       87,062          --        --      87,062
                                           ---------  -------    --------    ---------       ------    -------  --------
BALANCE AT DECEMBER 31, 1996                1,559.25  $15,593    $     --    $ 291,748       173.25   $(1,733)  $305,608
                                           =========  =======    ========    =========       ======    =======  =========



                       The accompanying notes to financial
              statements are an integral part of these statements.



                          IMAGE PRINTING SYSTEMS, INC.


                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1994, 1995 and 1996

                                                                        1994                1995               1996
                                                                        ----                ----               ----


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                    $  (88,481)         $ (348,159)         $  87,062
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities--
    Depreciation and amortization                                         796,062             715,497            636,035
    Provision for doubtful accounts                                            --                  --             63,868
    (Gain) loss on sale of assets                                              --              52,365               (762)
    Loss on write-off of subscriptions
      receivable                                                               --                  --             10,855
    Changes in operating assets
      (increase) decrease in--
         Accounts receivable                                              186,772              (2,623)          (483,422)
         Supplies inventory                                               (42,085)             42,776           (107,657)
         Prepaid expenses and other
           current assets                                                  36,264              18,514            (40,427)
    Changes in operating liabilities
      increase (decrease) in--
         Accounts payable                                                 (20,338)            226,918            242,690
         Accrued expenses and other
           current liabilities                                            174,529               2,933            111,647
                                                                       ----------         -----------          ---------
           Net cash provided by operating
             activities                                                 1,042,723             708,221            519,889
                                                                       ----------         -----------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment                                  (830,522)           (397,256)          (374,027)
  Proceeds from sale of assets                                                 --             470,000              8,500
                                                                       ----------         -----------          ---------
         Net cash provided by (used in)
           investing activities                                          (830,522)             72,744           (365,527)
                                                                       ----------         -----------          ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net short-term borrowings                                                10,000             (29,506)           475,000
  Proceeds from long-term borrowings                                      611,684             638,741                 --
  Principal payments on long-term debt
    and capital lease obligations                                        (741,184)         (1,119,674)          (630,060)
  Collection of subscriptions receivable                                       --                 300                 --
  Distributions to stockholders                                          (105,881)           (243,536)                --
                                                                       ----------         -----------          ---------
         Net cash used in financing activities                           (225,381)           (753,675)          (155,060)
                                                                       ----------         -----------          ---------
         Net increase (decrease) in cash
           and cash equivalents                                           (13,180)             27,290               (698)
CASH AND CASH EQUIVALENTS, beginning
  of year                                                                                      47,725             34,545      61,835
                                                                                           ----------        -----------   ---------
CASH AND CASH EQUIVALENTS, end of year                                 $   34,545         $    61,835          $  61,137
                                                                       ==========         ===========          =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for--
    Interest                                                           $  307,745         $   306,304          $ 261,812
                                                                       ==========         ===========          =========
SUPPLEMENTAL DISCLOSURE OF NONCASH
  FINANCING ACTIVITY:
  Capital lease obligations incurred                                           --                  --          $ 626,612
                                                                       ==========         ===========          =========

                       The accompanying notes to financial
              statements are an integral part of these statements.

--------------------------------------------------------------------------------
                          IMAGE PRINTING SYSTEMS, INC.
--------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS


(1)      Nature of Business

         Image Printing Systems, Inc. (the "Company") is a Wisconsin corporation. The Company's primary businesses are (i) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (ii) marketing materials fulfillment, (iii) demand publishing, (iv) mailing services and (v) forms management.

         The Company and its shareholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2)      Summary of Significant Accounting Policies

  Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Revenue Recognition

         Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

  Cash and Cash Equivalents

         Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

         Inventories consist of paper and other supplies and work in process and are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed utilizing the straight-line method. The assets are depreciated over their estimated useful lives.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal or state corporation income taxes on its income. Instead, the stockholders are liable for individual Federal and state income taxes on their respective shares of the Company's taxable income. Accordingly, no provision for Federal or state corporate income taxes has been made in the accompanying financial statements.

  New Accounting Pronouncement

         Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Concentration of Credit Risk

         Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the Midwestern United States and its primary customers are financial institutions and local governments and agencies. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

(3)      Property and Equipment

         Property and equipment consist of the following at December 31:

                                                                       Estimated
                                                                        Useful
                                                                         Lives
                                       1995                  1996       (Years)
                                       ----                  ----       -------

Land and building                   $ 756,749             $ 756,749      19
Machinery and equipment             6,001,691             6,968,637       7
Office equipment, furniture
  and fixtures                        597,761               604,465       7
Leasehold improvements                339,213               353,702      7-19
                                    ---------           -----------
                                    7,695,414             8,683,553
Less--Accumulated depreciation
  and amortization                 (5,327,151)           (5,958,424)
                                  -----------           -----------
     Property and equipment, net  $ 2,368,263           $ 2,725,129
                                  ===========           ===========

         The Company leases its principal location under a capitalized lease expiring July 31, 2008. The property is leased from stockholders of the Company ("related party lease") (see Note 7). The annual rent is $120,000, and the lessor has the option to increase the rent by the lesser of 4% per year or the percentage increase in the Consumer Price Index. The lease also requires contingent rental payments based on the current year real estate taxes levied on the property. The real estate tax expense totaled $24,918, $22,290 and $22,633 for the years ended December 31, 1994, 1995 and 1996, respectively. The Company is also obligated to pay all repairs, maintenance and utilities on the property. In addition, the Company leases certain equipment under capitalized leases. Capital leases (included above) consist of the following at December 31:

                                                       1995               1996
                                                       ----               ----
Land and building                                  $ 756,749         $  756,749
Machinery and equipment                               90,000            626,612
                                                   ---------         ----------
                                                     846,749          1,383,361
Less--Accumulated depreciation and amortization     (309,062)          (372,202)
                                                   ---------         ----------
                                                   $ 537,687         $1,011,159
                                                   =========         ==========

         Depreciation and amortization expense charged to operations totaled $796,062, $715,497 and $636,035 for the years ended December 31, 1994, 1995 and
1996, respectively.

         At December 31, 1996 minimum annual payments under capital leases including interest are as follows:

         1997                                                 $  306,238
         1998                                                    306,238
         1999                                                    248,672
         2000                                                    236,964
         2001                                                    207,723
         After 2001                                              790,000
                                                              ----------
            Total minimum payments                             2,095,835
         Less--Amounts representing interest                     837,014
                                                              ----------
            Net minimum payments                               1,258,821
         Less--Current portion of capital lease obligations      156,282
                                                              ----------
         Long-term portion of capital leases obligations      $1,102,539
                                                              ==========

         The interest rates on capitalized leases vary from 7.9% to 17.6% and are imputed based on the fair market value of the equipment at the inception of the lease.

(4)      Accrued Expenses and Other Current Liabilities

         Accrued expenses and other current liabilities consist of the following at December 31:

                                                      1995               1996
                                                      ----               ----

Accrued salary and bonus                            $158,277           $180,861
Postage deposit                                      531,979            599,929
Other current liabilities                             40,053             61,166
                                                    --------           --------
                                                    $730,309           $841,956
                                                    ========           ========

(5)      Short-Term Borrowings

         The Company has an $850,000 secured line of credit with a bank which expires September 30, 1997. The line is secured by a general security agreement and personal guarantees of the stockholders of the Company totaling $700,000. The line bears interest at a rate of prime (8 1/4% at December 31, 1996) plus 3/4%.

(6)      Long-Term Debt

         Long-term debt consists of the following at December 31:

                                                       1995               1996
                                                       ----               ----

Various equipment loans payable to a financial
  institution,  bearing interest at
  1% above the prime rate (8 1/4% at
  December 31, 1996).  Principal amounts are
  payable in aggregate  monthly  installments
  of $33,076 maturing  February 1997
  through  August  1999;  collateralized  by
  specific  equipment  and secured by
  personal guarantees of stockholders              $  725,024         $ 391,043
Various equipment loans payable to vendors bearing
  interest at rates between 9.5% and 14%.  Principal
  amounts are payable in aggregate monthly
  installments of $18,802 maturing January 1997
  through October 1998; collateralized by specific
  equipment                                           395,028           198,360
Equipment loan payable to a financial institution
  bearing interest at 6%. Principal is payable in
  monthly installments of $1,939 beginning November
  1993 through October 1996 and $2,403 thereafter;
  collateralized by specific equipment.
  Final payment is due on December 31, 1998            69,940            53,680
                                                      --------          -------
                                                    1,189,922           643,083
Less--Current maturities                             (597,290)         (311,812)
                                                    ----------         ---------
                                                   $  592,702         $ 331,271
                                                   ==========         ==========

         At December 31, 1996, the aggregate amounts of annual principal maturities of long-term obligations (excluding capital leases) are as follows:

         1997                                             $311,812
         1998                                              279,055
         1999                                               52,216
                                                          --------
                                                          $643,083
                                                          ========

(7)      Commitments and Contingencies

  Operating Leases

         The Company leases warehouse and operating facilities under a month to month lease, which currently requires monthly payments of $9,545. The Company is also committed under various operating leases for equipment and automobiles. These leases run for periods of one to five years and have monthly payments ranging from $90 to $871.

         At December 31 the minimum annual rental commitment of the Company under existing agreements are as follows:

         1997                                            $34,980
         1998                                             31,408
         1999                                             18,899
         2000                                              6,751
                                                         -------
            Total minimum payments                       $92,038
                                                         =======

         The above building leases also require the lessee to pay for taxes and/or maintenance, insurance and utilities on the properties.

         Rent expense for the years ended December 31, 1994, 1995 and 1996 was $302,903, $302,999 and $267,509, respectively.

  Buy Sell Agreements

         The Company has the option to purchase all of the shares owned by certain stockholder employees should the individuals leave the employ of the Company or cease to be actively involved in the business.

  Litigation

         The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

(8)      Related Party Transactions

         The Company has a capitalized real estate lease with the stockholders of the Company for its principal location. The annual rental is $120,000 and the expiration date is July 31, 2008 (Note 3). The lessor has the option to increase the rent by the lesser of 4% per year or the percentage increase in the Consumer Price Index.

         The stockholders were indebted to Image Printing Systems, Inc. on unsecured, noninterest bearing demand notes originally dated September 10, 1984 in the amount of $10,855, which were included in subscriptions receivable as of December 31, 1995 and written off in 1996.

(9)      Employee Benefit Plan

         The Company has a profit sharing plan (401(k)) covering all employees who are at least 19 years of age and have completed at least one year of service. Contributions are accrued and paid at the discretion of management. Currently, the Company has elected to match employee contributions at the rate of 50% for the first 4% of compensation deferred. The Company contributed $12,059, $44,006 and $36,613 to the plan for the years ended December 31, 1994, 1995 and 1996, respectively.

(10) Events Subsequent to Date of Report of Independent Public Accountants (Unaudited)

         In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

         Prior to the closing of the Acquisition, the Company will make distributions in respect of the Company's estimated S Corporation accumulated adjustment account at the time of closing.

                          IMAGE PRINTING SYSTEMS, INC.

                            CONDENSED BALANCE SHEETS
                    As of December 31, 1996 and June 30, 1997


                                                   December 31,         June 30,
                                                      1996               1997
                                                      ----               ----
                                                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                      $   61,137         $  202,402
  Accounts receivable, net                        1,422,234          1,346,911
  Other current assets                              659,389            381,574
                                                 ----------         ----------

         Total current assets                     2,142,760          1,930,887

PROPERTY AND EQUIPMENT, net                       2,725,129          3,503,244
OTHER ASSETS                                          --                 23,741
                                                  ----------         ----------
         Total assets                            $4,867,889         $5,457,872
                                                  ==========         ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings                          $  795,494         $  645,494
  Current portion of long-term debt and capital
    lease obligations                               468,094            772,454
  Other current liabilities                       1,864,883          1,478,039
                                                 ----------         ----------
         Total current liabilities                3,128,471          2,895,987
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS      1,433,810          2,022,663
                                                 ----------         ----------
         Total liabilities                        4,562,281          4,918,650
                                                 ----------         ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS EQUITY:
  Common stock                                       15,593             15,593
  Retained earnings                                 291,748            525,362
                                                 ----------         ----------
                                                    307,341            540,955
  Less--Treasury stock                               (1,733)            (1,733)
                                                 ----------         ----------
         Total stockholders' equity                 305,608            539,222
                                                 ----------         ----------
         Total liabilities and
           stockholders' equity                  $4,867,889         $5,457,872
                                                 ==========         ==========



                  The accompanying notes to condensed financial
            statements are an integral part of these balance sheets.

                          IMAGE PRINTING SYSTEMS, INC.

                         CONDENSED STATEMENTS OF INCOME
                 For the Six Months Ended June 30, 1996 and 1997


                                                                                              1996               1997
                                                                                              ----               ----
                                                                                           (Unaudited)        (Unaudited)

REVENUES                                                                                   $4,506,252         $5,119,013
COST OF REVENUES                                                                            3,198,140          3,564,114
                                                                                           ----------         ----------
         Gross Profit                                                                       1,308,112          1,554,899

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                                1,140,056         11,111,869
                                                                                            ---------         ----------
         Income from operations                                                               168,056            443,030

OTHER INCOME (EXPENSE):
  Interest expense                                                                           (176,230)          (215,319)
  Interest and other income                                                                        --              5,903
                                                                                       --------------        -----------
     Loss before provision for income taxes                                                    (8,174)          233,614
                                                                                           -----------        ----------

PROVISION FOR INCOME TAXES                                                                         --                 --
                                                                                        -------------    ---------------
         Net income (loss)                                                                   $ (8,174)         $233,614
                                                                                              ========         =========



                  The accompanying notes to condensed financial
              statements are an integral part of these statements.



                          IMAGE PRINTING SYSTEMS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                 For the Six Months Ended June 30, 1996 and 1997


                                                                                            1996               1997
                                                                                            ----               ----
                                                                                         (Unaudited)        (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                               (8,174)           233,614
  Adjustments to reconcile net income to net cash
    provided by operating activities--
    Depreciation and amortization                                                         322,601            358,997
    Loss on write-off of subscriptions receivable                                           5,427                 --
    Changes in operating assets (increase) decrease in--
         Accounts receivable                                                             (202,729)            75,323
         Other current assets                                                             145,998            265,721
    Changes in operating liabilities increase
      (decrease) in--
         Other current liabilities                                                        217,822           (386,842)
                                                                                         --------           --------
           Net cash provided by operating activities                                      480,945            546,813
                                                                                         --------           --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment                                                 (275,957)          (375,210)
                                                                                        ---------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from borrowings                                                           (92,433)           (18,691)
  Distributions to stockholders                                                              --             (11,647)
                                                                                         --------           --------
  Net cash used in financing activities                                                  (92,433)           (30,338)
                                                                                         --------           --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                112,555            141,265

CASH AND CASH EQUIVALENTS, beginning of period                                            61,835             61,137
                                                                                        --------           --------

CASH AND CASH EQUIVALENTS, end of period                                                $174,390           $202,402
                                                                                         =======            =======

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:

Capital lease obligation incurred                                                       $151,702           $761,904
                                                                                        ========           ========


                  The accompanying notes to condensed financial
              statements are an integral part of these statements.

                          IMAGE PRINTING SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (unaudited)


(1)      Basis of Presentation

         The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1996, included elsewhere in this Registration Statement.

         In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom International, Inc. (Vestcom) pursuant to which the Company will merge with Vestcom. All outstanding shares of the Company will be exchanged for cash and shares of Vestcom's common stock concurrent with the consummation of the initial public offering of the common stock of Vestcom.

(2)  Subsequent Events

         On July 30, 1997, Vestcom International, Inc, announced the initial public offering of 3,850,000 shares of its Common Stock at a price of $13.00 per share. The Company's underwriters exercised in full an option to purchase an additional 577,500 shares of the Company's Common Stock at $13.00 per share to cover over allotments of the initial public offering. The initial public offering was consummated on August 4, 1997. The capital raised by this offering was approximately $54,000,000, net of underwriting discounts. Concurrently with the offering, Vestcom acquired all of the outstanding shares of Image Printing Systems, Inc.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers

         Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

         Subsection (3) of the Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including fees attorneys') incurred by him in connection therewith; subsection
(8) of Section 3-5 provides that indemnification provided for by Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and subsection (9) of Section 3-5 empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

     The Registrant's Certificate of Incorporation contains the following provision regarding indemnification:

          "Every person who is or was a director or officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5, against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation, shall, to fullest extent permitted by law, promptly advance expenses that are incurred from time to time, by a director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law."

     The Registrant's Certificate of Incorporation contains the following provision regarding certain limitations on the liability of directors and officers:

          "A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act."

     The Registrant's has obtained directors' and officers' liability insurance providing coverage of up to $10.0 million.

Item 21.  Exhibits and Financial Statement Schedules
          (a)  Exhibits

Exhibit
Number   Description

2.1      --       Agreement and Plan of Reorganization, dated as of February 28,
                  1997, by  and  among  Vestcom  International,  Inc., Computer
                  Output Acquisition Corp., Computer Output Systems, Inc. and the Stockholders named therein, is incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form
                  S-1 (no. 333-23519).

2.2      --       Agreement and Plan of  Reorganization,  dated as of  February
                  28, 1997, by and among Vestcom International, Inc., Comvestrix
                  Acquisition Corp., Comvestrix Corp. and the Stockholders named therein, is incorporated by reference to Exhibit 2.2 to the Company's Registration Statement on Form S-1 (no. 333-23519).

2.3      --       Agreement  and Plan of  Reorganization,  dated as of  February
                  28, 1997, by and among Vestcom International, Inc., Electronic
                  Imaging Acquisition Corp.,  Electronic Imaging Services,  Inc.
                  and   the   Stockholders   named  therein, is incorporated by
                  reference   to   Exhibit   2.3  to the Company's Registration
                  Statement on Form S-1 (no. 333-23519).

2.4      --       Agreement and Plan of Reorganization, dated as of February 28,
                  1997,  by  and  among  Vestcom  International,  Inc., Imaging
                  Printing  Acquisition  Corp.,  Image  Printing  Systems,  Inc.
                  and  the  Stockholders  named  therein,  is  incorporated  by
                  reference   to   Exhibit  2.4  to  the Company's Registration
                  Statement on Form S-1 (no. 333-23519).

2.5      --       Agreement  and Plan of  Reorganization,  dated as of February
                  28, 1997,  by and among  Vestcom  International,  Inc., Direct
                  Mail  Services Acquisition Corp.,  Quality  Control   Printing
                  Acquisition  Corp.,  First  Class  Presort  Acquisition Corp.,
                  Morris  County  Direct  Mail  Services, Inc., Quality Control
                  Printing, Inc., First Class Presort, Inc. and the Stockholders
                  named therein, is incorporated by reference to Exhibit  2.5 to
                  the    Company's    Registration    Statement   on   Form S-1
                  (no. 333-23519).

2.6      --       Agreement and Plan of Reorganization, dated as of February 28,
                  1997, by and among Vestcom International, Inc., Mystic Graphic
                  Acquisition  Corp.,  Mystic  Graphic  Systems,  Inc.  and the
                  Stockholders named therein, is incorporated by reference to Exhibit 2.6 to the Company's Registration Statement on Form
                  S-1 (no. 333-23519).

2.7      --       Share  Purchase  Agreement  dated March 10, 1997 by and among
                  Vestcom  International,  Inc.,   LIRPACO  Acquisition  Corp.,
                  LIRPACO  Inc.  and  the  Stockholders    named    therein, is
                  incorporated  by  reference  to  Exhibit 2.7 to the Company's
                  Registration Statement on Form S-1 (no. 333-23519).

3.1      --      Restated Certificate of Incorporation of Vestcom International,
                 Inc., as amended,  is  incorporated   by  reference to Exhibit
                 3.1  to  the  Company's  Quarterly Report on Form 10-Q for the
                 Period Ending June 30, 1997.

3.2      --       By-laws of Vestcom  International,  Inc. are  incorporated  by
                  reference  to  Exhibit 3.2  to  the  Company's   Registration
                  Statement on Form S-1 (no. 333-23519).

4.1      --       Form  of  certificate evidencing ownership of Common Stock of
                  Vestcom  International,  Inc., is incorporated by reference to
                  Exhibit 4.1 to the Company's Registration Statement on Form
                  S-1 (no. 333-23519).

5.1      --       Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.

10.1     --       Vestcom  International, Inc. 1997 Equity Compensation Program,
                  is incorporated by reference to Exhibit 10.1 to the Company's
                  Registration Statement on Form S-1 (no. 333-23519).

10.2     --       Employment Agreement, dated  as  of  March  10, 1997, by  and between Vestcom International, Inc. and Joel Cartun, is incorporated by reference to Exhibit 10.2 to the Company's
                  Registration Statement on Form S-1 (no. 333-23519).

10.3     --       Employment Agreement,  dated March 1, 1997,  by  and  between
                  Vestcom  International,  Inc. and   Peter  J.  McLaughlin, is
                  incorporated  by  reference  to Exhibit 10.3 to the Company's
                  Registration Statement on Form S-1 (no. 333-23519).

10.4     --       Employment  Agreement.  dated as of March 10, 1997,  between
                  DMS  and  Gary J. Marcello, is incorporated  by  reference  to
                  Exhibit 10.4 to the Company's Registration  Statement  on Form
                  S-1 (no. 333-23519).

10.5     --       Employment  Agreement,  dated as of  March 10, 1997,  between
                  COS Information and Howard April, is incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on
                  Form S-1 (no. 333-23519).

10.6     --       Employment  Agreement,  dated as of March 10, 1997,  between
                  Comvestrix and Leslie M. Abcug, is incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on
                  Form S-1 (no. 333-23519).

10.7     --       Note and Stock Purchase Agreement,  dated  December 31, 1996, between Vestcom International, Inc. and certain investors, is incorporated by reference to Exhibit 10.7 to the Company's
                  Registration Statement on Form S-1 (no. 333-23519).

10.8     --       Letter Agreement, between Oppenheimer & Co., Inc. and Vestcom
                  International,  Inc., is incorporated  by reference to Exhibit
                  10.8  to  the Company's  Registration  Statement  on Form S-1
                  (no. 333-23519).

10.9     --       Employment  Letter  Agreement,  dated  May 21, 1997,  between
                  Vestcom    International,   Inc.   and   Harvey   Goldman, is
                  incorporated by reference to Exhibit 10.9  to  the  Company's
                  Registration Statement on Form S-1 (no. 333-23519).

10.10    --       Employment Letter Agreement, dated September 23, 1997, between
                  Vestcom International. Inc. and Brendan Keating.

21.1     --       List of subsidiaries of Vestcom International, Inc.

23.1     --       Consent of Arthur Andersen LLP.

23.2     --       Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
                  (contained in Exhibit 5.1).

24.1     --       Power of Attorney.

  (b)  Financial Statement Schedules

         All schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.


Item 22.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (7) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lyndhurst, State of New Jersey, on October 29, 1997.

                                            VESTCOM INTERNATIONAL, INC.

                                             By:  /s/Harvey Goldman
                                                  _____________________________
                                                  Harvey Goldman
                                                  Chief Financial Officer
                                                  Executive Vice President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.


Signatures                       Title                             Date

*/s/ Joel Cartun                 President, Chief Executive   October 29, 1997
________________                 Officer and Director
      Joel Cartun

*/s/ Howard April                Director                     October 29, 1997
 ----------------
  Howard April

*/s/ Gary J. Marcello            Director                     October 29, 1997
-----------------
Gary J. Marcello

*/s/ Stephen R. Bova             Director                     October 29, 1997
------------------
Stephen R. Bova

*/s/ Leonard J. Fassler          Director                     October 29, 1997
-------------------
Leonard J. Fassler

*/s/ Fred S. Lafter              Director                     October 29, 1997
 ------------------
Fred S. Lafer

*/s/ Richard D, White            Director                     October 29, 1997
-------------------
Richard D. White

                                 Executive Vice President,    October 29, 1997
/s/Harvey Goldman                Chief Financial Officer and
------------------               Treasurer (Principal Financial
Harvey Goldman                   and Accounting Officer)

                           *By:/s/Harvey Goldman
                               ________________________________
                               Harvey Goldman, Attorney-in-Fact